Rule 424(b)(3) Prospectus
                                    relating to Registrant's Registration
                                    Statement on Form S-4
                                    (No. 333-13237) dated October 1, 1996


                            [ NORTH SIDE LETTERHEAD ]

          To North Side Stockholders:

               You are cordially invited to attend the Special Meeting of Stockholders of North Side Savings Bank ("North Side") to be held at The New York Helmsley Hotel, 212 East 42nd Street, New York, New York on November 18, 1996 at 3:00 p.m. local time.

               At the Special Meeting, you will be asked to consider and vote on the Agreement and Plan of Merger, dated as of July 15, 1996, as amended (the "Merger Agreement"), by and among North Side, North Fork Bancorporation, Inc. and North Fork Bank, pursuant to which North Side will merge with and into North Fork Bank, and stockholders of North Side will receive 1.556 shares (the "Exchange Ratio") of the common stock of North Fork Bancorporation, Inc. for each share of North Side common stock, plus cash in lieu of fractional shares, all as more fully described in the enclosed Joint Proxy Statement/Prospectus.

               Your Board of Directors has retained the investment banking firm of Sandler O'Neill & Partners, L.P. to act as
          its financial advisor in connection with the Merger.   As
          discussed in the accompanying Joint Proxy
          Statement/Prospectus, Sandler O'Neill & Partners, L.P. has delivered to the Board of Directors its written opinion that, as of this date, the financial terms of the proposed Merger are fair, from a financial point of view, to our stockholders. The written opinion of Sandler O'Neill & Partners, L.P. is included as Annex C to the accompanying Joint Proxy Statement/Prospectus. You are urged to read these materials carefully.

               The exchange of common stock of North Fork
          Bancorporation, Inc. for common stock of North Side will be a tax-free transaction for federal income tax purposes; however, any exchange of cash in lieu of fractional shares will be taxable. Approval of the transaction requires, among other things, the affirmative vote of at least two-thirds of the outstanding shares of the common stock of North Side.

               Your Board of Directors unanimously approved the Merger and believes that it is in the best interests of North Side and our stockholders. Accordingly, the Board of Directors unanimously recommends that you vote TO APPROVE the Merger Agreement and the Merger provided for therein.

               Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your vote is important regardless of the number of shares you own.

                                         Sincerely,

                                         Thomas M. O'Brien
                                         Chairman, President and Chief
                                         Executive Officer


                             NORTH SIDE SAVINGS BANK

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 18, 1996

          NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of North Side Savings Bank, Floral Park, New York ("North Side") will be held at The New York Helmsley Hotel,
     212 East 42nd Street, New York, New York on Monday November 18, 1996 at 3:00 p.m., Eastern Time, for the following purposes, all of which are more completely set forth in the accompanying Joint Proxy Statement/Prospectus:

          1. To consider and vote upon an Agreement and Plan of Merger, dated as of July 15, 1996, as amended, by and among North Side, North Fork Bancorporation, Inc. ("North Fork") and North
               Fork Bank pursuant to which, among other things, North Side will be merged with and into North Fork's wholly owned bank subsidiary, North Fork Bank (the "Merger"), and each share of North
               Side common stock outstanding immediately prior to the Merger (other than any dissenting shares under New York law and certain shares held by North Fork) will be converted into the right to receive 1.556 shares of North Fork Common Stock, subject to possible adjustment under certain cir-cumstances, plus cash in lieu of any fractional share interest.

          2.   To transact such other business as may
               properly come before the meeting or any
               adjournment thereof.

          Stockholders of the Bank of record at the close of business on October 3, 1996 are entitled to notice of and to vote at the Special Meeting and at any adjournment thereof.

          It is important that your shares be represented and voted at the Special Meeting regardless of whether you plan to attend. Accordingly, please sign, date and return the enclosed proxy at your earliest convenience.

          Under New York law, holders of common stock of North Side are eligible to exercise dissenters' rights in connection with the proposed merger, as described more fully in the accompanying Joint Proxy Statement/Prospectus.

                                        BY ORDER OF THE BOARD OF
                                         DIRECTORS

                                        Judith A. MacGregor
                                        Corporate Secretary

     Floral Park, New York
     October 4, 1996


                          [NORTH FORK LETTERHEAD]

     Dear North Fork Stockholder:

          You are cordially invited to attend a Special Meeting of Stockholders of North Fork Bancorporation, Inc. ("North Fork") which will be held on Monday, November 18, 1996 at 10:00 a.m., local time, at the Marriott Windwatch Hotel, 717 Vanderbilt Motor Parkway, Hauppauge, New York (the "Special Meeting"). At this meeting, you will be asked to consider and vote upon a proposal to approve the issuance of shares (the "Merger Shares") of North Fork common stock to stockholders of North Side Savings Bank ("North Side") pursuant to an Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to the Merger Agreement, North Side will be merged (the "Merger") with and into North Fork Bank and the stockholders of North Side will receive 1.556 shares (the "Exchange Ratio") of North Fork common stock for each share of North Side common stock. Approval of the issuance of the Merger Shares by the stockholders of North Fork is required by the rules of the New York Stock Exchange because the Merger Shares will exceed 20% of the issued and outstanding shares of North Fork.

          The proposed merger has been unanimously approved by the Board of Directors of each company. Your Board believes that the Merger will provide significant value to North Fork's stockholders by increasing the efficiency of the combined operations of North Fork and North Side and by allowing North Fork to provide a broader array of services to North Side's customers. Your Board has determined that the Merger is in the best interests of North Fork and its stockholders and unanimously recommends that you vote FOR approval of the issuance of the Merger Shares pursuant to the Merger Agreement. The investment banking firm of Keefe, Bruyette & Woods, Inc. ("KBW") has issued a written opinion to your Board of Directors that, as of the date of such opinion, the Exchange Ratio was fair to North Fork's stockholders from a financial point of view. The written opinion of KBW is reproduced in full as Annex D to the accompanying Joint Proxy Statement/Prospectus, and North Fork's stockholders are urged to read carefully such opinion in its entirety.

          Consummation of the Merger is subject to certain conditions, including the approval of the Merger Agreement by the holders of the North Side common stock, the approval of the issuance of the Merger Shares by the holders of the North Fork common stock and the approval of the merger by various regulatory agencies.

          Specific information regarding the Special Meeting is contained in the enclosed Notice of Special Meeting and Joint Proxy Statement/Prospectus. Please read these materials carefully.

          It is very important that your shares are represented at the Special Meeting, whether or not you plan to attend in person. I urge you to execute, date and return the enclosed proxy in the enclosed postage-paid envelope as soon as possible to assure that your shares will be voted at the Special Meeting.

          On behalf of the Board of Directors, I thank you for your support and urge you to vote FOR approval of the issuance of the Merger Shares pursuant to the Merger Agreement.

                                        Sincerely,

                                        John Adam Kanas
                                        Chairman, President and Chief
                                        Executive Officer

                   THE BOARD OF DIRECTORS RECOMMENDS THAT
                         YOU VOTE FOR THE PROPOSAL
                TO APPROVE THE ISSUANCE OF THE MERGER SHARES
                      PURSUANT TO THE MERGER AGREEMENT

             PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY
                    AND MAIL IT PROMPTLY IN THE ENCLOSED
                        POSTAGE-PAID RETURN ENVELOPE


                      NORTH FORK BANCORPORATION, INC.

                 NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                      TO BE HELD ON NOVEMBER 18, 1996

     To the Stockholders of
     North Fork Bancorporation, Inc.:

               NOTICE IS HEREBY GIVEN that a Special Meeting of
     Stockholders of North Fork Bancorporation, Inc. ("North Fork") will be held at the Marriott Windwatch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York on November 18, 1996, at 10:00 a.m. local time (the "Special Meeting"), for the following purposes, all of which are more fully described in the accompanying Joint Proxy Statement/Prospectus:

          1. To consider and vote upon a proposal to approve the issuance of shares of North Fork common stock (the "Merger Shares") pursuant to the Agreement and Plan of Merger, dated as of July 15, 1996, as amended (the "Merger Agreement"), among North Fork, North Fork Bank and North Side Savings Bank ("North Side"). A copy of the Merger Agreement is attached as Annex A to this Joint Proxy Statement/Prospectus.

          2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

               The North Fork Board of Directors has fixed the close of business on October 3, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only stockholders of record at the close of business on such date are entitled to notice of and to vote at the Special Meeting. A list of North Fork stockholders entitled to vote at the Special Meeting will be available for examination for any purpose germane to the Special Meeting, during ordinary business hours, at the principal executive offices of North Fork, located at 275 Broad Hollow Road, Melville, New York, for 10 days prior to the Special Meeting.

               The common stock of North Fork is the only security of North Fork whose holders are entitled to vote upon the proposal to be presented at the Special Meeting.


               YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. EACH STOCKHOLDER, EVEN THOUGH HE OR SHE NOW PLANS TO ATTEND THE SPECIAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE. ANY STOCKHOLDER PRESENT AT THE SPECIAL MEETING OR AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING.

                                   By Order of the Board of Directors,

                                   Anthony J. Abate
                                   Secretary

     October 4, 1996

                     THE BOARD OF DIRECTORS RECOMMENDS THAT
                            YOU VOTE FOR THE PROPOSAL
                  TO APPROVE THE ISSUANCE OF THE MERGER SHARES
                        PURSUANT TO THE MERGER AGREEMENT

                PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY
                      AND MAIL IT PROMPTLY IN THE ENCLOSED
                           POSTAGE-PAID RETURN ENVELOPE



                        NORTH FORK BANCORPORATION, INC.
                             NORTH SIDE SAVINGS BANK
                              JOINT PROXY STATEMENT
                              ____________________

                         NORTH FORK BANCORPORATION, INC.
                                   PROSPECTUS
                              ____________________

                        8,135,293 SHARES OF COMMON STOCK

                    This Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") is being furnished to stockholders of North Side Savings Bank ("North Side") in connection with the solicitation of proxies by the Board of Directors of North Side for use at a special meeting of stockholders of North Side (including any adjournments or postponements thereof) to be held on November 18, 1996 (the "North Side Meeting"). At the North Side Meeting, North Side's stockholders will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 15, 1996, as amended (the "Merger Agreement"), among North Fork Bancorporation, Inc. ("North Fork"), North Fork Bank, a wholly owned subsidiary of North Fork ("North Fork Bank"), and North Side, and the consummation of the transactions contemplated thereby. Pursuant to the Merger Agreement, North Side will be merged with and into North Fork Bank (the "Merger") with North Fork Bank continuing to exist as a wholly owned subsidiary of North Fork.

                    This Joint Proxy Statement/Prospectus is also being furnished to stockholders of North Fork in connection with the solicitation of proxies by North Fork's Board of Directors for use at a special meeting of stockholders of North Fork (including any adjournments or postponements thereof) to be held on November 18, 1996 (the "North Fork Meeting," and together with the North Side Meeting, the "Special Meetings"). At the North Fork Meeting, North Fork's stockholders will consider and vote upon a proposal to approve the issuance of shares (the "Merger Shares") of common stock, par value $2.50 per share, of North Fork (the "North Fork Common Stock") to the stockholders of North Side pursuant to the Merger Agreement.

                    The Merger Agreement is attached as Annex A hereto and is incorporated herein by reference.

                    This Joint Proxy Statement/Prospectus also constitutes a prospectus of North Fork with respect to up to 8,135,293 shares of North Fork Common Stock issuable to holders of common stock, par value $1.00 per share, of North Side ("North Side Common Stock") in the Merger. Upon consummation of the Merger, each outstanding share of North Side Common Stock will, with certain exceptions, be converted into and exchangeable for 1.556 shares (the "Exchange Ratio") of North Fork Common Stock. If the Average Closing Price (as defined below) is less than $24.00, North Side may terminate the Merger Agreement unless North Fork increases the Exchange Ratio so that the shares of North Fork Common Stock issued in exchange for each share of North Side Common Stock have a value (valued at the Average Closing Price) of $37.34. The Average Closing Price is the average closing sales price of the North Fork Common Stock on the New York Stock Exchange (the "NYSE") for the 10 consecutive trading days ending on the fifth business day prior to the date on which the approval by the Federal Deposit Insurance Corporation (the "FDIC") of the Merger and the other transactions contemplated by the Merger Agreement is obtained, without regard to any requisite waiting period in respect thereof. Under the terms of the Merger Agreement, cash will be paid in lieu of the issuance of fractional shares of North Fork Common Stock. In addition, each share of North Fork Common Stock issued in the Merger will include the corresponding number of rights attached thereto pursuant to the North Fork Rights Agreement (as defined below).

                    Because the market price of North Fork Common Stock is subject to fluctuation, the value of the shares of North Fork Common Stock that holders of North Side Common Stock would receive in the Merger may increase or decrease prior to and after the Merger. See "SUMMARY -- Market Prices and Dividend Information."

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
         SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES
           COMMISSION OR THE FEDERAL DEPOSIT INSURANCE CORPORA-
             TION NOR HAS THE SECURITIES AND EXCHANGE COMMIS-
               SION, ANY STATE SECURITIES COMMISSION OR THE
                  FEDERAL DEPOSIT INSURANCE CORPORATION
                    PASSED UPON THE ACCURACY OR ADEQUA-
                     CY OF THIS JOINT PROXY STATEMENT/
                      PROSPECTUS.  ANY REPRESENTATION
                           TO THE CONTRARY IS A
                             CRIMINAL OFFENSE.
                           _______________________

          THE SHARES OF NORTH FORK COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY NOR ARE THEY GUARANTEED BY ANY BANK OR BANK HOLDING COMPANY.
                             _______________________

                    This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of North Fork and North Side on or about
          October 7, 1996.

          The date of this Joint Proxy Statement/Prospectus is October 4, 1996


                    No persons have been authorized to give any information or to make any representations other than those contained in this Joint Proxy Statement/Prospectus or incorporated by reference herein in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by North Fork or North Side. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of North Fork or North Side since the date of this Joint Proxy Statement/Prospectus or that the information herein or the documents or reports incorporated by reference herein is correct as of any time subsequent to such date. All information contained in this Joint Proxy Statement/Prospectus relating to North Fork and its subsidiaries has been supplied by North Fork and all information contained in this Joint Proxy Statement/Prospectus relating to North Side and its subsidiaries has been supplied by North Side.


                                 TABLE OF CONTENTS

                                                                   Page #

          AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . .     1

          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . .     2

          SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . .     5

          THE COMPANIES . . . . . . . . . . . . . . . . . . . . . .    27
             North Fork . . . . . . . . . . . . . . . . . . . . . .    27
             North Side . . . . . . . . . . . . . . . . . . . . . .    28

          THE SPECIAL MEETINGS  . . . . . . . . . . . . . . . . . .    29
             North Side Meeting . . . . . . . . . . . . . . . . . .    29
             North Fork Meeting . . . . . . . . . . . . . . . . . .    31

          THE MERGER  . . . . . . . . . . . . . . . . . . . . . . .    35
             Effects of the Merger  . . . . . . . . . . . . . . . .    35
             Exchange Ratio . . . . . . . . . . . . . . . . . . . .    35
             Effective Time . . . . . . . . . . . . . . . . . . . .    38
             Background of the Merger . . . . . . . . . . . . . . .    38
             Recommendation of the Boards of Directors; Reasons for
               the Merger . . . . . . . . . . . . . . . . . . . . .    42
             Opinions of Financial Advisors . . . . . . . . . . . .    44
             Interests of Certain Persons in the Merger . . . . . .    56
             Employee Matters . . . . . . . . . . . . . . . . . . .    59
             Conversion of Shares; Procedures for Exchange of
               Certificates; Fractional Shares  . . . . . . . . . .    59
             Conditions to the Merger . . . . . . . . . . . . . . .    61
             Regulatory Approvals Required for the Merger . . . . .    64
             Conduct of Business Pending the Merger . . . . . . . .    65
             Waiver and Amendment; Termination  . . . . . . . . . .    68
             Resales of North Fork Common Stock Received in the
               Merger . . . . . . . . . . . . . . . . . . . . . . .    69
             Stock Exchange Listing . . . . . . . . . . . . . . . .    70
             Anticipated Accounting Treatment . . . . . . . . . . .    70
             Certain Federal Income Tax Consequences of the Merger     71
             Dissenters' Rights . . . . . . . . . . . . . . . . . .    73
             Stock Option Agreement . . . . . . . . . . . . . . . .    75
             Amendment to Rights Agreement  . . . . . . . . . . . .    81
             Expenses . . . . . . . . . . . . . . . . . . . . . . .    81

          MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER  . . . . .    81
             Board of Directors and Management following the Merger 81 Consolidation of Operations; Projected Cost Savings and
               Revenue Enhancements;    Projected Earnings Per Share   81
             Merger and Restructuring Charges . . . . . . . . . . .    83

          INVOLVEMENT IN LEGAL PROCEEDINGS  . . . . . . . . . . . .    85

          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF NORTH
             FORK AND NORTH SIDE  . . . . . . . . . . . . . . . . .    86

          CERTAIN REGULATORY CONSIDERATIONS . . . . . . . . . . . .    91
             General  . . . . . . . . . . . . . . . . . . . . . . .    91
             Payment of Dividends . . . . . . . . . . . . . . . . .    92
             Transactions with Affiliates . . . . . . . . . . . . .    93
             Holding Company Liability  . . . . . . . . . . . . . .    93
             Prompt Corrective Action . . . . . . . . . . . . . . .    93
             Capital Adequacy . . . . . . . . . . . . . . . . . . .    94
             Enforcement Powers of the Federal Banking Agencies . .    95
             FDIC Insurance Assessments . . . . . . . . . . . . . .    96
             Control Acquisitions . . . . . . . . . . . . . . . . .    96
             Future Legislation . . . . . . . . . . . . . . . . . .    97

          DESCRIPTION OF NORTH FORK CAPITAL STOCK . . . . . . . . .    97
             General  . . . . . . . . . . . . . . . . . . . . . . .    97
             Common Stock . . . . . . . . . . . . . . . . . . . . .    98
             Rights Plan  . . . . . . . . . . . . . . . . . . . . .    98

          COMPARISON OF STOCKHOLDER RIGHTS  . . . . . . . . . . . .   102
             Special Meeting of Stockholders  . . . . . . . . . . .   102
             Stockholder Action by Written Consent  . . . . . . . .   103
             Stockholder Nominations and Proposals for Business . . 103 Certain Business Combinations (Not Involving an
               Interested Stockholder)  . . . . . . . . . . . . . .   104
             Business Combinations Involving Interested
               Stockholders . . . . . . . . . . . . . . . . . . . .   104
             Removal of Directors . . . . . . . . . . . . . . . . .   106
             Consideration of Other Constituencies  . . . . . . . .   106
             Personal Liability of Directors  . . . . . . . . . . .   107
             Indemnification of Officers and Directors  . . . . . .   107
             Rights Plans . . . . . . . . . . . . . . . . . . . . .   107
             Appraisal Rights . . . . . . . . . . . . . . . . . . .   108

          PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
             (Unaudited)  . . . . . . . . . . . . . . . . . . . . .   109

          LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . .   119

          EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . .   119

          STOCKHOLDER PROPOSALS . . . . . . . . . . . . . . . . . .   119

          ANNEX A AGREEMENT AND PLAN OF MERGER  . . . . . . . . . .   A-1

          ANNEX B STOCK OPTION AGREEMENT  . . . . . . . . . . . . .   B-1

          ANNEX C OPINION OF SANDLER O'NEILL & PARTNERS, L.P. . . .   C-1

          ANNEX D OPINION OF KEEFE, BRUYETTE & WOODS, INC.  . . . .   D-1

          ANNEX E SECTION 6022 OF THE NEW YORK BANKING LAW  . . . .   E-1


                              AVAILABLE INFORMATION

               North Fork and North Side are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), in the case of North Fork, and the FDIC, in the case of North Side. The reports, proxy statements and other information filed by North Fork with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or from the Web Site maintained by the Commission at "http://www.sec.gov.". The reports, proxy statements and other information filed by North Side with the FDIC can be inspected and copied at the public reference facilities maintained by the FDIC at the FDIC Registration and Disclosure Section, 550 17th Street, N.W., Room F-643, Washington, D.C. 20429. In addition, material filed by North Fork can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and material filed by North Side can be inspected at the offices of The Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

               North Fork has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereof, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of North Fork Common Stock to be issued pursuant to the Merger Agreement. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be inspected and copied as set forth above. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated by reference in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The following documents filed with the Commission by North Fork (File No. 0-10280) are incorporated by reference in this Joint Proxy Statement/Prospectus:

               1. North Fork's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "1995 North Fork Form 10-K").

               2. North Fork's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996.

               3. North Fork's Current Reports on Form 8-K, dated March 15, 1996 (as amended by a Form 8-K/A), July 15, 1996 and September 12, 1996.

               4. The description of North Fork Common Stock and North Fork Series A Junior Participating Preferred Stock and Preferred Stock Purchase Rights set forth in North Fork's registration statements filed by North Fork pursuant to
          Section 12 of the Exchange Act including any amendment or report filed for purposes of updating any such description.

               5. The portions of North Fork's Proxy Statement for the Annual Meeting of Stockholders held on April 23, 1996 that have been incorporated by reference in the 1995 North Fork Form 10-K.

               The following documents filed with the FDIC by North Side have been filed as exhibits to North Fork's Current Report on Form 8-K, dated September 12, 1996, and are incorporated by reference in this Joint Proxy
          Statement/Prospectus:

               1. North Side's Annual Report on Form F-2 for the fiscal year ended September 30, 1995 (the "1995 North Side Form F-2").

               2. North Side's Quarterly Reports on Form F-4 for the quarters ended December 31, 1995, March 31, 1996 and June 30, 1996.

               3. North Side's Current Reports on Form F-3 for the months of January 1996, March 1996, April 1996 and July
          1996.

               4. The description of North Side Common Stock and North Side Series A Junior Participating Preferred Stock and Preferred Stock Purchase Rights set forth in North Side's Registration Statement filed by North Side pursuant to
          Section 12 of the Exchange Act including any amendment or report filed for purposes of updating any such description.

               5. The portions of North Side's Proxy Statement for the Annual Meeting of Stockholders held on January 22, 1996 that have been incorporated by reference in the 1995 North Side Form F-2.

               All documents and reports filed by North Fork (including any documents or reports of North Side filed as exhibits to any such filing by North Fork) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Special Meetings shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document or report which also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

               Pursuant to the regulations of the FDIC, copies of North Fork's Quarterly Report on Form 10-Q for the quarter ended
          June 30, 1996 and North Side's Quarterly Report on Form F-4 for the quarter ended June 30, 1996 are being delivered herewith to stockholders of North Side.

               THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, IN THE CASE OF DOCUMENTS RELATING TO NORTH FORK, TO NORTH FORK BANCORPORATION, INC., 275 BROAD HOLLOW ROAD, MELVILLE, NEW YORK 11747, ATTENTION: ANTHONY ABATE, SECRETARY, TELEPHONE NUMBER (516) 844-1004, AND IN THE CASE OF DOCUMENTS RELATING TO NORTH SIDE, TO NORTH SIDE SAVINGS BANK, 170 TULIP AVENUE, FLORAL PARK, NEW YORK 11001,
          ATTENTION: JUDITH A. MACGREGOR, CORPORATE SECRETARY, TELEPHONE NUMBER (516) 488-6900. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, REQUESTS SHOULD BE RECEIVED BY NOVEMBER 9, 1996.

               THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS CERTAIN FORWARD LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF NORTH FORK FOLLOWING THE CONSUMMATION OF THE MERGER, INCLUDING STATEMENTS RELATING TO: (A) THE COST SAVINGS AND REVENUE ENHANCEMENTS THAT ARE EXPECTED TO BE REALIZED FROM THE MERGER AND (B) PROJECTED 1997 EARNINGS PER SHARE. SEE "SUMMARY", "MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER -- CONSOLIDATION OF OPERATIONS; PROJECTED COST SAVINGS AND REVENUE ENHANCEMENTS; PROJECTED EARNINGS PER SHARE" AND "PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)." FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (1) EXPECTED COST SAVINGS OR REVENUE ENHANCEMENTS FROM THE MERGER CANNOT BE FULLY REALIZED; (2) DEPOSIT ATTRITION, CUSTOMER LOSS OR REVENUE LOSS FOLLOWING THE MERGER IS GREATER THAN EXPECTED; (3) COMPETITIVE PRESSURE IN THE BANKING AND FINANCIAL SERVICES INDUSTRY INCREASES SIGNIFICANTLY; (4) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE MARGINS; AND (5) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR IN THE STATE OF NEW YORK, ARE LESS FAVORABLE THAN EXPECTED.


                                     SUMMARY

               The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. As this summary is necessarily incomplete, reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Joint Proxy Statement/Prospectus and the Annexes hereto. North Fork and North Side stockholders are urged to read this Joint Proxy Statement/Prospectus and the Annexes hereto in their entirety. Certain capitalized terms which are used but not defined in this summary are defined elsewhere in this Joint Proxy Statement/Prospectus.

          PARTIES TO THE MERGER

               North Fork. North Fork, with its executive headquarters located in Melville, New York, is a bank holding company organized under the laws of the State of Delaware in 1980 and registered under the Bank Holding Company Act of 1956, as amended. North Fork's primary subsidiary, North Fork Bank, operates 65 retail banking facilities throughout Suffolk, Nassau, New York, Queens, Westchester and Rockland Counties, of New York.

               At June 30, 1996, North Fork had assets of $4.1 billion, deposits of $3.3 billion and stockholders' equity of $300 million. The principal executive offices of North Fork are located at 275 Broad Hollow Road, Melville, New York 11747 and its telephone number is (516) 844-1004.

               For more information about North Fork, reference is made to "THE COMPANIES -- North Fork" and to the 1995 North Fork Form 10-K which is incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

               North Side. North Side is a New York-chartered, FDIC-insured, stock-form savings bank which was originally chartered in 1905 as a mutual savings bank and converted to a stock-form savings bank in 1986. North Side conducts business from 17 full-service banking offices and one public accommodation office in the Bronx, Queens, Nassau and Suffolk Counties, New York.

               At June 30, 1996, North Side had total assets of $1.65 billion, deposits of $1.23 billion and stockholders' equity of $123.5 million. The principal executive offices of North Side are located at 170 Tulip Avenue, Floral Park, New York 11001 and its telephone number is (516) 488-6900.

               For more information about North Side, reference is made to "THE COMPANIES -- North Side" and to the 1995 North Side Form F-2 which is incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

          THE SPECIAL MEETINGS

               North Side.  The North Side Meeting will be held at
          3:00 p.m. on November 18, 1996 at The New York Helmsley Hotel. The purpose of the North Side Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement, which is attached as Annex A to this Joint Proxy Statement/Prospectus, and the consummation of the transactions contemplated thereby, and such other matters as may properly be brought before the meeting and any adjournments or postponements thereof.

               Only holders of record of North Side Common Stock at the close of business on October 3, 1996 (the "North Side Record Date") will be entitled to vote at the North Side Meeting. The affirmative vote of two-thirds of the outstanding shares of North Side Common Stock entitled to vote on such date is required to approve and adopt the Merger Agreement. As of the North Side Record Date, there were 4,853,693 shares of North Side Common Stock outstanding and entitled to be voted at the North Side Meeting.

               The directors and executive officers of North Side and their affiliates beneficially owned, as of the North Side Record Date, 261,930 shares, or approximately 5.4% of the outstanding shares, of North Side Common Stock entitled to vote at the North Side Meeting and all such persons have indicated a present intent to vote their shares in favor of the Merger. As of the North Side Record Date, neither North Fork and its subsidiaries, nor the directors and executive officers of North Fork, beneficially owned any outstanding shares of North Side Common Stock, except for 241,000 shares of North Side Common Stock held by North Fork and an aggregate of 846 shares beneficially owned by certain directors of North Fork. North Fork and such directors have indicated a present intent to vote such shares in favor of the Merger. See "THE SPECIAL MEETINGS -- North Side Meeting."

               North Fork. The North Fork Meeting will be held at 10:00 a.m. on November 18, 1996 at the Marriott Windwatch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York. The purpose of the North Fork Meeting is to consider and vote upon a proposal to approve the issuance of shares (the "Merger Shares") of North Fork Common Stock to stockholders of North Side pursuant to the Merger Agreement, and such other matters as may properly be brought before the meeting and any adjournments or postponements thereof.

               Only holders of record of North Fork Common Stock at the close of business on October 3, 1996 (the "North Fork Record Date") will be entitled to vote at the North Fork Meeting. Under the rules of the New York Stock Exchange (the "NYSE"), the issuance of the Merger Shares will require the affirmative vote of the holders of a majority of the shares of North Fork Common Stock voting on the issuance of the Merger Shares where the total number of votes cast represents over 50% of all outstanding shares of North Fork Common Stock on the North Fork Record Date. As of the North Fork Record Date, there were 24,145,252 shares of North Fork Common Stock outstanding and entitled to be voted at the North Fork Meeting.

               The directors and executive officers of North Fork and their affiliates beneficially owned, as of the North Fork Record Date, 1,133,354 shares, or approximately 4.7% of the outstanding shares, of North Fork Common Stock entitled to vote at the North Fork Meeting and all such persons have indicated a present intent to vote their shares in favor of the issuance of the Merger Shares. As of the North Fork Record Date, neither North Side nor its subsidiaries, nor the directors and executive officers of North Side, beneficially owned any shares of North Fork Common Stock. See "THE SPECIAL MEETINGS -- North Fork Meeting -- General."

          EFFECTS OF THE MERGER

               Pursuant to the Merger Agreement, at the Effective Time (as defined below), North Side will be merged with and into North Fork Bank, and North Side stockholders will become stockholders of North Fork. See "THE MERGER -- Effects of the Merger."

          EXCHANGE RATIO

               At the Effective Time, each issued and outstanding share of North Side Common Stock, except for shares held directly or indirectly by North Fork or North Side (other than shares held by North Fork or North Side in a fiduciary capacity ("Trust Account Shares") or in respect of a debt previously contracted ("DPC Shares")) and shares of North Side Common Stock as to which the holder thereof shall have exercised dissenter's rights, will be converted into and exchangeable for 1.556 shares of North Fork Common Stock (the "Exchange Ratio"). If the Average Closing Price (as defined below) is less than $24.00, North Side may terminate the Merger Agreement unless North Fork increases the Exchange Ratio such that the shares of North Fork Common Stock issued in exchange for each share of North Side Common Stock have a value (valued at the Average Closing Price) of $37.34. The Average Closing Price is the average closing sales price per share of North Fork Common Stock on the NYSE for the 10 consecutive trading days ending on the 5th business day (the "Valuation Period") prior to the date on which the approval by the FDIC of the Merger and the other transactions contemplated by the Merger Agreement is obtained, without regard to any requisite waiting period in respect thereof.

               If the Average Closing Price is less than $24.00 and, in response to an election by North Side to terminate the Merger Agreement, North Fork elects to increase the Exchange Ratio, the Exchange Ratio will be equal to the quotient obtained by dividing (i) $37.34 by (ii) the Average Closing Price. Assuming the Merger is approved by North Side stockholders, the North Side Board may elect not to terminate the Merger Agreement and to consummate the Merger without resoliciting North Side stockholders if the Average Closing Price is less than $24.00, even though, as a result of the application of the Exchange Ratio, the value of the shares of North Fork Common Stock (valued at the Average Closing Price) issued in exchange for each share of North Side Common Stock would be less than $37.34. In such a situation, in considering whether to consummate the Merger without the resolicitation of North Side stockholders, the North Side Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time including, without limitation, the advice of its financial advisor and legal counsel. See "THE MERGER -- Exchange Ratio" and "-- Waiver and Amendment; Termination."

          EFFECTIVE TIME

               The Merger will become effective at the date and time set forth in the certificate which will be filed by the Superintendent of Banking of the State of New York Department of Banking (the "Banking Department") in accordance with applicable law (the "Effective Time"). The certificate will be filed on the first day which is (i) the last business day of a month and (ii) at least two business days after the satisfaction or waiver of the latest to occur of certain conditions to the Merger specified in the Merger Agreement, unless another date is agreed to by North Fork and North Side. See "THE MERGER -- Effective Time."

          BACKGROUND OF THE MERGER

               For a discussion of the background of the Merger. See "THE MERGER -- Background of the Merger."

          RECOMMENDATIONS OF BOARDS OF DIRECTORS; REASONS FOR THE
          MERGER

               North Side. THE NORTH SIDE BOARD OF DIRECTORS (THE "NORTH SIDE BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, NORTH SIDE AND ITS STOCKHOLDERS. THE NORTH SIDE BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT NORTH SIDE'S STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

               For a discussion of the factors considered by the North Side Board in approving the Merger Agreement, see "THE
          MERGER -- Recommendation of the Boards of Directors; Reasons for the Merger -- North Side."

               North Fork. THE NORTH FORK BOARD OF DIRECTORS (THE "NORTH FORK BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER AND THE ISSUANCE OF THE MERGER SHARES IS FAIR TO, AND IN THE BEST INTERESTS OF, NORTH FORK AND ITS STOCKHOLDERS. THE NORTH FORK BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT NORTH FORK'S STOCKHOLDERS VOTE FOR APPROVAL OF THE ISSUANCE OF THE MERGER SHARES.

               For a discussion of the factors considered by the North Fork Board in approving the Merger Agreement, see "THE
          MERGER -- Recommendation of the Boards of Directors; Reasons for the Merger -- North Fork."

          OPINIONS OF FINANCIAL ADVISORS

               Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") has rendered a written opinion to the North Side Board, dated as of the date of this Joint Proxy
          Statement/Prospectus, to the effect that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of North Side Common Stock. As discussed in "THE MERGER -- Recommendation of the Boards of Directors; Reasons for the Merger -- North Side," Sandler O'Neill's opinion and presentation to the North Side Board, together with a review by the North Side Board of the assumptions used by Sandler O'Neill, were among the factors considered by the North Side Board in reaching its determination to approve the Merger. The opinion of Sandler O'Neill is attached as Annex C to this Joint Proxy Statement/Prospectus. Stockholders are urged to read such opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications on the review undertaken by Sandler O'Neill in connection therewith. See "THE MERGER -- Opinions of Financial Advisors -- North Side."

               Keefe, Bruyette & Woods, Inc. ("KBW") has rendered a written opinion to the North Fork Board, dated as of the date of this Joint Proxy Statement/Prospectus, to the effect that, as of such date, the Exchange Ratio was fair to North Fork's stockholders from a financial point of view. As discussed in "THE MERGER -- Recommendation of the Boards of Directors; Reasons for the Merger -- North Fork," KBW's opinion and presentation to the North Fork Board, together with a review by the North Fork Board of the assumptions used by KBW, were among the factors considered by the North Fork Board in reaching its determination to approve the Merger. The opinion of KBW is attached as Annex D to this Joint Proxy Statement/Prospectus. Stockholders are urged to read such opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications on the review undertaken by KBW in connection therewith. See "THE MERGER -- Opinions of Financial Advisors -- North Fork."

          INTERESTS OF CERTAIN PERSONS IN THE MERGER

               Certain members of North Side's management and the North Side Board have interests in the Merger in addition to their interests as stockholders of North Side generally. These include, among other things, provisions in the Merger Agreement relating to indemnification, the continuation of certain employment and severance agreements, the appointment to the North Fork Board of Mr. O'Brien and another member of the North Side Board, the provision by North Fork of new employment and severance agreements for Mr. O'Brien should he elect to enter into such agreements, the creation of an advisory committee and the acceleration of benefits under certain employee benefit plans. The North Side Board was aware of these interests and considered them, among other matters, in unanimously approving the Merger Agreement and the transactions contemplated thereby. See "THE MERGER -- Interests of Certain Persons in the Merger."

          EMPLOYEE MATTERS

               The Merger Agreement provides for North Side employees to participate in benefit plans maintained by North Fork following the Merger to the same extent as comparable employees of North Fork Bank. See "THE MERGER -- Employee Matters."

          CONDITIONS; REGULATORY APPROVALS

               Consummation of the Merger is subject to various mutual conditions, including, among others, receipt of the stockholder approvals solicited hereby, receipt of necessary regulatory approvals, receipt of opinions of counsel regarding certain federal income tax consequences of the Merger, receipt of a letter from North Fork's independent accountants that the Merger qualifies for pooling of interests accounting treatment and the satisfaction of other customary closing conditions. See "THE MERGER -- Conditions to the Merger."

               Consummation of the Merger and the transactions contemplated thereby are subject to the prior approval of the FDIC and the Banking Department. See "THE MERGER -- Regulatory Approvals Required for the Merger."

          TERMINATION OF THE MERGER AGREEMENT

               The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual consent of North Side and North Fork and by either of them individually under certain specified circumstances, including if the Merger has not been consummated by June 30, 1997. In addition, the Merger Agreement provides that North Side may elect to terminate the Merger Agreement if the Average Closing Price is less than $24.00 unless North Fork agrees to increase the Exchange Ratio to an amount equal to $37.34 divided by the Average Closing Price. See "THE MERGER -- Exchange Ratio" and "-- Waiver and Amendment; Termination."

          STOCK EXCHANGE LISTING

               The North Fork Common Stock is listed on the NYSE. North Fork has agreed to use reasonable efforts to cause the shares of North Fork Common Stock to be issued in the Merger to be approved for listing on the NYSE. See "THE MERGER -- Stock Exchange Listing." The obligation of each of North Side and North Fork to consummate the Merger is subject to approval for listing by the NYSE of such shares. See "THE MERGER -- Conditions to the Merger."

          ANTICIPATED ACCOUNTING TREATMENT

               The Merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. The issuance of shares of North Side Common Stock pursuant to the Stock Option Agreement (as defined below), however, may prevent the Merger from qualifying as a pooling of interests for accounting and financial reporting purposes. Further, pursuant to the Merger Agreement, North Fork must reissue approximately 600,000 shares of North Fork Common Stock currently held by North Fork as treasury stock (the "North Fork Treasury Stock") in a public or private offering prior to consummation of the Merger in order that the Merger will not fail to qualify for pooling of interests accounting treatment by virtue of the number of shares of North Fork Treasury Stock. It is currently expected that the offering would occur subsequent to the Valuation Period and prior to the Effective Time. It is a condition to each of North Fork's and North Side's obligation to consummate the Merger that North Fork receives a letter from its independent accountants to the effect that the Merger qualifies for pooling of interests accounting treatment. See "THE MERGER -- Conditions to the Merger" and "-- Anticipated Accounting Treatment."

          CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

               It is a condition to the obligation of North Fork to consummate the Merger that North Fork shall have received an opinion of its counsel, dated as of the Effective Time, in form and substance reasonably satisfactory to North Fork, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, for federal income tax purposes no gain or loss will be recognized by North Fork, North Fork Bank or North Side as a result of the Merger except to the extent North Fork Bank or North Side may be required to recognize any income due to the recapture of bad debt reserves. It is a condition to the obligation of North Side to consummate the Merger that North Side shall have received an opinion of its counsel, dated as of the Effective Time, in form and substance reasonably satisfactory to North Side, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes that (i) no gain or loss will be recognized by North Side as a result of the Merger except to the extent North Side or North Fork Bank may be required to recognize any income due to the recapture of bad debt reserves, (ii) no gain or loss will be recognized by the stockholders of North Side who exchange all of their North Side Common Stock solely for North Fork Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in North Fork Common Stock); and (iii) the aggregate tax basis of North Fork Common Stock received by stockholders of North Side who exchange all of their North Side Common Stock solely for North Fork Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the North Side Common Stock surrendered in exchange therefor. Each of these conditions is waivable at the option of the party entitled to receive the requisite opinion. North Side stockholders are urged to consult their tax advisors concerning the specific tax consequences to them of the Merger, including the applicability and effect of various state, local and foreign tax laws. See "THE MERGER -- Certain Federal Income Tax Consequences of the Merger" and "-- Conditions to the Merger."

          DISSENTERS' RIGHTS

               Holders of North Side Common Stock who deliver a written objection to the Merger to the Secretary of North Side before the vote on the adoption of the Merger Agreement at the North Side Meeting and otherwise comply with the additional requirements of Section 6022 of the New York Banking Law (the "NYBL") will be entitled to dissenters' rights in connection with the Merger. A copy of Section 6022 is attached to this Joint Proxy Statement/Prospectus as Annex E. No stockholder of North Fork is entitled to dissenters' rights in connection with or as a result of the Merger. See "THE MERGER -- Dissenters' Rights."

          STOCK OPTION AGREEMENT

               Execution of the Stock Option Agreement, dated as of July 15, 1996 (the "Stock Option Agreement"), by and between North Side and North Fork, was a condition to North Fork's merger proposal. Pursuant to the Stock Option Agreement, North Side granted North Fork an option (the "Option") to purchase 961,965 shares of North Side Common Stock, representing approximately 19.9% of the issued and outstanding shares of such common stock without giving effect to the shares issuable upon exercise of such option, at an exercise price of $34.75, subject to the terms and conditions set forth therein. The Option may only be exercised upon the occurrence of certain events (none of which has occurred). The Stock Option Agreement is attached as Annex B to this Joint Proxy Statement/Prospectus. See "THE MERGER -- Stock Option Agreement."

               The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all or a significant interest in North Side from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for North Side Common Stock than the price per share implicit in the Exchange Ratio.

          BOARD OF DIRECTORS AND MANAGEMENT FOLLOWING THE MERGER

               Pursuant to the terms of the Merger Agreement, at the Effective Time, North Fork will cause the North Fork Board to be expanded by two members and Mr. O'Brien and one other member of the North Side Board selected by North Side and approved by North Fork (which approval will not be unreasonably withheld) will be appointed to fill the vacancies. In addition, it is expected that Mr. O'Brien will also serve as a Vice Chairman of the North Fork Board. See "MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER -- Board of Directors and Management Following the Merger" and "THE MERGER -- Interests of Certain Persons in the Merger."

          CONSOLIDATION OF OPERATIONS, PROJECTED COST SAVINGS AND
          REVENUE ENHANCEMENTS; PROJECTED EARNINGS PER SHARE

               North Fork expects to achieve significant cost savings subsequent to the Merger. The cost savings are expected to be derived from reductions in personnel, elimination of one branch location located in a community in which both North Fork and North Side branches are located, the integration of North Side's data processing operations with those of North Fork, and the integration of other facilities and back office operations. Further, because North Side will be merged with and into North Fork Bank, North Side's costs associated with operating as a publicly held entity will also be eliminated. The aggregate annual pre-tax cost savings are estimated to range between $8 million and $11 million. Management of North Fork believes that realization of these cost savings will occur by the end of the first quarter following consummation of the Merger. There can be no assurance that all of the potential cost savings will be realized or that they will be realized in the time frame currently estimated or thereafter. Such realization will depend, among other things, upon the existing regulatory and economic environment, business changes implemented by North Fork management and other factors, certain of which are beyond the control of North Fork.

               In addition, North Fork believes, based on its previous experience in acquiring savings banks and branches of savings banks, that revenue enhancement opportunities exist with the offering of commercial bank products to North Side's customers and the communities North Side serves. These products include but are not limited to a variety of demand deposit accounts, discount brokerage, investment management and trust services, cash management, annuity and mutual fund products and commercial and installment loans to small and midsize businesses. Management of North Fork estimates that revenue enhancements resulting from the Merger could approximate an annual amount of $11 million, on a pre-tax basis. The amounts and realization of any additional revenues will depend upon a number of factors including, but not limited to, competition, the economic environment and regulatory requirements, which are all beyond the control of North Fork.

               Based on the above-described estimated cost savings and revenue enhancements projected to be realized in connection with the Merger, North Fork believes that the Merger will be accretive to earnings per share in 1997 by approximately $.28 per share relative to consensus Wall Street analyst estimates (made prior to announcement of the Merger) as compiled by Zacks Investment Research, a public supplier of such information, of $2.96 per share, exclusive of the one-time merger and restructuring charge expected to be incurred in connection with the Merger. SEE "MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER -- Consolidation of Operations; Projected Cost Savings and Revenue Enhancements; Projected Earnings Per Share" and "-- Merger and Restructuring Charges."

               For additional factors that could cause actual results to differ materially from the estimates described above, see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

          MERGER AND RESTRUCTURING CHARGES

               A non-recurring merger and restructuring charge ranging from $11.8 million to $15.2 million, net of tax, will be incurred upon consummation of the Merger. The restructuring charge includes severance and employee related expenses, facility and system conversion costs and credit costs resulting from the Merger. See "MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER -- Merger and Restructuring Charges."

          INVOLVEMENT IN LEGAL PROCEEDINGS

               Two alleged stockholders of North Side have filed purported class action lawsuits in connection with the Merger. For a description of the lawsuits, see "INVOLVEMENT IN LEGAL PROCEEDINGS."

          COMPARISON OF STOCKHOLDER RIGHTS

               At the Effective Time, North Side stockholders automatically will become stockholders of North Fork and their rights as stockholders of North Fork will be governed by the Delaware General Corporation Law and by North Fork's Certificate of Incorporation and By-laws. The rights of stockholders of North Fork differ from the rights of the stockholders of North Side with respect to certain important matters, including, among others, the ability of stockholders to call a special meeting of stockholders, the ability of stockholders to act by written consent, the procedures governing stockholder nominations of directors and proposals for business, the vote required for certain business combinations, the pro-visions of the stockholder rights plans, limitations on personal liability of directors, consideration of constituencies other than stockholders and the removal of directors. For a summary of these differences, see "COMPARISON OF STOCKHOLDER RIGHTS."


                    SELECTED HISTORICAL FINANCIAL INFORMATION
                                   (UNAUDITED)

          The following tables set forth selected historical consolidated financial information (unaudited) for North Fork for the five years ended December 31, 1995 and the six month periods ended June 30, 1996 and 1995, and for North Side for the five years ended September 30, 1995 and the six month periods ended June 30, 1996 and 1995. The financial information for North Side for the six month periods ended June 30, 1996 and 1995 has been presented to coincide with the reporting period for North Fork. Following the Merger, the combined company's fiscal year, like that of North Fork, will end on December 31. The tables have been derived from, and should be read in conjunction with, the historical financial statements of North Fork and North Side, including the related notes thereto incorporated by reference in this Joint Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The financial information for the six month periods ended June 30, 1996 and 1995 for North Fork and North Side reflect, in the opinions of the management of North Fork and North Side, all adjustments necessary for a fair presentation of such information. Results for these interim periods are not necessarily indicative of the results which may be expected for the full year or any other interim period.






                                                    NORTH FORK BANCORPORATION, INC.
                                               SELECTED HISTORICAL FINANCIAL INFORMATION

                                                              (UNAUDITED)

                                          (in thousands, except ratios and per share amounts)

                                                   SIX MONTHS
                                                      ENDED

                                                     JUNE 30,                             YEARS ENDED DECEMBER 31,

                                            ------------------------   ----------------------------------------------------------
                                                1996 (1)    1995       1995           1994        1993         1992       1991
                                            ------------------------   ----------------------------------------------------------
CONSOLIDATED SUMMARY OF OPERATIONS:

   Interest income..........................    $139,444   $107,072    $226,398     $203,733   $191,630    $210,780    $225,855
   Interest expense.........................      55,377     38,665      85,162       71,227     73,169     105,714     136,464
                                            ------------------------ -----------------------------------------------------------
   Net interest income......................      84,067     68,407     141,236      132,506    118,461     105,066      89,391
                                            ------------------------ -----------------------------------------------------------
   Provision for loan losses................       3,000      4,000       9,000        3,275     10,300      23,775      66,625
   Non-interest income......................      13,435     10,308      20,942       19,020     18,938      16,860      13,399
   Net security gains/(losses)..............         996        148       6,379      (9,211)      1,457       9,547       9,052
   Other real estate expense................         932        311         255        3,651     13,971      16,358      10,663
   Merger & related restructure charges.....           -          -           -       14,338          -       1,200           -
   Non-interest expense.....................      41,587     33,727      68,588       74,453     71,962      72,104      62,663
                                            ------------------------ -----------------------------------------------------------
   Income/(loss) before income taxes........      52,979     40,825      90,714       46,598     42,623      18,036    (28,109)
   Provision/(benefit) for income taxes.....      21,417     17,095      38,479       16,926     16,976       8,609       (164)
                                            ------------------------ -----------------------------------------------------------
   Net income/(loss)........................     $31,562    $23,730     $52,235      $29,672    $25,647      $9,427   ($27,945)
                                            ------------------------ -----------------------------------------------------------
                                            ------------------------ -----------------------------------------------------------
Weighted average common shares
   outstanding (2)..........................      24,939     24,168      24,554       23,763     23,242      19,689      18,490
   Common shares outstanding at period end..      24,118     24,662      24,843       23,047     22,446      20,171      19,086
CONSOLIDATED PER SHARE DATA:
   Earnings/(loss) per share (2)............       $1.27      $0.98       $2.13        $1.25      $1.10       $0.48     ($1.51)
   Cash dividends declared..................        $.40       $.25        $.55         $.35          -           -        $.34
   Dividend payout ratio....................         32%        25%         26%          28%          -           -           -
   Stated Book value at period-end..........      $12.43     $11.59      $12.47       $11.06     $10.08       $9.08       $8.71
   Tangible Book value at period-end........       $8.91     $10.72      $11.40       $10.10      $8.91       $7.70       $7.18
CONSOLIDATED BALANCE SHEET DATA AT
     PERIOD END:
   Securities Available-for-Sale (3)........  $1,121,843   $271,978    $814,485     $141,805   $200,219    $338,841    $415,276
   Securities Held-to-Maturity..............     377,883    547,316     342,143      631,492    771,648     319,286      25,714
   Loans, net of unearned income & fees.....   2,300,578  1,870,367   1,966,440    1,814,037  1,740,778   1,807,119   1,987,560
   Allowance for loan losses................      50,384     52,003      50,210       50,069     56,556      69,583      63,722
   Intangibles..............................      84,755     21,529      26,633       22,208     26,239      27,834      29,450
   Total assets.............................   4,138,261  2,858,883   3,303,311    2,717,776  2,884,375   2,691,011   2,854,876
   Deposits.................................   3,256,230  2,424,890   2,535,460    2,342,887  2,348,545   2,387,368   2,503,661
   Borrowings...............................     507,739     57,625     401,369       70,000    268,643      41,200      27,366
   Senior notes payable.....................      25,000     25,000      25,000       25,000     20,000      40,000      40,000
   Stockholders' equity.....................    $299,688   $285,865    $309,845     $254,923   $226,310    $183,147    $166,475
CONSOLIDATED AVERAGE BALANCE SHEET DATA:
   Securities...............................  $1,352,485   $765,161    $857,302     $968,908   $869,792    $544,966    $450,831
   Loans, net of unearned income & fees.....   2,130,539  1,852,497   1,893,654    1,773,088  1,735,122   1,906,438   1,884,440
   Total assets.............................   3,765,261  2,783,707   2,928,773    2,933,943  2,820,491   2,782,480   2,542,179
   Deposits.................................   3,002,971  2,410,090   2,464,776    2,363,965  2,363,652   2,467,494   2,172,622
   Total borrowings.........................     394,633     71,060     137,893      293,732    213,078     112,758     146,797
   Stockholders' equity.....................    $307,700   $269,351    $283,024     $244,759   $210,345    $169,155    $191,749


     (1) In March 1996, North Fork completed its purchase of the domestic commercial banking business of Extebank, and the ten Long Island banking branches of First Nationwide Bank. As a result of these acquisitions, North Fork added approximately $200 million in net loans, $920 million in deposit liabilities and $30 million in capital. The intangibles created in the aforementioned transactions aggregated approximately $59 million.

     (2) North Fork's historical earnings per share for the six months ended June 30, 1996 and 1995 and for the five years ended December 31, 1995, were based on weighted average common shares outstanding as dilution from potentially dilutive common stock equivalents was less than 3% for each period.

     (3) Effective January 1, 1994, North Fork adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The Statement requires that securities available-for-sale be reported at fair value, with unrealized gains and losses reflected as a separate component of stockholders' equity. Prior to 1994, these securities were included in the Held-for-Sale category and carried at the lower of cost or market with unrealized losses or gains included in net income.

     (4) See accompanying "Selected Financial Ratios" on Page 22 for additional information.



                                                        NORTH SIDE SAVINGS BANK
                                               SELECTED HISTORICAL FINANCIAL INFORMATION

                                                              (UNAUDITED)

                                          (in thousands, except ratios and per share amounts)

                                                        SIX MONTHS
                                                           ENDED

                                                          JUNE 30,                         YEARS ENDED SEPTEMBER 30,

                                                ------------------------  -------------------------------------------------------
                                                   1996 (1)   1995 (1)       1995        1994        1993       1992       1991
                                                ------------------------  -------------------------------------------------------
CONSOLIDATED SUMMARY OF OPERATIONS:

  Interest income...............................   $54,686    $52,330      $105,775     $90,931     $97,415   $118,874   $112,200
  Interest expense..............................    29,457     27,213        55,230      41,349      43,984     70,223     76,305
                                                ----------------------    --------------------------------------------------------
  Net interest income...........................    25,229     25,117        50,545      49,582      53,431     48,651     35,895
                                                ----------------------    --------------------------------------------------------
  Provision for loan losses.....................       400      1,600         2,825       3,550      16,308     10,837      6,162
  Non-interest income...........................     1,025      1,356         2,461       2,928       2,930      3,301      3,252
  Net security gains/(losses)...................       510        311           355           -       (136)        564          -
  Other real estate expense.....................     (224)         77         1,000       1,278      11,275      1,338      1,063
  Net loss on disposition of assets.............         -          -             -           -      11,063          -          -
  Non-interest expense..........................    11,073     11,922        23,058      24,739      37,320     29,501     22,967
                                                ----------------------    --------------------------------------------------------
  Income/(loss) before income taxes.............    15,515     13,185        26,478      22,943    (19,741)     10,840      8,955
  Provision/(benefit) for income taxes..........     6,519      5,655        11,371       9,576     (3,961)      5,769      4,288
  Income/(loss) before cumulative effect of     ---------------------     --------------------------------------------------------
     accounting changes.........................     8,996      7,530        15,107      13,367    (15,780)      5,071      4,667
  Cumulative effect of accounting changes:
    Postretirement benefit cost.................         -          -             -           -     (2,300)          -          -
    Income tax benefit..........................         -          -             -           -       5,329          -          -
                                                ----------------------    --------------------------------------------------------
  Net income/(loss).............................    $8,996     $7,530       $15,107     $13,367   ($12,751)     $5,071     $4,667
                                                ----------------------    --------------------------------------------------------
                                                ----------------------    --------------------------------------------------------

Weighted average common shares outstanding (2)..     4,820      4,787         4,785       4,751       4,705      4,691      4,689
Common shares outstanding at period end.........     4,834      4,793         4,798       4,768       4,721      4,693      4,690
CONSOLIDATED PER SHARE DATA:
  (Loss) per share before cumulative
    effect of accounting changes (2)............         -          -             -           -     ($3.35)          -          -
  Earnings/(loss) per share (2).................     $1.86      $1.57         $3.15       $2.82     ($2.71)      $1.08      $1.00
  Cash dividends declared.......................    $  .50     $  .35       $  .675       $.125      $  .20     $  .40     $  .40
  Dividend payout ratio.........................       27%        22%           21%          4%           -        37%        40%
  Stated Book value at period-end...............    $25.55     $23.41        $24.24      $21.18      $18.63     $21.25     $20.39
  Tangible Book value at period-end.............    $25.32     $23.41        $23.97      $21.18      $18.63     $19.09     $18.02
CONSOLIDATED BALANCE SHEET DATA AT
    PERIOD END:
   Securities Available-for-Sale (3)............  $363,426   $336,536      $335,972    $      -    $      -   $      -    $     -
   Securities Held-to-Maturity..................   678,212    788,928       744,454     994,672     810,404    796,108    637,416
   Loans, net of unearned income & fees.........   561,269    445,325       432,180     489,883     388,030    611,988    652,144
   Allowance for loan losses....................     5,604      6,008         6,417      11,178      11,114     15,012     12,600
   Intangibles..................................     1,124          -         1,260           -           -     10,192     11,111
   Total assets................................. 1,654,624  1,631,359     1,588,003   1,541,051   1,383,659  1,487,218  1,508,072
   Deposits..................................... 1,228,211  1,164,813     1,203,684   1,195,881   1,285,074  1,348,686  1,370,858
   Borrowings...................................   286,000    339,000       251,000     226,875           -     22,276     25,646
   Stockholders' equity.........................  $123,531   $112,224      $116,284    $100,998     $87,953    $99,739    $95,628
CONSOLIDATED AVERAGE BALANCE SHEET DATA:
   Securities...................................$1,055,846   $999,496    $1,018,629    $863,958    $805,791   $697,180   $607,286
   Loans, net of unearned income & fees.........   428,622    468,210       463,548     532,477     553,590    675,109    629,980
   Total assets................................. 1,591,954  1,523,919     1,543,826   1,487,555   1,495,348  1,578,036  1,326,774
   Deposits..................................... 1,230,842  1,168,775     1,169,319   1,236,660   1,307,684  1,429,560  1,173,821
   Total borrowings.............................   221,268    230,367       248,897     133,509      43,601     25,223     34,442
   Stockholders' equity.........................  $121,716   $105,831      $106,071     $94,067     $93,763    $98,084    $95,073


     (1) North Side's operating results for the six-months ended June 30, 1996 and 1995 are presented to conform with the reporting period of North Fork. North Side's operating results for the three-month periods ended December 31, 1995 and 1994 have not been included in the foregoing and are presented in the following table:

                                                     Three Months
                                                        Ended
                                                     December 31,
                                                     (Unaudited)
                                                ----------------------
                                                   1995       1994
                                                ----------------------
           Interest income                         $27,600   $25,234
           Interest expense                         15,105    12,366
           Net interest income                      12,495    12,868
           Net income                                5,834     3,594
           Earnings per share                     $   1.22   $   .75

     (2) North Side's historical earnings per share for the six months ended June 30, 1996 and 1995 and for the five years ended September 30, 1995, were based on weighted average common shares outstanding as dilution from potentially dilutive common stock equivalents was less than 3% for each period.

     (3) Effective October 1, 1994, North Side adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The Statement requires that securities available-for-sale be reported at fair value, with unrealized gains and losses reflected as a separate component of shareholders' equity. For periods presented prior to 1995, North Side's investment securities have been classified as securities held-to-maturity.

     (4) See accompanying "Selected Financial Ratios " on Page 22 for additional information.


                   PRO FORMA COMBINED SELECTED HISTORICAL
                           FINANCIAL INFORMATION
                                (UNAUDITED)

     The following tables set forth certain selected condensed financial information for North Fork and North Side on an unaudited pro forma combined basis as if the Merger had become effective June 30, 1996 in the case of the balance sheet information presented, and if the Merger had become effective at the beginning of the periods indicated, in the case of the income statement information presented. The pro forma information in the tables assumes that the Merger is accounted for using the pooling-of-interests method of accounting. See "THE MERGER - Anticipated Accounting Treatment". The unaudited pro forma combined condensed selected year-end balance sheet information reflects North Fork and North Side at their respective year-end reporting periods of December 31 and September 30 and for the periods then ended for the income statement information. Financial information for the six-months ended June 30, 1996 and 1995 combine North Fork and North Side with interim results presented to coincide with the reporting period for North Fork. Following the Merger, the combined company's fiscal year, like that of North Fork, will end on December 31. These tables should be read in conjunction with, and are qualified in their entirety by, the historical financial statements, including the notes thereto, of North Fork and North Side incorporated by reference herein and the more detailed pro forma financial information, including the notes thereto, which include certain pro forma assumptions not included herein, appearing elsewhere in this Joint Proxy Statement/Prospectus. Certain North Side financial information has been reclassified to conform with North Fork.
     See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS ( UNAUDITED)".

     The pro forma financial information set forth in the following tables do not reflect merger expenses and restructuring charges anticipated to be incurred by North Fork and North Side, the expected cost savings and revenue enhancement opportunities that could result from the Merger or any other items of income or expense which may result from the Merger. The unaudited pro forma combined selected financial information is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations that would have occurred if the Merger had been consummated on June 30, 1996, or at the beginning of the periods indicated or which may be obtained in the future.



                                      NORTH FORK BANCORPORATION, INC. AND NORTH SIDE SAVINGS BANK
                                     PRO FORMA COMBINED SELECTED HISTORICAL FINANCIAL INFORMATION

                                                              (UNAUDITED)

                                          (in thousands, except ratios and per share amounts)

                                                                     SIX MONTHS
                                                                        ENDED

                                                                       JUNE 30,                           YEARS ENDED

                                                             ----------------------------  ---------------------------------------
                                                                   1996           1995           1995        1994        1993
                                                             ----------------------------  ---------------------------------------
CONSOLIDATED SUMMARY OF OPERATIONS:

  Interest income............................................     $194,130      $159,402       $332,173     $294,664    $289,045
  Interest expense...........................................       84,834        65,878        140,392      112,576     117,153
                                                             ---------------------------- ---------------------------------------
  Net interest income........................................      109,296        93,524        191,781      182,088     171,892
                                                             ---------------------------- ---------------------------------------
  Provision for loan losses..................................        3,400         5,600         11,825        6,825      26,608
  Non-interest income........................................       14,460        11,664         23,403       21,948      21,868
  Net security gains/(losses)................................        1,506           459          6,734      (9,211)       1,321
  Other real estate expense..................................          708           388          1,255        4,929      25,246
  Merger & related restructure charges.......................            -             -              -       14,338           -
  Net loss on disposition of assets..........................            -             -              -            -      11,063
  Non-interest expense.......................................       52,660        45,649         91,646       99,192     109,282
                                                             ---------------------------- ---------------------------------------
  Income before income taxes.................................       68,494        54,010        117,192       69,541      22,882
  Provision for income taxes.................................       27,936        22,750         49,850       26,502      13,015
                                                             ---------------------------- ---------------------------------------
  Income before cumulative effect of
     accounting changes......................................       40,558        31,260         67,342       43,039       9,867
  Cumulative effect of accounting changes:...................
    Postretirement benefit cost..............................            -             -              -            -     (2,300)
    Income tax benefit.......................................            -             -              -            -       5,329
                                                             ---------------------------- ---------------------------------------
  Net income.................................................      $40,558       $31,260        $67,342      $43,039     $12,896
                                                             ---------------------------- ---------------------------------------
  Weighted average common shares of North Fork outstanding...       32,439        31,617         31,999       31,156      30,563
  Common shares of North Fork outstanding at period end......       31,640        32,120         32,309       30,466      29,792
CONSOLIDATED PER SHARE DATA APPLICABLE
      TO NORTH FORK COMMON STOCK:
  Earnings per share before cumulative
    effect of accounting changes.............................     $      -      $      -       $      -     $      -       $0.32
  Earnings per share.........................................        $1.25         $0.99          $2.10        $1.38       $0.42
  Cash dividends declared (1)................................         0.40          0.25           0.55         0.35           -
  Stated Book value at period-end............................        13.38         12.39          13.19        11.68       10.55
  Tangible Book value at period-end..........................       $10.66        $11.72         $12.33       $10.95       $9.67
CONSOLIDATED BALANCE SHEET DATA AT
    PERIOD END:
   Securities Available-for-Sale.............................   $1,485,269      $608,514     $1,150,457     $141,805    $200,219
   Securities Held-to-Maturity...............................    1,056,095     1,336,244      1,086,597    1,626,164   1,582,052
   Loans, net of unearned income & fees......................    2,861,847     2,315,692      2,398,620    2,303,920   2,128,808
   Allowance for loan losses.................................       55,988        58,011         56,627       61,247      67,670
   Intangibles...............................................       85,879        21,529         27,893       22,208      26,239
   Total assets..............................................    5,792,885     4,490,242      4,891,314    4,258,827   4,268,034
   Deposits..................................................    4,484,441     3,589,703      3,739,144    3,538,768   3,633,619
   Borrowings................................................      793,739       396,625        652,369      296,875     268,643
   Senior note payable.......................................       25,000        25,000         25,000       25,000      20,000
   Stockholders' equity......................................     $423,219      $398,089       $426,129     $355,921    $314,263
CONSOLIDATED AVERAGE BALANCE SHEET DATA:
   Securities................................................   $2,408,331    $1,764,657     $1,875,931   $1,832,866  $1,675,583
   Loans, net of unearned income & fees......................    2,559,161     2,320,707      2,357,202    2,305,565   2,288,712
   Total assets..............................................    5,357,215     4,307,626      4,472,599    4,421,498   4,315,839
   Deposits..................................................    4,233,813     3,578,865      3,634,095    3,600,625   3,671,336
   Total borrowings..........................................      615,901       301,427        386,790      427,241     256,679
   Stockholders' equity......................................     $429,416      $375,182       $389,095     $338,826    $304,108


(1)  Represents cash dividends declared on North Fork Common Stock.

          See "PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED")




                        SELECTED FINANCIAL RATIOS
                               (UNAUDITED)

                                           Six Months
                                              Ended            Fiscal
                                          June, 30 (1)      Years Ended
                                         -------------  -------------------
                                           1996   1995    1995  1994  1993
                                         -------------  -------------------
   PERFORMANCE RATIOS:
   Return on Average Total Assets:
            North Fork . . . . . . . . .  1.69% 1.72%  1.78%  1.01%   0.91%
            North Side . . . . . . . . .  1.14% 1.00%  0.98%  0.90%  (0.85%)
            North Fork Pro Forma . . . .  1.52% 1.46%  1.51%  0.97%   0.30%
   Return on Average Total Stockholders'
     Equity:
            North Fork . . . . . . . . . 20.63% 17.77% 18.46% 12.12% 12.19%
            North Side . . . . . . . . . 14.86% 14.35% 14.24% 14.21%(13.60%)
            North Fork Pro Forma . . . . 18.99% 16.80% 17.31% 12.70%  4.24%
   Net Interest Margin (2):
           North Fork . . . . . . . . .   4.90%  5.31%  5.18%  4.81%  4.48%
            North Side . . . . . . . . .  3.27%  3.46%  3.39%  3.51%  3.85%
            North Fork Pro Forma . . . .  4.40%  4.65%  4.55%  4.37%  4.26%
   Total Stockholders' Equity to Total
   Assets (end of period):
            North Fork . . . . . . . . .  7.24% 10.00%  9.38%  9.38%  7.85%
            North Side . . . . . . . . .  7.47%  6.88%  7.32%  6.55%  6.36%
            North Fork Pro Forma . . . .  7.31%  8.87%  8.71%  8.36%  7.36%
   CAPITAL RATIOS:
   Tier 1 Risk-Based Capital:
            North Fork . . . . . . . . .  9.93% 16.15% 15.50% 14.94% 12.06%
            North Side . . . . . . . . . 17.29% 15.32% 15.98% 13.39% 12.67%
            North Fork Pro Forma . . . . 11.71% 15.89% 15.64% 14.44% 12.25%
            Regulatory Minimum Require-
              ment   . . . . . . . . . .  4.00%  4.00%  4.00%  4.00%  4.00%
   Total Risk-Based Capital:
             North Fork  . . . . . . . . 11.19% 17.42% 16.77% 16.22% 13.34%
             North Side  . . . . . . . . 18.07% 16.15% 16.89% 14.64% 13.93%
             North Fork Pro Forma  . . . 12.85% 17.03% 16.80% 15.71% 13.52%
             Regulatory Minimum
               Requirement . . . . . . .  8.00%  8.00%  8.00%  8.00%  8.00%
   Leverage Ratio:
             North Fork  . . . . . . . . 5.73%  9.34%   8.86%  8.40%  6.88%
             North Side  . . . . . . . . 7.74%  7.33%   7.02%  6.52%  5.90%
             North Fork Pro Forma  . . . 6.31%  8.64%   8.25%  7.73%  6.56%
   ASSET QUALITY DATA:
   Allowance for Loan Losses to
        Net  Loans (end of period):
             North Fork  . . . . . . . . 2.19%  2.78%   2.55%  2.76%  3.25%
             North Side  . . . . . . . . 1.00%  1.35%   1.48%  2.28%  2.86%
             North Fork Pro Forma  . . . 1.96%  2.51%   2.36%  2.66%  3.18%
   Allowance for Loan Losses to
     Nonperforming Loans
     (end of period):
             North Fork  . . . . . . . . 185%   140%    154%   119%    96%
             North Side  . . . . . . . . 183%   115%    131%    81%    64%
             North Fork Pro Forma  . . . 185%   137%    151%   109%    89%
   Net Charge-Offs to Average Net Loans:
             North Fork  . . . . . . . . 0.56%  0.23%   0.49%  0.57%  1.34%
             North Side  . . . . . . . . 0.66%  3.04%   1.64%  0.65%  3.65%
             North Fork Pro Forma  . . . 0.58%  0.79%   0.72%  0.59%  1.90%
   Nonperforming Assets to Total Assets:
             North Fork  . . . . . . . . 0.82%  1.44%   1.13%  1.73%  2.43%
             North Side  . . . . . . . . 0.32%  0.69%   0.47%  1.44%  1.89%
             North Fork Pro Forma  . . . 0.67%  1.17%   0.92%  1.62%  2.26%

        (1) Ratios for the years reflect the respective fiscal year-end of each of North Fork at December 31 and North Side at September 30. North Fork pro forma combines North Fork and North Side at their respective year end periods. Ratios for the six months ended June 30, 1996 and 1995 include North Side for the six month period to conform with that of North Fork.

        (2) Net interest margin represents net interest income, stated on an estimated fully taxable equivalent basis, divided by average earning assets.


                       COMPARATIVE PER SHARE DATA
                               (UNAUDITED)

                                            Six Months
                                               Ended
                                             June 30,        Years Ended
                                          -------------  --------------------
                                           1996   1995    1995  1994   1993
   NET INCOME/(LOSS) PER SHARE (1):
        North Fork . . . . . . . . . . . . $1.27  $0.98  $2.13  $1.25  $1.10
        North Side . . . . . . . . . . . .  1.86   1.57   3.15   2.82  (3.35)
        North Fork Pro Forma . . . . . . .  1.25   0.99   2.10   1.38   0.32
        North Side Pro Forma Equivalent  .  1.95   1.54   3.27   2.15   0.50

   CASH DIVIDENDS DECLARED PER SHARE (2):
        North Fork . . . . . . . . . . . .   .40    .25     .55   .35     -
        North Side . . . . . . . . . . . .   .50    .35    .675  .125   .20
        North Fork Pro Forma . . . . . . .   .40    .25     .55   .35     -
        North Side Pro Forma Equivalent . .62 .39 .86 .54 - BOOK VALUE PER SHARE AT PERIOD END (3):
     Stated:
        North Fork . . . . . . . . . . . . 12.43  11.59   12.47 11.06 10.08
        North Side . . . . . . . . . . . . 25.55  23.41   24.24 21.18 18.63
        North Fork Pro Forma . . . . . . . 13.38  12.39   13.19 11.68 10.55
        North Side Pro Forma Equivalent  . 20.81  19.28   20.52 18.18 16.41
     Tangible:
        North Fork . . . . . . . . . . . .  8.91  10.72   11.40 10.10  8.91
        North Side . . . . . . . . . . . . 25.32  23.41   23.97 21.18 18.63
        North Fork Pro Forma . . . . . . . 10.66  11.72   12.33 10.95  9.67
        North Side Pro Forma Equivalent  . 16.59  18.24   19.18 17.04 15.04

   (1) North Fork pro forma net income per share data is calculated using historical income information for North Fork and North Side divided by the average pro forma shares of the combined entity. The average pro forma shares of the combined entity have been calculated by combining North Fork's historical average shares with the historical average shares of North Side as adjusted by
   the Exchange Ratio of 1.556.   The North Side pro forma equivalent
   income per share amounts are computed by multiplying the North Fork pro forma amounts by the Exchange Ratio of 1.556 (see "THE MERGER - Exchange Ratio"). For the period ended 1993, North Side's net loss is based on losses before cumulative effect of a change in accounting principle.

   (2) North Fork pro forma cash dividends per share represent historical cash dividends declared by North Fork and assumes no
   changes in cash dividends declared per share.   North Side pro
   forma equivalent cash dividends per share represent such amounts multiplied by the Exchange Ratio of 1.556.

   (3) North Fork pro forma stated and tangible book value per share amounts are based on the historical total stockholders' equity of the combined entity divided by the total pro forma common shares of the combined entity based on the Exchange Ratio of 1.556. The North Side pro forma equivalent stated book value and tangible book value per share amounts are computed by multiplying the North Fork pro forma amounts by the Exchange Ratio of 1.556.

                  MARKET PRICES AND DIVIDEND INFORMATION

   North Fork Common Stock is listed on the NYSE under the symbol
   "NFB". North Side Common Stock is listed and traded principally on the NASDAQ stock market under the symbol "NSBK".

   The following table sets forth, for the calendar periods indicated, the high and low sale prices per share for the North Fork Common Stock as reported on the NYSE, the high and low sale prices per share of the North Side Common Stock as reported on the NASDAQ stock market, and the quarterly cash dividends declared by each of North Fork and North Side, for the periods indicated.



                                           North Fork              North Side
                                          Common Stock            Common Stock
                                   ----------------------------------------------------
                                   High     Low   Dividends  High     Low    Dividends
                                   ----------------------------------------------------
   1994
     Quarter ended March 31  . . . $15.13  $12.75 $  .075   $20.00   $16.75      -
     Quarter ended June 30 . . . .  15.88   13.25    .075    21.50    17.00      -
     Quarter ended September 30  .  16.63   13.50    .100    24.75    20.75     .125
     Quarter ended December 31 . .  16.00   13.50    .100    22.38    16.00     .125
   1995
     Quarter ended March 31  . . . $16.50  $13.63 $  .125   $22.13   $17.13    $.150
     Quarter ended June 30 . . . .  18.38   16.00    .125    24.75    20.50     .200
     Quarter ended September 30  .  20.75   17.75    .150    31.50    23.00     .200
     Quarter ended December 31 . .  25.25   20.75    .150    30.75    29.00     .250
    1996
     Quarter ended March 31  . . . $25.88  $23.25 $  .200   $35.50   $29.00    $.250
     Quarter ended June 30 . . . .  26.13   22.88    .200    36.25    32.38     .250
     Quarter ended September 30  .  32.00   26.13    .200    48.44    34.50       *
     Fourth Quarter (through
   October 3, 1996)  . . . . . . .  32.00   31.75                     48.50    48.00

   *  No dividend has yet been declared on North Side Common Stock.

   The following table sets forth the closing sales price per share of North Fork Common Stock and North Side Common Stock and the equivalent per share price for North Side Common Stock giving effect to the Merger on (i) July 12, 1996, the last business day preceding public announcement of the proposed Merger; and (ii) October 3, 1996, the last practicable trading day prior to the printing of this Joint Proxy Statement/Prospectus:

                                                North     Equivalent
                                    North Fork   Side     Price Per
                                      Common    Common    North Side
                                       Stock    Stock     Share (1)

   July 12, 1996 . . . . . . . . . .  $27.50    $35.25      $42.79
   October 3, 1996 . . . . . . . . .   31.88     48.00       42.61

   (1) The equivalent price per share of North Side Common Stock at each specified date was determined by multiplying the last reported closing sales price of North Fork Common Stock on each specified date by the Exchange Ratio of 1.556 (see "The Merger - Exchange Ratio").

             NORTH SIDE AND NORTH FORK STOCKHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR NORTH SIDE COMMON STOCK AND NORTH FORK COMMON STOCK. It is expected that the market price of North Fork Common Stock will fluctuate between the date of this Joint Proxy Statement/Prospectus and the date on which the Merger is consummated and thereafter. Because the number of shares of North Fork Common Stock to be received by North Side stockholders in the Merger is fixed (subject to possible increase in certain limited circumstances) and because the market price of the North Fork Common Stock is subject to fluctuation, the value of the shares of North Fork Common Stock that holders of North Side Common Stock would receive in the Merger may increase or decrease prior to the Merger. In addition, it is expected that North Fork will issue approximately 600,000 shares of North Fork Treasury Stock in a public or private offering subsequent to the Valuation Period and prior to consummation of the Merger in order that the Merger will not fail to qualify for pooling of interests accounting treatment by virtue of the number of shares of North Fork Treasury Stock. See "THE MERGER -- Anticipated Accounting Treatment." The price at which the North Fork Treasury Stock will be issued cannot be determined at the date hereof. The number of shares of North Fork Treasury Stock issued, and the price at which such shares are issued, will affect the book value of North Fork Common Stock as of the Effective Time, as adjusted to give effect to the issuance of such shares and the Merger, and may also affect the market price of North Fork Common Stock at the Effective Time or thereafter. No assurance can be given concerning the market price of North Fork Common Stock before or after the Effective Time. See "THE MERGER -- Exchange Ratio" and " -- Waiver and Amendment; Termination."


                                  THE COMPANIES

               North Fork. North Fork, with its executive headquarters located in Melville, New York, is a bank holding company organized under the laws of the State of Delaware in 1980 and registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). North Fork's primary subsidiary, North Fork Bank, a New York-chartered, FDIC-insured, commercial bank, operates 65 retail banking facilities throughout Suffolk, Nassau, New York, Queens, Westchester and Rockland Counties, of New York.

                    During the first quarter of 1996, North Fork Bank consummated the acquisition of the domestic commercial banking business of Extebank, which at closing had approximately $387 million in assets and $348 million in deposits, for $47 million in cash. During such quarter, North Fork Bank also consummated the acquisition of ten Long Island branches of First Nationwide Bank, with approximately $572 million in deposits, at a deposit premium of 6.35%.

                    On July 3, 1995, North Fork consummated its purchase of Great Neck Bancorp, the parent company of Bank of Great Neck, a Long Island based commercial bank ("Great Neck"). Great Neck, with net assets of $91 million, including $49.4 million in net loans, and $90.3 million in deposits, was merged into North Fork Bank.

                    On November 30, 1994, Metro Bancshares Inc.
          ("Metro"), the parent company of Bayside Federal Savings Bank ("Bayside"), was merged with and into North Fork. Simultaneously, Bayside (with approximately $1.0 billion in assets, $.9 billion in deposits and $83.5 million in stockholders' equity, operating through 13 branch locations in Queens, Nassau and Suffolk Counties, New York) was merged with and into North Fork Bank. The merger was accounted for as a pooling of interests.

                    North Fork, through North Fork Bank, provides a variety of banking and financial services to middle market and small business organizations, local governmental units, and retail customers in the metropolitan New York area.

                    From time to time, North Fork investigates and holds discussions and negotiations in connection with possible transactions with other banks. As of the date of this Joint Proxy Statement/Prospectus, North Fork has not entered into any agreements or understandings with respect to any significant transactions of the type referred to above except for the transactions described herein and in documents incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Any such transaction would be subject to stockholder approval only if required under applicable law or the rules of the NYSE.

                    At June 30, 1996, North Fork had assets of $4.1 billion, deposits of $3.3 billion and stockholders' equity of $300 million. The principal executive offices of North Fork are located at 275 Broad Hollow Road, Melville, New York 11747 and its telephone number is (516) 844-1004.

                    For more information about North Fork, reference is made to the 1995 North Fork Form 10-K which is incorporated herein by reference. See "AVAILABLE
          INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY
          REFERENCE."

                    North Side. North Side is a New York-chartered, FDIC-insured, stock-form savings bank which was originally chartered in 1905 as a mutual savings bank and converted to a stock-form savings bank in 1986. North Side conducts business from 17 full-service banking offices and one public accommodation office in the Bronx, Queens, Nassau and Suffolk Counties, New York. At June 30, 1996, North Side had total assets of $1.65 billion, deposits of $1.23 billion and stockholders' equity of $123.5 million. The principal executive offices of North Side are located at 170 Tulip Avenue, Floral Park, New York 11001 and its telephone number is (516) 488-6900.

                    North Side's principal business consists of attracting deposits from the general public and using these deposits, together with other funds, to originate real estate and other loans and to invest in investment and other securities. North Side's loan portfolio is principally comprised of loans secured by one- to four-family residential units and, to a lesser extent, loans secured by multi-family (over four units) residential and non-residential commercial properties. At June 30, 1996, $416.8 million or 74.3% of North Side's loans in portfolio were secured by one- to four-family residential real estate loans, $61.6 million or 11.0% were secured by multi-family residential properties and $75.4 million or 13.4% were secured by commercial real estate. North Side also originates consumer and other loans, which amounted to $7.5 million or 1.3% of the loan portfolio at June 30, 1996. At June 30, 1996, $1.0 billion or 60.6% of North Side's assets were comprised of mortgage-backed securities, including $348.6 million of mortgage-backed securities available for sale, and $29.4 million or 1.1% of North Side's total assets at such date consisted of investment securities, including $5.1 million of securities available for sale.

                    North Side is subject to examination and comprehensive regulation by the Banking Department, which is its primary regulator, and by the FDIC, which insures the deposits of its depositors. North Side is subject to further regulation of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") with respect to reserves required to be maintained against deposits and certain other matters.

                    For more information about North Side, reference is made to the 1995 North Side Form F-2 which is incorporated herein by reference. See "AVAILABLE
          INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY
          REFERENCE."


                              THE SPECIAL MEETINGS

          NORTH SIDE MEETING

                    General. This Joint Proxy Statement/Prospectus is being furnished to stockholders of North Side Savings Bank
          ("North Side") in connection with the solicitation of proxies by the Board of Directors of North Side (the "North
          Side Board") for use at the special meeting of stockholders of North Side and at any adjournments or postponements thereof (the "North Side Meeting") to be held at The New
          York Helmsley Hotel, 212 East 42nd Street, New York,
          New York on Monday, November 18, 1996 at 10:00 a.m. local time. At the North Side Meeting, the stockholders of North
          Side will be asked to: (i) approve and adopt the Agreement and Plan of Merger, dated as of July 15, 1996, as amended (the "Merger Agreement"), among North Fork Bancorporation, Inc. ("North
          Fork"), North Fork Bank and North Side and the consummation of the transactions contemplated thereby, which are more fully described herein; and (ii) act upon such other matters as may properly be brought before the North Side Meeting and at any adjournments or postponements thereof. A copy of the Merger Agreement is attached as Annex A hereto.

                    THE NORTH SIDE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, NORTH SIDE AND ITS STOCKHOLDERS. THE NORTH SIDE BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT NORTH SIDE'S STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT. SEE "THE MERGER -- BACKGROUND OF
          THE MERGER" AND   "-- RECOMMENDATION OF THE BOARDS OF
          DIRECTORS; REASONS FOR THE MERGER -- NORTH SIDE."

                    Record Date; Voting; Solicitation and Revocation of Proxies. The North Side Board has fixed October 3, 1996 as the record date (the "North Side Record Date") for the determination of those North Side stockholders entitled to notice of and to vote at the North Side Meeting. Only holders of record of common stock, par value $1.00 per share, of North Side Common Stock ("North Side Common Stock") at the close of business on the North Side Record Date will be entitled to notice of and to vote at the North Side Meeting. As of the North Side Record Date, there were 4,853,693 shares of North Side Common Stock outstanding, entitled to vote and held by approximately 600 holders of record. Each holder of record of shares of North Side Common Stock on the North Side Record Date is entitled to cast one vote per share on the proposal to approve and adopt the Merger Agreement, and on any other matter properly submitted for the vote of the North Side stockholders at the North Side Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of North Side Common Stock entitled to vote at the North Side Meeting is necessary to constitute a quorum at the North Side Meeting. Abstentions will be counted as present for purposes of determining the presence or absence of a quorum at the North Side Meeting.

                    The approval and adoption of the Merger Agreement by North Side stockholders will require the affirmative vote of at least two-thirds of the outstanding shares of North Side Common Stock entitled to vote thereon. As described in "THE MERGER -- Conditions to the Merger," such stockholder approval is a condition to consummation of the Merger. In determining whether the Merger proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal to approve and adopt the Merger Agreement.

                    As of the North Side Record Date, directors and executive officers of North Side and their affiliates may be deemed to be beneficial owners of 261,930 shares of North
          Side Common Stock (exclusive of 108,384 shares held by Marine Midland as trustee for the North Side Savings Bank Retirement
          Plan Trust and shares of North Side Common Stock which may be acquired upon the exercise of outstanding options), or approxi-mately 5.4% of the shares of North Side Common Stock outstanding as of the Record Date. Such persons have informed North Side that they intend to vote or direct the vote of all such shares of North Side Common Stock for approval and adoption of the Merger Agreement and the transactions contemplated thereby.
          As of the North Side Record Date, North Fork and its subsidiaries beneficially owned 241,000 shares of North Side Common Stock, or approximately 4.9% of the shares of North
          Side Common Stock outstanding as of the Record Date, and North Fork's directors and executive officers may be deemed to be beneficial owners of 846 shares of North Side Common
          Stock, a total of less than 1% of North Side Common Stock outstanding as of the Record Date. North Fork and such directors have indicated a present intent to vote such shares for approval and adoption of the Merger Agreement and the transactions contemplated thereby.

                    All shares of North Side Common Stock which are entitled to be voted and are represented at the North Side Meeting by properly executed proxies received prior to or at the meeting, and not revoked, will be voted at such meeting, and any adjournments or postponements thereof, in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted for:
          (i) approval and adoption of the Merger Agreement, and (ii) otherwise in the discretion of the proxy holders as to any other matter which may come before the North Side Meeting or any adjournment or postponement thereof, including, among other things, a motion to adjourn or postpone the North Side Meeting to another time and/or place, for the purpose of soliciting additional proxies or otherwise; provided, however, that no proxy which is voted against the proposal to approve and adopt the Merger Agreement will be voted in favor of any such adjournment or postponement.

                    If any other matters are properly presented at the North Side Meeting for consideration, the persons named in the form of proxy enclosed herewith and acting thereunder will have discretionary authority to vote on such matters in accordance with their best judgment; provided, however, that such discretionary authority will only be exercised to the extent possible under applicable federal and state securities and banking laws. North Side does not have any knowledge of any matters to be presented at the North Side Meeting other than the matters set forth above under "-- General."

                    The presence of a stockholder at the North Side Meeting will not automatically revoke such stockholder's proxy. However, any proxy given by a North Side stockholder pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by (i) delivering to the Secretary of North Side a written notice of revocation bearing a later date than the proxy; (ii) delivering to the Secretary of North Side a duly executed proxy bearing a later date; or (iii) attending the North Side Meeting and voting in person. Any written notice of revocation or subsequently executed proxy should be sent so as to be delivered to North Side Savings Bank, 170 Tulip
          Avenue, Floral Park, New York 11001, Attention:   Judith A.
          MacGregor, Corporate Secretary, or hand delivered to North Side's Corporate Secretary at or before the taking of the vote at the North Side Meeting.

                    North Side will bear all expenses of this solicitation of proxies from the holders of North Side
          Common Stock, except that the cost of preparing and mailing this Joint Proxy Statement/Prospectus will be borne equally by North Side and North Fork. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of North Side in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. North Side has retained Morrow & Co., Inc. a proxy soliciting firm, to assist in such solicitation. The fee to be paid to such firm is not expected to exceed $5,000 plus reasonable out-of-pocket costs and expenses. In addition, North Side will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so.

          NORTH FORK MEETING

                    General. This Joint Proxy Statement/Prospectus is being furnished to stockholders of North Fork in connection with the solicitation of proxies by the Board of Directors of North Fork (the "North Fork Board") for use at the special meeting of stockholders of North Fork and at any adjournments or postponements thereof (the "North Fork Meeting", and together with the North Side Meeting, the "Special Meetings") to be held at the Marriott Windwatch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York, on Monday, November 18, 1996 at 10:00 a.m. local time. At the North Fork Meeting, the stockholders of North Fork will be asked to: (i) approve the issuance of shares of North Fork Common Stock (the "Merger Shares") pursuant to the Merger Agreement; and (ii) act upon such other matters as may properly be brought before the North Fork Meeting and at any adjournments or postponements thereof. A copy of the Merger Agreement is attached as Annex A hereto.

                    THE NORTH FORK BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER AND THE ISSUANCE OF THE MERGER SHARES IS FAIR TO, AND IN THE BEST INTERESTS OF, NORTH FORK AND ITS STOCKHOLDERS. THE NORTH FORK BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT NORTH FORK'S STOCKHOLDERS VOTE FOR APPROVAL OF THE ISSUANCE OF THE MERGER SHARES. SEE "THE MERGER -- BACKGROUND OF THE MERGER"
          AND          "-- RECOMMENDATION OF THE BOARDS OF DIRECTORS;
          REASONS FOR THE MERGER -- NORTH FORK."

                    Record Date; Voting; Solicitation and Revocation of Proxies. The North Fork Board has fixed October 3, 1996 as the record date (the "North Fork Record Date") for the determination of those North Fork stockholders entitled to notice of and to vote at the North Fork Meeting. Only holders of record of North Fork Common Stock at the close of business on the North Fork Record Date will be entitled to notice of and to vote at the North Fork Meeting. As of the North Fork Record Date, there were 24,145,250 shares of North Fork Common Stock outstanding, entitled to vote and held by approximately 5,300 holders of record. Each holder of record of shares of North Fork Common Stock on the North Fork Record Date is entitled to cast one vote per share on the proposal to approve the issuance of the Merger Shares, and on any other matter properly submitted for the vote of the North Fork stockholders at the North Fork Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of North Fork Common Stock entitled to vote at the North Fork Meeting is necessary to constitute a quorum at the North Fork Meeting. Abstentions will be counted as present for purposes of determining the presence or absence of a quorum at the North Fork Meeting.

                    Under the rules of NYSE, the issuance of the Merger Shares will require the affirmative vote of the holders of a majority of the shares of North Fork Common Stock voting on the issuance of the Merger Shares where the total number of votes cast represents 50% of all outstanding shares of North Fork Common Stock on the North Fork Record Date. As described in "THE MERGER -- Conditions to the Merger," such stockholder approval is a condition to consummation of the Merger. In determining whether the proposal to approve the issuance of the Merger Shares has received the requisite number of affirmative votes, abstentions will have the same effect as votes cast against such proposal but broker non-votes, if any, will be disregarded and will have no effect on the outcome of the vote concerning the Merger Shares.

                    As of the North Fork Record Date, directors and executive officers of North Fork and their affiliates may be deemed to be beneficial owners of 1,133,354 shares of North Fork Common Stock, or approximately 4.7% of the shares of North Fork Common Stock outstanding as of the Record Date. Such persons have informed North Fork that they intend to vote or direct the vote of all such shares of North Fork Common Stock for approval of the issuance of the Merger Shares. As of the North Fork Record Date, neither North Side nor its subsidiaries, nor any of the directors and executive officers of North Side, beneficially owned any shares of North Fork Common Stock.

                    All shares of North Fork Common Stock which are entitled to be voted and are represented at the North Fork Meeting by properly executed proxies received prior to or at the meeting, and not revoked, will be voted at such meeting, and any adjournments or postponements thereof, in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted for:
          (i) approval of the issuance of the Merger Shares, and (ii) otherwise in the discretion of the proxy holders as to any other matter which may come before the North Fork Meeting or any adjournment or postponement thereof, including, among other things, a motion to adjourn or postpone the North Fork Meeting to another time and/or place, for the purpose of soliciting additional proxies or otherwise; provided, however, that no proxy which is voted against the proposal to approve the issuance of the Merger Shares will be voted in favor of any such adjournment or postponement.

                    If any other matters are properly presented at the North Fork Meeting for consideration, the persons named in the form of proxy enclosed herewith and acting thereunder will have discretionary authority to vote on such matters in accordance with their best judgment; provided, however, that such discretionary authority will only be exercised to the extent possible under applicable federal and state securities and corporation laws. North Fork does not have any knowledge of any matters to be presented at the North Fork Meeting other than the matters set forth above under "-
          - General."

                    The presence of a stockholder at the North Fork Meeting will not automatically revoke such stockholder's proxy. However, any proxy given by a North Fork stockholder pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by (i) delivering to the Secretary of North Fork a written notice of revocation bearing a later date than the proxy; (ii) delivering to the Secretary of North Fork a duly executed proxy bearing a later date; or (iii) attending the North Fork Meeting and voting in person. Any written notice of revocation or subsequently executed proxy should be sent so as to be delivered to North Fork Bancorporation, Inc., 275 Broad Hollow Road, Melville, New York 11747, Attention:
          Anthony J. Abate, Secretary, or hand delivered to North Fork's Secretary at such address at or before the taking of the vote at the North Fork Meeting.

                    North Fork will bear all expenses of this solicitation of proxies from the holders of North Fork Common Stock, except that the cost of preparing and mailing this Joint Proxy Statement/Prospectus will be borne equally by North Side and North Fork. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of North Fork in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. North Fork has retained D.F. King & Co., a proxy soliciting firm, to assist in such solicitation. The fee to be paid to such firm is not expected to exceed $5,500 plus reasonable out-of-pocket costs and expenses. In addition, North Fork will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so.


                                   THE MERGER

                    The following information concerning the Merger, insofar as it relates to matters contained in the Merger Agreement, describes the material aspects of the Merger but does not purport to be a complete description and is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and attached hereto as Annex A. North Fork and North Side stockholders are urged to read carefully the Merger Agreement.

          EFFECTS OF THE MERGER

                    Pursuant to the terms of the Merger Agreement, subject to the satisfaction or waiver (where permissible) of certain conditions, including, among other things, the receipt of all necessary regulatory approvals, the expiration of all waiting periods in respect thereof, the approval of the Merger Agreement by the requisite vote of the stockholders of North Side and the approval of the issuance of the Merger Shares by the requisite vote of the stockholders of North Fork, North Side will be merged with and into North Fork Bank and North Side stockholders will become stockholders of North Fork. North Fork Bank shall be the surviving corporation in the Merger, and shall continue its corporate existence as a wholly owned subsidiary of North Fork under the laws of the State of New York. Upon consummation of the Merger, the separate corporate existence of North Side shall terminate.

                    Each outstanding share of North Fork Common Stock at the Effective Time will remain outstanding and unchanged as a result of the Merger.

          EXCHANGE RATIO

                    At the Effective Time (as defined below), each issued and outstanding share of North Side Common Stock, except for shares held directly or indirectly by North Side or North Fork (other than shares held by North Fork or North Side in a fiduciary capacity ("Trust Account Shares") or in respect of a debt previously contracted ("DPC Shares")) and shares of North Side Common Stock as to which the holder thereof shall have exercised dissenter's rights, will be converted into and exchangeable for 1.556 shares (the "Exchange Ratio") of North Fork Common Stock. If the Average Closing Price (as defined below) is less than $24.00, North Side may terminate the Merger Agreement unless North Fork increases the Exchange Ratio such that the shares of North Fork Common Stock issued in exchange for each share of North Side Common Stock have a value (valued at the Average Closing Price) of $37.34. The Average Closing Price is the average closing sales price per share of the North Fork Common Stock on the New York Stock Exchange (the "NYSE") for the 10 consecutive trading days ending on the 5th business day (the "Valuation Period") prior to the date on which the approval by the FDIC of the Merger and the other transactions contemplated by the Merger Agreement is obtained, without regard to any requisite waiting period in respect thereof. Each share of North Fork Common Stock issued in the Merger will include the corresponding number of rights attached thereto pursuant to North Fork's Right Agreement (see "DESCRIPTION OF NORTH FORK CAPITAL STOCK -- Rights Plan").

                    If the Average Closing Price is less than $24.00 and, in response to an election by North Side to terminate the Merger Agreement, North Fork elects to increase the Exchange Ratio, the Exchange Ratio will be equal to the quotient obtained by dividing (i) $37.34 by (ii) the Average Closing Price. See "-- Waiver and Amendment; Termination" below. Assuming the Merger is approved by the holders of North Side Common Stock, the North Side Board may elect not to terminate the Merger Agreement and to consummate the Merger without resoliciting North Side stockholders if the Average Closing Price is less than $24.00, even though, as a result of the application of the Exchange Ratio, the value of the shares of North Fork Common Stock (valued at the Average Closing Price) issued in exchange for each share of North Side Common Stock would be less than $37.34. In such a situation, in considering whether to consummate the Merger without the resolicitation of North Side stockholders, the North Side Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, the advice of its financial advisor and legal counsel. North Side stockholders will have no vote in the decision of the North Side Board to either terminate the Merger Agreement or elect to consummate the Merger in the event that the Average Closing Price is less than $24.00.

                    North Fork is under no obligation to increase the Exchange Ratio, and there can be no assurance that North Fork would elect to increase the Exchange Ratio if the North Side Board were to exercise its right to terminate the Merger Agreement as set forth above. Any such decision would be made by the North Fork Board in light of all relevant facts and circumstances existing at such time, including, without limitation, the advice of its financial advisor and legal counsel. If North Fork elects to increase the Exchange Ratio as set forth in the Merger Agreement and as illustrated above, it must give North Side prompt notice of that election and such increased Exchange Ratio, in which case no termination of the Merger Agreement would occur as a result of the Average Closing Price being less than $24.00.

                    Although North Fork has the right in limited circumstances described above to increase the Exchange Ratio, under no circumstances may the Exchange Ratio be decreased. The formula for determining the Exchange Ratio was arrived at through arm's-length negotiations between North Side and North Fork. If North Fork effects a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment of or to the North Fork Common Stock or declares a stock dividend on such stock, an appropriate adjustment to the Exchange Ratio will be made.

                    It is expected that the market price of North Fork Common Stock will fluctuate between the date of this Joint Proxy Statement/Prospectus and the date on which the Merger is consummated and thereafter. Because the number of shares of North Fork Common Stock to be received by North Side stockholders in the Merger is fixed (subject to possible increase in the limited circumstances described above) and because the market price of the North Fork Common Stock is subject to fluctuation, the value of the shares of North Fork Common Stock that holders of North Side Common Stock would receive in the Merger may increase or decrease prior to the Merger. In addition, in order to qualify the Merger for pooling of interests accounting treatment, it is expected that North Fork will issue approximately 600,000 shares of North Fork Treasury Stock in a public or private offering subsequent to the Valuation Period and prior to consummation of the Merger. See " -- Anticipated Accounting Treatment." The price at which the North Fork Treasury Stock will be issued cannot be determined at the date hereof. The number of shares of North Fork Treasury Stock issued, and the price at which such shares are issued, will affect the book value of North Fork Common Stock as of the Effective Time, as adjusted to give effect to the issuance of such shares and the Merger, and may also affect the market price of North Fork Common Stock at the Effective Time or thereafter. No assurance can be given concerning the market price of North Fork Common Stock before or after the Effective Time.

                    No fractional shares of North Fork Common Stock will be issued in connection with the Merger. In lieu of the issuance of fractional shares, North Fork will make a cash payment to each North Side stockholder who otherwise would be entitled to receive a fractional share equal to the product of (i) the fractional interest which a North Side stockholder would otherwise receive and (ii) the average of the closing sale prices of North Fork Common Stock on the NYSE for the five trading days immediately preceding the Effective Time.

                    Upon consummation of the Merger, any shares of North Side Common Stock that were owned by North Side as treasury stock or that were held directly or indirectly by North Fork other than Trust Account Shares and DPC Shares will be canceled and retired and no payment will be made with respect thereto.

                    In addition, at the Effective Time, each outstanding and unexercised option (other than the option granted to North Fork, see "-- Stock Option Agrement") to purchase shares of North Side Common Stock (a "North Side Option") will be assumed by North Fork. After the Effective Time, each North Side Option will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such North Side Option immediately prior to the Effective Time, the number of shares of North Fork Common
          Stock equal to the product, rounded down to the nearest share, of the number of shares of North Side Common Stock subject to the North Side Option and the Exchange Ratio, at a price per share equal to the exercise price per share of North Side Common Stock otherwise purchasable pursuant to such North Side Option divided by the Exchange Ratio, rounded up to the nearest cent.

                    The Merger Agreement also provides that each holder of a North Side Option, whether or not then vested, shall have the right at the Effective Time to elect to convert all or a portion of his or her North Side Options which have not expired prior to the Effective Time into the right (which right must be exercised at least 5 days prior to the Closing Date (as defined below) by written notice to North Fork) to receive such number of shares (rounded to the nearest whole share) of North Fork Common Stock as are equal in value (determined by valuing each share of North Fork Common Stock at the Average Closing Price) to the excess of
          (i) the number of shares of North Side Common Stock subject to such option multiplied by the Exchange Ratio multiplied by the Average Closing Price of the North Fork Common Stock over (ii) the aggregate exercise price of such option, except that no such election shall be made if such right is inconsistent with any of the conditions to consummation of the Merger contained in the Merger Agreement.

          EFFECTIVE TIME

                    The Merger will become effective at the date and time set forth in the certificate which will be filed by the Banking Department in accordance with applicable law (the "Effective Time"). The certificate will be filed on the first day (the "Closing Date") which is (i) the last business day of a month and (ii) at least two business days after satisfaction or waiver of the latest to occur of certain conditions to the Merger specified in the Merger Agreement, unless another date is agreed to in writing by North Fork and North Side. See "-- Conditions to the Merger" below. It is expected that a period of time will elapse between the Special Meetings and the Effective Time while the parties seek to obtain the regulatory approvals required to con-summate the Merger. There can be no assurance that such regula-tory approvals will be obtained, and if obtained, there can be no assurance as to the date of any such approval. There can likewise be no assurance that the United States Department of Justice or the New York Attorney General will not challenge the Merger or, if such a challenge is made, as to the result thereof. See "-- Regulatory Approvals Required for the Merger" below. The Merger Agreement may be terminated by either party if, among other reasons, the Merger has not been consummated on or before June 30, 1997.
          See "-- Waiver and Amendment; Termination" below.

          BACKGROUND OF THE MERGER

                    Since the time of North Side's mutual-to-stock conversion in April 1986, the financial services industry in general has been subject to continuous and substantial changes, both as a result of changes in laws and regulations and in general economic conditions. During its course as a stock-form institution, the North Side Board has regularly considered and analyzed North Side's strategic options, including prospects for North Side continuing as an independent entity and possible business combination transactions with other financial institutions of various sizes and the potential effects of such transactions on North Side and its stockholders, employees, customers and the communities it serves. In addition, in recent years, North Side retained Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") in order to assist North Side in its analysis of the various strategic alternatives available to it.

                    North Side reviewed its strategic options in early 1996 with the assistance of Sandler O'Neill, a review that intensified in March 1996 when it received notice that New York Bancorp Inc. ("New York Bancorp") had acquired 7.84% of the North Side Common Stock and was considering the possibility of seeking to obtain control of North Side, including through the acquisition of additional shares of North Side Common Stock. In an effort to allow the North Side Board to have greater bargaining power and a better ability to analyze and evaluate the best course of action for North Side, on April 18, 1996, North Side adopted a Shareholder Rights Plan. See "COMPARISON OF STOCKHOLDERS RIGHTS -- Rights Plans."

                    Shortly after New York Bancorp announced its acquisition of shares of North Side Common Stock, Thomas M. O'Brien, Chairman, President and Chief Executive Officer of North Side, received a telephone call from John Adam Kanas, Chairman, President and Chief Executive Officer of North Fork. Although Mr. Kanas expressed a general interest in discussing an acquisition transaction with North Side, Mr. Kanas indicated that North Fork was not prepared at that point in time to enter into any substantive discussions.

                    In mid-April 1996, Mr. O'Brien received an unsolicited inquiry from the chief executive officer of another New York-based financial institution (the "Other Financial Institution") expressing such institution's interest in a stock-for-stock transaction, although material terms, including price, were generally unspecified at such point in time. In early May 1996, Mr. O'Brien, met with the chief executive officer of the Other Financial Institution and engaged in a general discussion regarding the possible structure of an acquisition transaction with such institution, although the price and other material terms remained unspecified. Several weeks later, the chief executive officer of the Other Financial Institution called Mr. O'Brien and indicated that the Other Financial Institution had changed its position and that it was interested in doing a cash acquisition of North Side rather than a stock-for-stock merger. While the chief executive officer of the Other Financial Institution did not make any formal offer, he did indicate a preliminary range of value in excess of $40 but less than $45 cash per share of North Side Common Stock, subject to a due diligence review of North Side.

                    In mid-June 1996, Mr. O'Brien met with Mr. Kanas, at the request of Mr. Kanas. At such meeting, Mr. Kanas indicated that North Fork was interested in exploring a stock-for-stock merger transaction with North Side. Prior to such meeting, Sandler O'Neill updated its analysis of various potential strategic options available to North Side, including a merger with North Fork, a business combination with the Other Financial Institution and remaining independent.

                    Informal discussions continued between Mr.
          O'Brien and Mr. Kanas during the latter part of June but no agreement was reached as to the material terms of a transaction. During the last week of June 1996, Mr. O'Brien also met again with the chief executive officer of the Other Financial Institution who reiterated such institution's interest in pursuing a cash acquisition of North Side at a price within the range of $43 to $44 per share of North Side Common Stock, subject to due diligence of North Side. On June 26, 1996, North Fork purchased in an arms-length transaction 145,000 shares of North Side Common Stock from New York Bancorp.

                    During the first week of July 1996, North Side and North Fork entered into a Confidentiality Agreement and exchanged certain non-public information. On July 5, 1996, North Side and North Fork agreed to conduct on-site due diligence reviews of each other, which due diligence reviews were conducted during the week of July 8, 1996. In addition, during the week of July 8, 1996, drafts of the proposed Merger Agreement and related documents (including the Stock Option Agreement) were prepared, circulated and discussed among North Side, North Fork and their respective legal and financial advisors. During the first week of July 1996, the Other Financial Institution sent North Side a suggested form of Confidentiality Agreement together with a list of North Side documents requested by the Other Financial Institution. On July 10, 1996, North Side entered into a Confidentiality Agreement with the Other Financial Institution and forwarded certain materials to it.

                    On July 10, 1996, the North Fork Board held a telephonic meeting with the senior management of North Fork to discuss the status of the potential transaction with North Side and, on the basis of such discussions, determined to proceed with the transaction.

                    At a special meeting held on July 11, 1996, the North Side Board discussed at length North Side's strategic options, including the proposed Merger with North Fork, the possible cash acquisition of North Side by the Other Financial Institution, remaining independent and potential transactions with other financial institutions. At the July 11th meeting, representatives of Sandler O'Neill, North Side's financial advisor, reviewed in detail with the North Side Board a number of matters relating to the North Side Board's analysis of the strategic alternatives available to North Side, including (i) the general status of the financial services industry, including those entities operating in North Side's region; (ii) valuation analyses of North Side and North Fork, on a stand alone and combined basis; (iii) historic and current bank and thrift institution stock price levels and terms of recent financial institution mergers; (iv) consolidation trends in the financial services industry and in New York specifically;
          (v) the outlook for price appreciation of North Side Common Stock; (vi) the prospects for North Side continuing as an independent entity, including its prospects of acquiring smaller institutions in the region or expanding its current business to further increase size and earnings as an independent entity; and (vii) a comparison of the proposed Merger with North Fork, the possible cash acquisition of North Side by the Other Financial Institution and remaining independent. Following the Sandler O'Neill presentation, the North Side Board considered at length North Side's strategic alternatives, including the continuing consolidation of the financial services industry, the consideration that North Side might be at a competitive disadvantage as an independent entity in a more consolidated environment and North Side's prospects of further improving its earnings and increasing its franchise value as an independent entity. The discussion also focused on the effects that a business combination transaction would have on North Side's stockholders, employees, customers and on the communities served by North Side and on the timing of a potential transaction.

                    At the conclusion of the July 11th meeting of the North Side Board, senior management of North Side was advised to continue its negotiations with North Fork. The North Side Board concluded that a strategic merger with a growing commercial bank, such as North Fork, could provide North Side's stockholders with immediate enhanced value and the opportunity to participate in the future appreciation of the resulting organization's common stock as such organization continued to grow or sought a merger with a larger institution. In addition, the North Side Board determined not to pursue a potential cash acquisition of North Side.

                    On July 12, 1996, Sandler O'Neill, on behalf of North Side, informed the Other Financial Institution through its financial advisors that the North Side Board was not inclined to pursue its suggested cash acquisition. The Other Financial Institution was invited to reconsider its position and was informed that time was of the essence. The Other Financial Institution did not contact North Side further with respect to a possible transaction. During the period of July 12 through July 14, 1996, North Side and North Fork and their respective advisors and counsel continued their negotiations and finalized the terms of the Merger Agreement and all related agreements. The North Side Board met again on July 14, 1996, at which time the terms of the Merger Agreement and the related agreements, including the Stock Option Agreement, were discussed in detail. In addition, the North Side Board again reviewed its various strategic alternatives, the status of conversations with the Other Financial Institution and the opinion of Sandler O'Neill that the consideration to be received by the stockholders under the terms of the Merger Agreement was fair to North Side's stockholders from a financial point of view. The North Side Board unanimously approved the Merger Agreement and the Stock Option Agreement on July 14, 1996.

                    On July 15, 1996, the North Fork Board considered and approved, by unanimous vote, the Merger, the Merger Agreement, the Stock Option Agreement and the related transactions. Presentations were made by both KBW and North Fork's legal counsel. At the special meeting, members of North Fork's senior management, together with North Fork's legal and financial advisors, reviewed with the North Fork Board, among other things, the background of the proposed transaction, the potential benefits of the transaction, including the strategic rationale for the transaction, a summary of senior management's due diligence findings, financial and valuation analyses of the transaction and the terms of the proposed agreements. In addition, KBW delivered to the North Fork Board its oral opinion to the effect that, as of such date, the Exchange Ratio was fair to North Fork's stockholders from a financial point of view.

                    Following the meeting of the North Fork Board, North Side and North Fork entered into the Merger Agreement and the Stock Option Agreement.

          RECOMMENDATION OF THE BOARDS OF DIRECTORS; REASONS FOR THE
          MERGER

                    North Side. The North Side Board, with the assistance of its financial and legal advisors, has evaluated the financial, legal and market considerations bearing on the decision to recommend the Merger. The terms of the Merger, including the Exchange Ratio, are a result of arms-length negotiations between representatives of North Side and North Fork. In reaching its determination that the Merger Agreement is fair to, and in the best interest of, North Side and holders of North Side Common Stock, the North Side Board considered a number of factors, both from a short-term and a long-term perspective. The factors which the North Side Board considered, without assigning any relative or specific weights, included, without limitation, the following: (1) the North Side Board's review of North Side's business, financial condition, results of operations, management and prospects, including, but not limited to, its potential growth, development, productivity and profitability; (2) the current and prospective environment in which North Side operates, including regional economic conditions, the competitive environment for savings and other financial institutions generally and the trend toward consolidation in the financial services industry; (3) information concerning the business, financial condition, results of operations and prospects of North Fork, including recent acquisitions of North Fork, the recent performance of North Fork Common Stock, historical data of North Fork, customary statistical measurements of North Fork's financial performance, analysts' estimates of earnings of North Fork, North Fork's expectations of future business prospects and earnings based upon discussions with representatives of North Fork and Sandler O'Neill's estimates of discounted future cash flows and dividend streams for North Fork, based on its discussions with North Fork's management, under various circumstances and using various assumptions; (4) the value to be received by holders of North Side Common Stock pursuant to the Merger in relation to the historical trading prices and book value of North Side Common Stock; (5) the information presented to the North Side Board by Sandler O'Neill with respect to the Merger and the opinion of Sandler O'Neill that, as of the date of such opinion, the consideration to be received by the holders of North Side Common Stock is fair, from a financial point of view (See " -- Opinions of Financial Advisors -- North Side"); (6) the financial and other significant terms of the North Fork offer; (7) the review by the North Side Board with its legal and financial advisors of the provisions of the proposed Merger Agreement and Stock Option Agreement; (8) the North Side Board's belief that the receipt of North Fork Common Stock generally would permit North Side stockholders to defer any tax liability associated with the increase in the value of their stock as a result of the Merger and to become stockholders in North Fork, an institution with strong operations, management, earnings performance and earnings potential; (9) the future growth prospects of North Side and North Fork following the Merger and the potential synergies expected from the Merger, including potential expense reductions and increases in efficiency; (10) the expectation that North Fork will continue to provide quality service to the community and customers served by North Side; (11) the compatibility of the respective business and management philosophies of North Side and North Fork, and the prospect that Mr. O'Brien will be afforded the opportunity to have a significant management position after the Merger, thereby providing a degree of continuity and oversight in the interests of the former stockholders of North Side; and (12) the alternative strategic courses available to North Side, including remaining independent and exploring other potential acquisition transactions, such as the possible acquisition by the Other Financial Institution.

                    After considering the factors described above, the North Side Board determined that the Merger and the consideration to be received by North Side's stockholders in connection with the Merger was fair and, consequently, unanimously approved the Merger Agreement as being in the best interests of North Side and its stockholders. ACCORDINGLY, THE NORTH SIDE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF NORTH SIDE VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

                    North Fork. In reaching its decision to approve the Merger Agreement, the North Fork Board consulted with its legal advisors regarding the legal terms of the transaction, its financial advisors regarding the financial aspects and fairness of the proposed transaction, as well as with management of North Fork, and, without assigning any relative or specific weights, considered a number of factors, both from a short-term and a longer-term perspective, including the following: (i) the North Fork Board's familiarity with and review of North Fork's business, operations, financial condition, earnings and prospects, including, but not limited to, its potential growth, development, productivity and profitability and the business risks associated therewith; (ii) the North Fork Board's review, based in part on a presentation by North Fork management regarding its due diligence on North Side, of the business, operations, earnings and financial condition of North Side on an historical, prospective and pro forma basis, and the enhanced opportunities for growth that the Merger makes possible; (iii) a variety of factors affecting and relating to the overall strategic focus of North Fork including, without limitation, opportunities for growth in deposits, assets and earnings, and opportunities available to North Fork in the market areas where North Side conducts business; (iv) the current and prospective economic, competitive and regulatory environment facing financial institutions, including North Fork; (v) the terms of the Merger Agreement, the Stock Option Agreement and the other documents executed in connection with the Merger; (vi) the anticipated revenue enhancement, cost savings and efficiencies available from the Merger (see "MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER -- Consolidation of Operations; Projected Cost Savings and Revenue Enhancements; Projected Earnings Per Share"); (vii) the expectation that the Merger would be treated as a tax-free reorganization and accounted for as a pooling of interests; and (viii) the financial advice rendered by KBW and the opinion of KBW as to the fairness to North Fork's stockholders from a financial point of view of the Exchange Ratio.

                    The North Fork Board believes that the Merger and the issuance of the Merger Shares is fair to, and in the best interests of, North Fork and its stockholders. ACCORDINGLY, THE NORTH FORK BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT NORTH FORK'S STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ISSUANCE OF THE MERGER SHARES.

          OPINIONS OF FINANCIAL ADVISORS

                    North Side. Over the years North Side has retained Sandler O'Neill to, among other things, assist North Side in its analysis of the various strategic alternatives available to it. Pursuant to a letter agreement dated as of September 30, 1995 (the "Sandler O'Neill Agreement"), North Side retained Sandler O'Neill as an independent financial advisor in connection with strategic planning and merger and acquisition transactions. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is banks and savings institutions and, in that connection, is regularly engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

                    Pursuant to the terms of the Sandler O'Neill
          Agreement, Sandler O'Neill acted as financial advisor to North Side in connection with the Merger. In connection therewith, at the July 14, 1996 meeting at which the North Side Board approved and adopted the Merger Agreement, Sandler O'Neill delivered a written opinion to the North Side Board that, as of July 14, 1996, the consideration to be received by the holders of shares of North Side Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such stockholders. Sandler O'Neill also delivered to the North Side Board a written opinion (the "Sander O'Neill Fairness Opinion") dated the date of this Joint Proxy Statement/Prospectus which is substantially identical to the July 14, 1996 opinion. THE FULL TEXT OF THE SANDLER O'NEILL FAIRNESS OPINION, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF SUCH OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX C. HOLDERS OF NORTH SIDE COMMON STOCK ARE URGED TO READ THE SANDLER O'NEILL FAIRNESS OPINION IN ITS ENTIRETY IN CONNECTION WITH THEIR CONSIDERATION OF THE PROPOSED MERGER. THE SANDLER O'NEILL FAIRNESS OPINION SHOULD NOT BE CONSTRUED BY THE HOLDERS OF SHARES OF NORTH SIDE COMMON STOCK AS A RECOMMENDATION AS TO HOW THEY SHOULD VOTE AT THE NORTH SIDE SPECIAL MEETING.

                    In connection with rendering its opinion dated July 14, 1996, Sandler O'Neill performed a variety of financial analyses. The following is a summary of such analyses, but does not purport to be a complete description of Sandler O'Neill's analyses. The preparation of a fairness opinion is a complex process involving subjective judgements and is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying the Sandler O Neill Fairness Opinion. In performing its analyses, Sandler O'Neill made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of North Fork, North Side and Sandler O'Neill. Any estimates contained in Sandler O'Neill's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Because such estimates are inherently subject to uncertainty, none of North Side, North Fork or Sandler O'Neill assumes responsibility for their accuracy.

                    Stock Trading History. Sandler O'Neill examined the history of the trading prices and the volume of the North Side Common Stock and the North Fork Common Stock, and the relationship between the movements in the prices of the North Side and the North Fork Common Stock, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index, the NASDAQ Banking Index and a composite group of publicly traded savings institutions (in the case of North Side) and publicly traded commercial banks (in the case of North Fork) in geographic proximity and of similar asset size.

                    Analysis of Selected Publicly Traded Companies. In preparing its presentation, Sandler O'Neill used publicly available information to compare selected financial and market trading information, including book value, tangible book value, earnings, asset quality ratios, loan loss reserve levels, profitability and capital adequacy, of North Side and two different groups of selected institutions. The first group consisted of the following ten (10) publicly-traded savings institutions (the "Regional Thrift Group") which operate in the same general geographic region as North Side and are of comparable size: Albank Financial Corporation, TR Financial Corp., Greater New York Savings Bank, Bankers Corp., MLF Bancorp, Inc., Reliance Bancorp, Inc., JSB Financial, Inc., Haven Bancorp, Inc., Queen s County Bancorp, Inc., and WSFS Financial Corporation. Sandler O Neill also compared North Side to a group of nine
          (9) publicly-traded savings institutions of comparable size which were considered to be highly-valued (the "Highly-Valued Group") by investors. The Highly-Valued Group was comprised of: Peoples Heritage Financial Corp., Westcorp, New York Bancorp, Inc., First Indiana Corporation, Eagle Financial Corp., InterWest Bancorp, Inc., American Federal Bank, Magna Bancorp, Inc., and WSFS Financial Corporation. The analysis compared publicly available year-end financial information as of and for the years ending December 31, 1991 through March 31, 1996. The following comparisons are based upon the March 31, 1996 financial information. The data described below with respect to the Regional Thrift Group and the Highly-Valued Group consists of the median data for such groups.

                    The total assets of North Side were approximately $1.6 billion, compared to approximately $1.7 billion for the Regional Thrift Group and approximately $1.5 billion for the Highly-Valued Group. The annual growth rate of assets for North Side was positive 5.27%, compared to a positive growth rate of approximately 8% for the Regional Thrift Group and approximately 5% for the Highly-Valued Group. The total equity of North Side was approximately $122 million, compared to approximately $187 million for the Regional Thrift Group and approximately $124 million for the Highly-Valued Group. The tangible equity to total assets ratio was 7.66% for North Side, compared to 7.69% for the Regional Thrift Group and 7.39% for the Highly-Valued Group. The net loans to assets ratio for North Side was approximately 26%, compared to approximately 50% for the Regional Thrift Group and approximately 60% for the Highly-Valued Group. The cash and securities to total assets ratio was approximately 72% for North Side, compared to approximately 48% for the Regional Thrift Group and approximately 35% for the Highly-Valued Group. Total deposits were approximately $1.2 billion for North Side, compared to approximately $1.2 billion for the Regional Thrift Group and approximately $1.1 billion for the Highly-Valued Group. North Side had a gross loans to total deposits ratio of approximately 34%, compared to approximately 72% for the Regional Thrift Group and approximately 96% for the Highly-Valued Group. The total borrowings to total asset ratio for North Side was approximately 14%, compared to approximately 14% for the Regional Thrift Group and approximately 16% for the Highly-Valued Group. The ratio of non-performing loans to total assets for North Side was 0.36%, compared to 0.64% for the Regional Thrift Group and 1.00% for the Highly-Valued Group. The ratio of non-performing assets to total assets for North Side was 0.51%, compared to 0.85% for the Regional Thrift Group and 1.22% for the Highly-Valued Group. The ratio of loan loss reserves to non-performing loans for North Side was 121.82%, compared to approximately 83% for the Regional Thrift Group and approximately 105% for the Highly-Valued Group. The net interest margin of North Side was 3.29%, compared to 3.3% for the Regional Thrift Group and 3.6% for the Highly-Valued Group. The ratio of non-interest income to average assets for North Side was 0.37%, compared to 0.35% for the Regional Thrift Group and 1.04% for the Highly-Valued Group. The ratio of non-interest expense to average assets was 1.50% for North Side, compared to 1.82% for the Regional Thrift Group and 2.65% for the Highly-Valued Group. The efficiency ratio of North Side was 43.19%, compared to approximately 52% for the Regional Thrift Group and approximately 57% for the Highly-Valued Group. The overhead ratio of North Side was 40.85%, compared to approximately 49% for the Regional Thrift Group and approximately 45% for the Highly-Valued Group. The return on average assets for North Side was 1.15%, compared to 0.98% for the Regional Thrift Group and 1.22% for the Highly-Valued Group. The return on average equity for North Side was 15.75%, compared to approximately 10% for the Regional Thrift Group and approximately 16% for the Highly-Valued Group. The price to tangible book value for North Side was 139.1%, compared to approximately 125% for the Regional Thrift Group and approximately 150% for the Highly-Valued Group. The price to earnings per share multiple for North Side was 9.62x, compared to approximately 13x for the Regional Thrift Group and 10x for the Highly-Valued Group.

                    Sandler O'Neill also used publicly available information to perform a similar comparison of selected financial and market trading information for North Fork and two different groups of selected institutions. The first group consisted of the following eleven (11) publicly-traded commercial banks (the "Regional Bank Group") which operate in the same general geographic region: Dauphin Deposit Corporation, ONBANCorp, Inc., Keystone Financial, Inc., Valley National Bancorp, Fulton Financial Corporation, Susquehanna Bancshares, Inc., U.S. Trust Corporation, Trust Company of New Jersey, Commerce Bancorp, Inc., First Commonwealth Financial, and TrustCo Bank Corp. Sandler O'Neill also compared North Fork to a group of fifteen (15) publicly-traded commercial banks of comparable size which were considered to be highly-valued (the "Highly-Valued Bank Group") by investors. The Highly-Valued Bank Group was comprised of: Valley National Bancorp, BOV Financial Corporation, United Carolina Bancshares, Colonial BancGroup, Inc., City National Corporation, Associated Banc-Corp National Commerce Bancorp, Mark Twain Bancshares, Inc., Westamerica Bancorporation, Commerce Bancorp, Inc., FirstBanks Puerto Rico, Community First Bancshares, TrustCo Bank Corp, and Corus Bankshares, Inc. The analysis compared publicly available year end financial information as of and for the years ending December 31, 1990 through December 31, 1995. The following comparisons are based upon the December 31, 1995 financial information. The data described below with respect to the Regional Bank Group and the Highly-Valued Bank Group consists of the median data for such groups.

                    The total assets of North Fork were approximately $4.1 billion, compared to $3.3 billion for the Regional Bank Group and $3.4 billion for the Highly-Valued Bank Group.
          The annual growth rate of assets for North Fork was positive 48.54%, compared to a positive growth rate of approximately 8% for the Regional Bank Group and approximately 13% for the Highly-Valued Bank Group. The total equity of North Fork was approximately $308 million, compared to approximately $294 million for the Regional Bank Group and approximately $271 million for the Highly-Valued Bank Group. The tangible equity to total assets ratio was 5.49% for North Fork, compared to approximately 7.4% for the Regional Bank Group and approximately 7.6% for the Highly-Valued Bank Group.
          The net loans to total assets ratio for North Fork was approximately 53%, compared to approximately 55% for the Regional Bank Group and approximately 63% for the Highly-Valued Bank Group. The cash and securities to total assets ratio was approximately 42% for North Fork, compared to approximately 38% for the Regional Bank Group and approximately 33% for the Highly-Valued Bank Group. Total deposits were approximately $3.4 billion for North Fork, compared to approximately $2.7 billion for the Regional Bank Group and approximately $2.6 billion for the Highly-Valued Bank Group. North Fork had a gross loans to total deposits ratio of approximately 65%, compared to approximately 71% for the Regional Bank Group and approximately 77% for the Highly-Valued Bank Group. The total borrowings to total assets ratio for North Fork was approximately 7%, compared to approximately 6% for the Regional Bank Group and approximately 8% for the Highly-Valued Bank Group. The total non-performing loans to total assets ratio for North Fork was 1.53%, compared to 0.42% for the Regional Thrift Group and 0.37% for the Highly-Valued Bank Group. The non-performing assets to total assets ratio for North Fork was 1.70%, compared to 0.64% for the Regional Thrift Group and 0.57% for the Highly-Valued Bank Group. The ratio of loan loss reserves to non-performing loans for North Fork was 82%, compared to approximately 193% for the Regional Bank Group and approximately 290% for the Highly-Valued Bank Group. The ratio of loan loss reserves to non-performing assets for North Fork was approximately 74%, compared to approximately 144% for the Regional Bank Group and approximately 230% for the Highly-Valued Bank Group. The net interest margin of North Fork was 5.04%, compared to 4.29% for the Regional Bank Group and 4.71% for the Highly-Valued Bank Group. The ratio of non-interest income to average assets for North Fork was 0.69%, compared to 0.69% for the Regional Bank Group and 1.03% for the Highly-Valued Bank Group. The ratio of non-interest expense to average assets was 2.25% for North Fork, compared to 2.87% for the Regional Bank Group and 3.17% for the Highly-Valued Bank Group. The efficiency ratio of North Fork was 40.03%, compared to approximately 47% for the Regional Bank Group and approximately 58% for the Highly-Valued Bank Group. The overhead ratio of North Fork was 31.24%, compared to approximately 47% for the Regional Bank Group and approximately 38% for the Highly-Valued Bank Group. The return on average assets for North Fork was 1.77%, compared to 1.19% for the Regional Bank Group and 1.36% for the Highly-Valued Bank Group. The return on average equity for North Fork was 18.69%, compared to approximately 13% for the Regional Bank Group and approximately 17% for the Highly-Valued Bank Group. The price to tangible book value for North Fork was 301.44%, compared to approximately 180% for the Regional Bank Group and approximately 219% for the Highly-Valued Bank Group. The price to earnings per share multiple for North Fork was 12.27x, compared to 13x for the Regional Bank Group and 12x for the Highly-Valued Bank Group.

                    Analysis of Selected Merger Transactions. Sandler O'Neill reviewed 88 transactions announced from January 1, 1995 to July 12, 1996 involving public savings institutions nationwide as targets with transaction values over $15 million ("All Transactions"), 11 transactions announced from January 1, 1995 to July 12, 1996 involving public savings institutions in New York ("Regional Transactions"), and 11 transactions announced from January 1, 1995 to July 12, 1996 involving public savings institutions nation-wide as targets with a return on average equity of 13% or greater ("High ROAE Transactions"). Sandler O'Neill reviewed the ratios of price to earnings, price to book value, price to tangible book value, price to deposits, price to assets, and deposit premium paid in each such transaction and computed high, low, mean, and median ratios and premiums for the respective groups of transactions. Based upon the median multiples for All Transactions, Sandler O'Neill derived an imputed range of values per share of the North Side Common Stock of $36.84 to $55.75. Based upon the median multiples for Regional Transactions, Sandler O'Neill derived an imputed range of values per share of the North Side Common Stock of $34.81 to $51.58. Based upon the median multiples for High ROAE Transactions, Sandler O'Neill derived an imputed range of values per share of the North Side Common Stock of $38.23 to $44.37.

                   Discounted Dividend Stream and Terminal Value Analysis. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividend flows of North Side through 2001 under various circumstances, assuming North Side performed in accordance with the earnings forecasts of its management and certain variations thereof (including variation with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expense and dividend payout ratio). To approximate the terminal value of the North Side Common Stock at the end of the five-year period, Sandler O'Neill applied price to earnings multiples ranging from 8x to 17x and applied multiples of book value ranging from 80.0% to 170.0%. The dividend income streams and terminal values were then discounted to present values using different discount rates (ranging from 10% to 16.0%) chosen to reflect different assumptions regarding required rates of return of holders of prospective buyers of the North Side Common Stock. This analysis, assuming the current dividend payout ratio, indicated an imputed range of values per share of the North Side Common Stock between $19.72 and $47.29 when applying the price to earnings multiples, and an imputed range of values per share of the North Side Common Stock between $23.29 and $57.46 when applying multiples of book value. In connection with its analysis, Sandler O'Neill extensively used sensitivity analyses to illustrate the effects changes in the underlying assumptions would have on the resulting present value, and discussed these changes with the North Side Board.

                    In addition, Sandler O'Neill performed an analysis which estimated the future stream of after-tax dividend flows of North Fork on a pro-forma basis, assuming consummation of the Merger (the "Combined Company") through 2001 under various circumstances, assuming (i) the operations of the Combined Company attributable to North Side performed in accordance with the earnings forecasts of North Side's management and certain variations thereof, as described in the previous paragraph; (ii) the operations of the Combined Company attributable to North Fork performed in accordance with the earnings forecasts of North Fork's management and certain variations thereof (including variation with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expense and dividend payout ratio); and (iii) the Combined Company realized cost savings equal to 33.5% of North Side's projected non-interest expenses (other than the expense of deposit insurance). To approximate the terminal value of the Combined Company's Common Stock at the end of the five-year period, Sandler O'Neill applied a range of price to earnings multiples and book value multiples. The dividend income streams and terminal values were then discounted to present values using different discount rates (ranging from 9.0% to 13.5%) chosen to reflect different assumptions regarding required rates of return of holders of prospective buyers of the Combined Company's Common Stock. This analysis, assuming the current dividend payout ratio, indicated that the imputed range of values of the 1.556 shares of North Fork Common Stock to be received in the Merger for each share of North Side Common Stock was significantly in excess of the imputed range of the values of the shares of North Side Common Stock. In connection with its analysis, Sandler O'Neill extensively used sensitivity analyses to illustrate the effects changes in the underlying assumptions would have on the resulting present value, and discussed these changes with the North Side Board.

                    In connection with rendering its opinion dated July 14, 1996, Sandler O'Neill reviewed, among other things:
          (i) the Merger Agreement and exhibits thereto; (ii) the Stock Option Agreement; (iii) North Fork's audited consolidated financial statements and management's discussion and analysis of the condition and results of operations contained in its annual report to shareholders for the year ended December 31, 1995; (iv) North Side's audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its annual report to shareholders for the fiscal year ended September 30, 1995;
          (v) North Fork's unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; (vi) North Side's unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its Quarterly Reports on Form F-4 for the quarters ended December 31, 1995 and March 31, 1996, respectively; (vii) North Fork's press release dated July 11, 1996 containing financial statement highlights for North Fork for the quarter ended June 30, 1996; (viii) preliminary financial information prepared by the senior management of North Side concerning North Side's financial condition and results of operations for the quarter ended June 30, 1996; (ix) certain financial analyses and forecasts of North Side prepared by and reviewed with management of North Side and the views of senior management of North Side regarding North Side's past and current business operations, results thereof, financial condition and future prospects; (x) certain financial analyses and forecasts of North Fork prepared by and reviewed with management of North Fork and the views of senior management of North Fork regarding North Fork's past and current business operations, results thereof, financial condition and future prospects; (xi) the pro forma impact of the Merger on North Fork; (xii) the historical reported price and trading activity for the North Fork Common Stock and the North Side Common Stock, including a comparison of certain financial and stock market information for North Fork and North Side with similar information for certain other companies the securities of which are publicly traded;
          (xiii) the financial terms of recent business combinations in the savings institution and banking industries; (xiv) the current market environment generally and the banking environment in particular; and (xv) such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant. Sandler O'Neill was not asked to, and did not, solicit indications of interest in a potential transaction from other third parties.

                    In connection with rendering the Sandler O'Neill Fairness Opinion, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its July 14, 1996 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

                    In performing its reviews, Sandler O'Neill assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information reviewed by and discussed with it, and Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of North Fork or North Side or any of their subsidiaries, or the collectibility of any such assets (relying, where relevant, on the analyses and estimates of North Fork and North Side). With respect to the financial projections reviewed with each company's management, Sandler O'Neill assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of North Fork and North Side and that such performances will be achieved. Sandler O'Neill also assumed that there has been no material change in North Fork's or North Side's assets, financial condition, results of operations, business or prospects since the date of the last financial statements noted above. Sandler O'Neill assumed that the Merger will qualify for pooling of interests accounting treatment and has further assumed that North Fork will remain as a going concern for all periods relevant to its analyses and that the conditions precedent in the Agreement are not waived.

                    Under the Sandler O'Neill Agreement, North Side will pay Sandler O'Neill a transaction fee in connection with the Merger, a substantial portion of which is contingent upon the consummation of the Merger. Under the terms of the Agreement, North Side will pay Sandler O'Neill a transaction fee equal to 1.0% of the aggregate purchase price paid in the transaction, or approximately $2.2 million, of which 25% was paid upon execution of the Merger Agreement and 75% will be paid if the Merger is consummated. North Side has also paid Sandler O'Neill a fee of $50,000 for rendering the Sandler O'Neill Fairness Opinion, all of which amount will be credited towards the fee payable to Sandler O'Neill upon consummation of the Merger. North Side has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

                    North Fork. Pursuant to an Engagement Letter dated as of July 9, 1996, Keefe, Bruyette & Woods, Inc. ("KBW") has acted as financial advisor to North Fork in connection with the Merger. KBW is a nationally recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of banking businesses and their securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW was selected by North Fork based on KBW's experience in similar transactions, expertise, and its business and reputation in the banking and investment communities.

               In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, North Fork and North Side, and, as a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, equity securities of North Fork and North Side for its own account and for the accounts of its customers. To the extent that KBW had any such position as of the date of the fairness opinion attached as Annex D hereto, KBW has disclosed such to North Fork.

               In connection with KBW's engagement, North Fork requested that KBW evaluate the fairness of the Exchange Ratio, from a financial point of view, to the stockholders of North Fork. At a meeting of the North Fork Board held on July 15, 1996, KBW rendered its oral opinion to the effect that as of such date and subject to certain matters stated in the opinion, the Exchange Ratio, from a financial point of view, was fair to the North Fork stockholders. KBW subsequently confirmed this oral opinion by delivery of a written opinion dated the date of this Joint Proxy Statement/Prospectus. In connection with its written opinion, KBW updated certain of its analyses, as necessary, and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.
          No limitations were imposed by the North Fork Board on KBW with respect to the investigations made or procedures followed in rendering its opinion.

               The full text of KBW's written opinion dated the date of this Joint Proxy Statement/Prospectus, which sets forth the assumptions made, matters considered and limitations of review by KBW, is attached hereto as Annex D and is incorporated herein by reference. Holders of North Fork Common Stock are urged to read this opinion carefully in its entirety. KBW's opinions are directed only to the fairness of the Exchange Ratio from a financial point of view to the stockholders of North Fork, do not address any other aspect of the proposed Merger or any related transaction and do not constitute a recommendation to any stockholder as to how such stockholder should vote at the North Fork Meeting. The summary of the opinion of KBW set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the opinion.

               In connection with its opinion dated the date hereof, KBW reviewed, among other things, (a) the Merger Agreement and Stock Option Agreement, (b) the Registration Statement on Form S-4, including this Joint Proxy Statement/Prospectus, (c) the Annual Report to Stockholders of North Fork and the Annual Report on Form 10-K of North Fork for the year ended December 31, 1995, (d) the Annual Report on Form F-2 of North Side for the year ended September 30, 1995, (e) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of North Fork, (f) certain interim reports to shareholders and Quarterly Reports on Form F-4 of North Side, and (g) certain internal financial analyses and forecasts for North Fork and North Side prepared by the respective managements of North Fork and North Side and furnished to KBW for purposes of its analysis. KBW also held discussions with members of the senior managements of North Side and North Fork regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry In addition, KBW compared certain financial and stock market information for North Fork and North Side with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as KBW considered appropriate.

               In rendering its opinion, KBW considered such financial and other factors as it deemed appropriate under the circumstances, including, among others, the following: (a) the respective historical and current financial position and results of operations of North Fork and North Side; (b) the respective assets and liabilities of North Fork and North Side; and (c) the nature and terms of certain other merger transactions involving banks and bank holding companies and thrifts and thrift holding companies. In rendering its opinion, KBW took into account its assessment of general economic, market and financial conditions and its experience in other transactions as well as its experience in securities valuation and its knowledge of the banking industry generally. KBW's opinion is necessarily based upon conditions as they existed and could be evaluated as of the date of its opinion and the information made available to KBW through the date of its opinion.

               In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available, and KBW did not assume any responsibility for independently verifying any of such information. KBW relied upon the management of North Fork and North Side as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to it, and KBW assumed that such forecasts and projections reflected the best currently available estimates and judgments of North Fork and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. KBW also assumed that the aggregate allowances for loan losses for North Fork and North Side are adequate to cover such losses. In rendering its opinions, KBW has not made or obtained any evaluations or appraisals of the property of North Fork or North Side, nor has it examined any individual credit files.

                The summary of KBW's analyses set forth below does not purport to be a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex analytic process, involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, KBW made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, KBW believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, KBW made numerous assumptions with respect to North Fork and North Side, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of North Fork and North Side. No company, transaction or business used in such analyses as a comparison is identical to North Fork, North Side or the Merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, it involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses and securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, because such estimates are inherently subject to substantial uncertainty, none of North Fork, North Side, KBW or any other person assumes responsibility for their accuracy.

                    The following is a summary of the material analyses
               performed by KBW in connection with its opinion and financial presentation made to the North Fork Board on July 15, 1996:

                    (a) Transaction Summary. KBW calculated the consideration to be received pursuant to the Exchange Ratio as a multiple of North Side's book value, tangible book value as of June 30, 1996, earnings per share and current market price of North Side Common Stock. This computation assumed a price per share of North Fork Common Stock and North Side Common Stock, respectively, of $27.50 and $35.25 (the respective closing prices of such Common Stock on July 12, 1996) and an Exchange Ratio of 1.556 shares of North Fork Common Stock for each share of North Side Common Stock and was based on North Side's reported earnings for the four most recently completed quarters and on analysts' estimates of North Side's 1996 and 1997 earnings per share. Based on such assumptions, this analysis indicated North Side's stockholders would receive shares of North Fork Common Stock worth $42.79 for each share of North Side Common Stock held, and that such amount would represent a multiple of 1.67x book value per share, 1.69x tangible book value per share, 11.32x earnings per share for the four most recently completed quarters, 11.26x estimated 1996 earnings per share, 11.35x estimated 1997 earnings per share and 1.21x the then-current price for shares of North Side Common Stock.

                    (b) Pro Forma Merger Analysis. KBW performed pro forma merger analyses that combined projected income statement and balance sheet information. Assumptions regarding the accounting treatment, acquisition adjustments, cost savings, revenue enhancements and treatment of North Side employee stock options were used to calculate the financial impact that the acquisition would have on certain projected financial results of North Fork. This analysis indicated that the Merger is expected to increase North Fork's projected 1997 earnings per share (excluding the effect of a non-recurring merger and restructuring charge to be incurred in connection with the Merger), book value, tangible book value and leverage ratio. This analysis was based on analyst estimates of North Fork's and North Side's 1997 earnings per share and on North Fork's management's estimates of expected cost savings, revenue enhancements and a non-recurring merger and restructuring charge to be realized or incurred by North Fork in connection with the Merger. These projections were discussed with the management of each of North Fork and North Side. The actual results achieved by the combined company will vary from the projected results, and the variations may be material. See "MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER -- Consolidation of Operations; Projected Cost Savings and Revenue Enhancements; Projected Earnings Per Share" and "-- Merger and Restructuring Charges."

                    (c) Contribution Analysis. KBW analyzed the relative contribution of each of North Fork and North Side to certain balance sheet and income statement items of the combined company, including assets, common equity, market capitalization, deposits and estimated 1997 net income (with and without estimated cost savings). KBW then compared the relative contribution of such balance sheet and income statement items with the estimated pro forma ownership of 24% for North Side stockholders based on an Exchange Ratio of 1.556. The contribution analysis showed that North Side would contribute approximately 28% of the combined assets, 35% of the combined common equity, 26% of the combined deposits, 22% of the combined estimated 1997 net income and 25% of the combined estimated 1997 net income including estimated cost savings resulting from the Merger.

                    (d) Selected Transaction Analysis. KBW analyzed certain merger and acquisition transactions for financial institutions based upon the acquisition price (at announcement) relative to stated book value, stated tangible book value and latest twelve months' earnings. The information analyzed was compiled by KBW from both internal sources and a data firm that monitors and publishes transaction summaries and descriptions of mergers and acquisitions in the financial services industry. The analysis included a review and comparison of the average book value multiples and earnings multiples represented by a sample of recently completed or announced transactions, as segmented into the three categories described below.

                         The first category was comprised of selected
               transactions announced between January 1993 and July 1996 in which the acquired institution was a thrift with assets greater than $500 million, a return on assets greater than 1%, a return on equity greater than 14% and a tangible equity-to-asset ratio less than 10%. The second category was comprised of selected transactions (excluding mergers of equals) announced between January 1993 and July 1996 in which the transaction value was greater than $100 million and the acquired institution was a thrift. The third category was comprised of selected transactions announced between January 1993 and July 1996 in which the seller was a thrift located in the Metropolitan New York City area and the acquiror was New York-based (or, in one instance, New Jersey-based).

                         KBW's analyses of these acquisitions
               indicated that (a) among the acquisition of thrifts in the first category, the consideration paid to the acquired institution's stockholders averaged 189% of book value per share, 194% of tangible book value per share and had a median of 11.6x latest twelve months' earnings per share; (b) among the acquisition of thrifts in the second category, the consideration paid to the acquired institution's stockholders averaged 160% of book value per share, 170% of tangible book value per share and had a median of 14.7x latest twelve months' earnings per share; (c) among the acquisition of thrifts in the third category, the consideration paid to the acquired institution's stockholders averaged 146% of book value per share, 153% of tangible book value per share and had a median of 15.1x latest twelve months' earnings per share. Assuming an Exchange Ratio of 1.556 shares of North Fork Common Stock for each share of North Side Common Stock, and a price per share of North Fork Common Stock of $27.50, the consideration to be received by North Side stockholders in the Merger would represent 167% of book value per share, 169% of tangible book value per share and 11.3x North Side's latest twelve months' earnings per share.

                    (e)  Other Analyses.  KBW also reviewed the
               relative financial and market performance of North Side to a variety of relevant industry peer groups and indices. KBW also reviewed deposit market share data for the combined company, balance sheet composition for North Fork and North Side, historical stock performance for North Fork and North Side and other financial data for North Side.

                    Pursuant to the terms of KBW's engagement, North Fork
               has agreed to pay a financial advisory fee to KBW for its
               services in connection with the Merger.   Specifically,
               North Fork has agreed to pay KBW (a) an initial fee of $25,000, following execution of the engagement letter, (b) a fee of $100,000 upon the mailing of this Joint Proxy Statement/Prospectus, and (c) a contingent fee of $125,000 upon the closing of the Merger. North Fork has also agreed to reimburse KBW for its reasonable out-of-pocket expenses, including the fees and expenses of legal counsel and any other advisor retained by KBW. North Fork has also agreed to indemnify KBW, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the Federal securities laws. It is expected that KBW will act as underwriter in connection with the offering of the North Fork Treasury Stock and, in connection therewith, will receive customary underwriting discounts and com-missions and will be indemnified by North Fork against certain liabilities.

               INTERESTS OF CERTAIN PERSONS IN THE MERGER

                         Certain members of North Side's management and the
               North Side Board may be deemed to have certain interests in the Merger that are in addition to their interests as stockholders of North Side generally. The North Side Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

                         North Fork has agreed to honor all existing North
               Side employment, severance and other compensation agreements and arrangements. As a result of the transactions contemplated by the Merger Agreement, Mr. O'Brien, Chairman, President and Chief Executive Officer of North Side, will be entitled to certain severance benefits under the terms of his existing Employment Agreement with North Side including a lump sum severance payment equal to three times the sum of
               (a) Mr. O'Brien's base salary as in effect immediately prior to consummation of the Merger, and (b) the highest annual bonus earned by Mr. O'Brien during any of the three years prior to the Merger. In addition to his severance payment, in the event that Mr. O'Brien does not serve as Vice
               Chairman of North Fork and North Fork Bank as discussed below, Mr. O'Brien also will be entitled, under the terms of his current employment contract, to the continuation of his benefits under the group hospitalization, health care, dental, life or other insurance or death benefit plans maintained by North Side for three years or until he obtains employment providing substantially similar benefits and to suitable outplacement services for a period of up to three years or his acceptance of other employment. As discussed below, Mr. O'Brien also will become fully vested in his benefits under North Side's existing Long-Term Incentive and Capital Accumulation Plan ("North Side Stock Option Plan") and Management Development and Recognition Plan ("MDR
               Plan"). To the extent that payments received by Mr. O'Brien constitute "excess parachute payments" subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended ("Code"), Mr. O'Brien shall be entitled to an additional payment sufficient to restore Mr. O'Brien to the same after-tax position he would have had if the excise tax had not been imposed. Based upon Mr. O'Brien's current base salary and his anticipated bonus payment for fiscal 1996, Mr. O'Brien will be entitled to receive a lump sum cash severance payment of approximately $3.3 million upon consummation of the Merger (including the estimated amount related to the excise tax imposed by the Code and assuming the Merger is consummated on or before December 31, 1996). North Fork and North Side have agreed that such lump sum severance payment will be made on the date that the Merger is consummated.

                         North Side also has entered into Change in Control
               Severance Agreements ("Severance Agreements") with five of its current officers, including Donald C. Fleming, the Executive Vice President and Chief Financial Officer, Alissa
               E. Ballot, the General Counsel and Marie Alleva, a Senior
               Vice President. Pursuant to the terms of the Severance Agreements, which were entered into April, 1996, and the Merger Agreement, the five officers who have executed Severance Agreements will be entitled to lump sum severance payments equal to two times the sum of (a) the officer's base salary as in effect immediately prior to the Merger, plus (b) the highest annual bonus during any of the three years prior to the Merger. North Fork and North Side have agreed that such lump sum severance payments will be made to the affected officers on the date that the Merger is consummated. If employment is terminated, such officers also will be entitled to the continuation of benefits under the group hospitalization, health care, dental, life or other insurance or death benefit plans maintained by North Side for two years or until other employment is accepted.
               Such officers will also be entitled to certain outplacement benefits. The payments payable under each Severance
               Agreement are limited to those amounts that would be deductible by reason of Section 280G of the Code. Based upon their current levels of base salary and anticipated bonus payments during the three prior years, Mr. Fleming, Ms. Ballot and Ms. Alleva will be entitled to receive lump sum severance payments of approximately $570,000, $298,000 and $247,000 respectively, assuming the Merger is consummated on or before December 31, 1996.

                         Pursuant to the terms of the Merger Agreement, at
               the Effective Time North Fork will cause the North Fork Board to be expanded by two members and Mr. O'Brien and one other member of the North Side Board selected by North Side and approved by North Fork (which approval will not be unreasonably withheld) will be appointed to fill the vacancies. At the Effective Time, the North Side directors who are not appointed to the North Fork Board will be appointed to an advisory committee to North Fork for an advisory term of not less than three years and an annual fee of $35,000.

                         The Merger Agreement provides that, in the event
               of any threatened or actual claim, action, suit, proceeding or investigation in which any person who is or has been a director, officer or employee of North Side is, or is threatened to be, made a party based in whole or in part on, or pertaining to (i) the fact that such person was a director, officer or employee of North Side, or (ii) the Merger Agreement or the transactions contemplated thereby, North Fork will, subject to the conditions set forth in the Merger Agreement, indemnify such person to the fullest extent permitted by law against any liability or expense incurred in connection with any such claim or proceeding.
               In addition, pursuant to the Merger Agreement, North Fork will be required to maintain directors' and officers' liability insurance for the benefit of persons serving as officers and directors of North Side immediately prior to the Effective Time for a period of three (3) years following the Effective Time with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such, provided that in no event shall North Fork be required to expend on an annual basis more than 200% of the amount which North Side currently expends for such insurance.

                         In addition to the above referenced benefits, all
               options and awards outstanding under the North Side Stock Option Plan and the MDR Plan will become vested as a result of the Merger.

                         North Fork has offered Mr. O'Brien the position of
               Vice Chairman of North Fork and North Fork Bank after the Merger. In connection therewith, the parties have negotiated forms of employment and change-in-control agreements which Mr. O'Brien may enter into within 20 business days after the Effective Time of the Merger. Mr. O'Brien has indicated to North Fork that he currently anticipates entering into such agreements. The proposed employment agreement with Mr. O'Brien provides for a three-year term at an annual base salary of $300,000, which may be increased by the North Fork Board provided that, in any event, such annual base salary shall be substantially equivalent to the annual base salary of any other Vice Chairman of North Fork and shall be no less than 50% of the annual base salary of the Chief Executive Officer of North Fork. Under the terms of the proposed Employment Agreement, Mr. O'Brien also shall be eligible for annual bonuses, commencing for North Fork's 1997 fiscal year, which bonuses shall be substantially equivalent to the annual bonus, if any, paid to any other Vice Chairman of North Fork or, if there is no other Vice Chairman of North Fork, in an amount consistent with North Fork's recent past practice for Vice Chairman in proportion to the Chief Executive Officer of North Fork. The proposed Employment Agreement also provides for Mr. O'Brien's participation in all of the employee benefit plans maintained by North Fork including any pension, medical insurance, life insurance and all stock option, restricted stock, appreciation rights, phantom stock, stock unit or other stock-based plans. In the event that North Fork were to terminate the proposed Employment Agreement other than for "cause," as defined, or Mr. O'Brien were to terminate the proposed Employment Agreement in the event of any material breach of the Agreement by North Fork which breach had not been cured, then Mr. O'Brien would be entitled to a lump sum payment equal to the aggregate amount of his base salary for the otherwise remaining term of the Employment Agreement multiplied by 130%. In the event of termination of employment for any reason other than by North Fork for cause, as defined, North Fork will be required to furnish Mr. O'Brien and his family with continued group health, major medical and hospitalization insurance coverage through the third anniversary of his date of employment with North Fork. The proposed Employment Agreement also provides for the payment of certain benefits upon the death or disability of Mr. O'Brien. The proposed Change-In-Control Agreement with Mr. O'Brien is substantially similar to the existing Change-In-Control Agreement which North Fork has previously entered into with certain of its executive officers. Such agreement provides that Mr. O'Brien will be entitled to receive from North Fork a lump sum payment equal to 299 percent of his "base amount" as defined in Section 280G of the Code if, within 24 months after a change in control of North Fork (as defined in the agreement), his employment is terminated by North Fork (other than for cause) or by Mr. O'Brien voluntarily. The proposed Change-In-Control Agreement is a rolling three-year agreement and will continue in effect until the normal expiration date of Mr. O'Brien's employment under the proposed Employment Agreement or until Mr. O'Brien is no longer an employee of North Fork, provided that the term of the proposed Change-In-Control Agreement will be extended in the event of a change in control, as defined, of North Fork prior to the termination of employment. The agreement provides, in effect, that if any payments thereunder would be treated as excess parachute payments under Section 280G of the Code, the aggregate amount of those payments is to be reduced to the extent necessary to avoid that treatment, except that any payment to Mr. O'Brien under the North Fork Performance Plan or any acceleration of the vesting of any stock-based awards will not trigger such a reduction.

                         Other than as set forth above, no director or
               executive officer of North Side has any direct or indirect material interest in the Merger, except insofar as ownership of North Side Common Stock and existing options to purchase such stock might be deemed such an interest.

               EMPLOYEE MATTERS

                         Pursuant to the terms of the Merger Agreement,
               employees of North Side shall become entitled, as soon as practicable following the Merger, to participate in the benefit plans maintained by North Fork on the same terms and conditions as applicable to comparable employees of North Fork and shall be granted credit for service with North Side for certain purposes under certain of such plans. Pursuant to the terms of the Merger Agreement, North Fork has agreed to honor in accordance with their terms, certain employment, severance and other compensation agreements and arrangements between North Side and certain of its directors, officers and employees. North Fork intends to continue each of the existing North Side employee benefit plans to which there exists a corresponding North Fork employee benefit plan until the date on which the inclusion of North Side employees in North Fork's corresponding plan occurs.

               CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF
               CERTIFICATES; FRACTIONAL SHARES

                         North Side.  As promptly as practicable after the
               Effective Time, and in no event more than three business days thereafter, a bank or trust company selected by North Fork and reasonably satisfactory to North Side, acting in the capacity of exchange agent (the "Exchange Agent"), will mail to each former holder of record of North Side Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's certificates representing shares of North Side Common Stock for certificates representing shares of North Fork Common Stock and cash in lieu of fractional shares.

                         HOLDERS OF NORTH SIDE COMMON STOCK SHOULD NOT SEND
               IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FROM THE EXCHANGE AGENT, AND SHOULD NOT RETURN SUCH STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

                         Upon surrender to the Exchange Agent of one or
               more certificates representing shares of North Side Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to the holder of North Side Common Stock surrendering such items a certificate or certificates representing the number of shares of North Fork Common Stock to which such holder is entitled, if any, and, where applicable, a check for the amount representing any fractional share determined in the manner described below, without interest. The North Side certificate or certificates so surrendered will be cancelled.

                         No dividend or other distribution declared after
               the Effective Time with respect to North Fork Common Stock will be paid to the holder of any unsurrendered North Side certificate until the holder surrenders such certificate, at which time the holder will be entitled to receive all previously withheld dividends and distributions, without interest.

                         After the Effective Time, there will be no
               transfers on the stock transfer books of North Side of shares of North Side Common Stock issued and outstanding immediately prior to the Effective Time. If certificates representing shares of North Side Common Stock are presented for transfer after the Effective Time, they will be cancelled and exchanged for certificates representing shares of North Fork Common Stock.

                         None of the Exchange Agent, North Fork, North Fork
               Bank or North Side, or any other person, will be liable to any former holder of North Side Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                         If a certificate for North Side Common Stock has
               been lost, stolen or destroyed, the Exchange Agent will issue the consideration properly payable in accordance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant, and appropriate and customary indemnification.

                         No fractional shares of North Fork Common Stock
               will be issued in the Merger. Instead, the Merger Agreement provides that each holder of shares of North Side Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of North Fork Common Stock will receive, in lieu thereof, cash in an amount equal to such fractional part of a share of North Fork Common Stock multiplied by the average of the closing sale prices of North Fork Common Stock on the NYSE for the five trading days immediately preceding the Effective Time. No such holder will be entitled to dividends, voting rights or any other rights as a stockholder in respect of any fractional share which such holder would otherwise have been entitled to receive.

                         North Fork.  Shares of North Fork capital stock
               (including North Fork Common Stock) issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and be unaffected by the Merger, and holders of such stock will not be required to exchange the certificates representing such stock or take any other action by reason of the consummation of the Merger.

               CONDITIONS TO THE MERGER

                         The respective obligations of North Fork and North
               Side to effect the Merger are subject to the satisfaction of the following conditions at or prior to the Effective Time:
               (i) approval of the Merger Agreement by the affirmative vote of the holders of at least two-thirds of the outstanding shares of North Side Common Stock entitled to vote thereon and approval of the issuance of the Merger Shares by the affirmative vote of the holders of a majority of the shares of North Fork Common Stock voting thereon where the total votes cast by the holders of North Fork Common Stock on such matter exceed 50% of the outstanding shares of North Fork Common Stock; (ii) the shares of North Fork Common Stock issuable to holders of North Side Common Stock pursuant to the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance; (iii) approval of the Merger Agreement and the transactions contemplated thereby (including the Merger) by the appropriate governmental authorities (all such governmental authorities being referred to as the "Governmental Entities"), and the expiration of any statutory waiting periods in respect thereof (collectively, the "Requisite Regulatory Approvals") (see "-- Regulatory Approvals Required for the Merger" below); (iv) receipt of all necessary state securities laws and "blue sky" permits and other authorizations required in connection with the issuance of North Fork Common Stock in the Merger; (v) the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part will have become effective under the Securities Act of 1933, as amended (the "Securities Act") and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the Commission; (vi) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") which prohibits the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement will be in effect and
               (vii) no statute, rule, regulation, order, injunction or decree will have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

                         The obligations of North Fork to effect the Merger
               are further subject to the satisfaction, or waiver by North Fork, of the following conditions: (i)(x) certain representations and warranties of North Side contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent that such representations and warranties relate to an earlier date) as of the Closing Date as though made on and as of the Closing Date; (y) the representations and warranties of North Side contained in the Merger Agreement (including, without limitation, the representation (the "North Side Material Adverse Change Representation") that since March 31, 1996 no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect (as defined below) on North Side) shall be true and correct as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition described in this clause (i)(y), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on North Side; and (z) the representations and warranties of North Side contained in the Merger Agreement (including without limitation the North Side Material Adverse Change Representation) shall be true and correct as of the date of the Merger Agreement and (except to the extent that such representations and warranties relate to an earlier date) as of the Closing Date as though made at and as of the Closing Date provided, however, that for purposes of determining the satisfaction of the condition described in this clause (i)(z), no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect (as defined below), and provided, further, however, that the representations and warranties of North Side will be deemed true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect; (ii) North Side shall have duly performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; (iii) the consent, approval or waiver of each person (other than the Governmental Entities) whose consent or approval shall be required in order to permit the succession by the surviving corporation in the Merger to any obligation, right or interest of North Side or any subsidiary of North Side under any agreement shall have been obtained, except where the failure to obtain such consents or approvals would not have a Material Adverse Effect on North Fork; (iv) no proceeding initiated by a Governmental Entity seeking an Injunction shall be pending; (v) North Fork shall have received an opinion of its counsel, in form and substance reasonably satisfactory to North Fork, dated as of the Effective Time, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code (see "-- Certain Federal Income Tax Consequences of the Merger" below); and
               (vi) North Fork shall have received a letter addressed to North Fork, dated as of the Effective Time, from North Fork's independent public accountants to the effect that the Merger will qualify for pooling of interests accounting treatment.

                         The Merger Agreement defines a "Material Adverse
               Effect," when applied to a party to the Merger Agreement, as any effect that (i) is material and adverse to the business, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as whole, or (ii) materially impairs the ability of such party to consummate the transactions contemplated by the Merger Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries,
               (b) changes in generally accepted accounting principles that are generally applicable to the banking or savings industries, (c) expenses incurred in connection with the transactions contemplated by the Merger Agreement and (d) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates.

                         The obligations of North Side to effect the Merger
               are further subject to the satisfaction, or waiver by North Side of the following conditions: (i)(x) the certain representations and warranties of North Fork contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent that such representations and warranties relate to an earlier date) as of the Closing Date as though made on and as of the Effective Time; (y) the representations and warranties of North Fork contained in the Merger Agreement (including, without limitation, the representation (the "North Fork Material Adverse Change Representation") that since March 31, 1996 no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on North Fork) shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition described in this clause (i)(y), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on North Fork; and (z) the representations and warranties of North Fork set forth in the Merger Agreement (including without limitation the North Fork Material Adverse Change Representation) shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date provided, however, that for purposes of determining the satisfaction of the condition described in this clause (i)(z), no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that such representations and warranties will be deemed true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on North Fork (after giving effect to the transactions contemplated by the Merger Agreement); (ii) North Fork shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time; (iii) the consent or approval of each person (other than the Governmental Entities) whose consent or approval shall be required in connection with the transactions contemplated by the Merger Agreement under any agreement to which North Fork or any of its subsidiaries is a party or is otherwise bound, except those for which the failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on North Fork (after giving effect to the transactions contemplated by the Merger Agreement), shall have been obtained; (iv) no proceeding initiated by any Governmental Entity seeking an Injunction shall be pending;
               (v) North Side shall have received from its counsel an opinion, dated as of the Effective Time, to the effect that for Federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes (A) no gain or loss will be recognized by North Side as a result of the Merger; (B) no gain or loss will be recognized by the stockholders of North Side who exchange all of their North Side Common Stock solely for North Fork Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in North Fork Common Stock); and (C) the aggregate tax basis of the North Fork Common Stock received by stockholders who exchange all of their North Side Common Stock solely for North Fork Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the North Side Common Stock surrendered in exchange therefor (see "-- Certain Federal Income Tax Consequences of the Merger" below); and
               (vi) North Fork shall have received a letter addressed to North Fork, dated as of the Effective Time, from North Fork's independent public accountants to the effect that the Merger will qualify for pooling of interests accounting treatment.

                         No assurance can be provided as to when, or
               whether, the regulatory consents and approvals necessary to consummate the Merger will be obtained or whether all of the other conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. See "-- Regulatory Approvals Required for the Merger" below. If the Merger is not effected on or before June 30, 1997, the Merger Agreement may be terminated by a vote of a majority of the Board of Directors of either North Fork or North Side unless the failure to effect the Merger by such date is due to the breach of the Merger Agreement by the party seeking to terminate the Merger Agreement.

               REGULATORY APPROVALS REQUIRED FOR THE MERGER

                         Consummation of the Merger is subject to a number
               of regulatory approvals and consents.

                         The Merger is subject to the prior approval of the
               FDIC under the Bank Merger Act. In reviewing applications under the Bank Merger Act, the FDIC must consider, among other factors, the financial and managerial resources and future prospects of the existing and proposed institutions, and the convenience and needs of the communities to be served. In addition, the FDIC may not approve a transaction that will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the FDIC finds that the anticompetitive effects of the transaction are clearly outweighed by the public interests and the probable effect of the transaction on meeting the convenience and needs of the communities to be served. Any transaction approved by the FDIC may not be consummated until 30 days after such approval, during which time the Department of Justice may challenge such transaction on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the FDIC and the Department of Justice, the waiting period may be reduced to no less than 15 days.

                         In addition, the Merger is subject to the prior
               approval of the Banking Department under certain provisions of the New York Banking Law (the "NYBL"). In determining whether to approve the application for the merger of North Side with and into North Fork Bank, the Banking Department will consider, among other factors, whether the Merger would be consistent with adequate or sound banking and would not result in concentration of assets beyond limits consistent with effective competition, and whether the Merger would result in such a lessening of competition as to be injurious to the interest of the public or tend toward monopoly. The Banking Department will also consider the public interest and the needs and convenience thereof. Further, it is the policy of the State of New York to insure the safe and sound conduct of banking organizations, to conserve assets of banking organizations, to prevent hoarding of money, to eliminate unsound and destructive competition among banking organizations, and to maintain public confidence in the business of banking and protect the public interest and the interests of depositors, creditors, and stockholders, and such factors will be considered by the Banking Department in connection with North Fork's application.

                         Under the Community Reinvestment Act of 1977, as
               amended (the "CRA") and the comparable provisions of the NYBL, the FDIC and the Banking Department must also take into account the record of performance of each of North Fork Bank and North Side in meeting the credit needs of the entire community, including low and moderate income neighborhoods, served by each institution. As part of the review process, the banking agencies frequently receive comments and protests from community groups and others.

                         North Fork is not aware of any other regulatory
               approvals that would be required for consummation of the Merger, except as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance that any other approvals, if required, will be obtained.

                         The Merger cannot proceed in the absence of the
               requisite regulatory approvals. See "-- Conditions to the Merger" and "-- Waiver and Amendment; Termination." There can be no assurance that such regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any such approval. There can likewise be no assurance that the Department of Justice or the New York State Attorney General will not challenge the Merger or, if such a challenge is made, as to the result thereof.

               CONDUCT OF BUSINESS PENDING THE MERGER

                         Pursuant to the Merger Agreement, North Side has
               agreed that until the Effective Time, except as provided in the Merger Agreement, the Stock Option Agreement (as defined below) or with the prior consent of North Fork, North Side and its subsidiaries will carry on their respective businesses in the ordinary course consistent with past practice. North Side has agreed to use its reasonable best efforts to (x) preserve its business organization and that of its subsidiaries' intact, (y) keep available to itself and North Fork the present services of its and its subsidiaries' employees and (z) preserve for itself and North Fork the goodwill of its and its subsidiaries' customers and others with whom business relationships exist.

                         The Merger Agreement also contains certain
               restrictions on the conduct of North Side's business pending consummation of the Merger. In particular, the Merger Agreement provides that, except as provided in the Merger Agreement or with the prior written consent of North Fork, North Side and its subsidiaries may not, among other things,
               (i) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than normal quarterly dividends in an amount of no more than the most recently quarterly dividend paid in respect of each share of North Side Common Stock, which dividends shall have the same record and payment dates relating to dividends on the North Fork Common Stock (such that North Side stockholders shall receive dividends for a given quarter on either the North Side Common Stock or the North Fork Common Stock but not both); (ii)(a) split, combine or reclassify any shares of its capital stock or (b) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares) any shares of the capital stock of North Side or any of its subsidiaries or securities convertible into or exercisable therefor, (iii) subject to certain exceptions, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into or exchangeable therefor, (iv) amend its Restated Organization Certificate, Amended and Restated By-laws or other similar governing documents, (v) make any capital expenditures other than in the ordinary course of business or as necessary to maintain existing assets in good repair, and in any event are in an amount of no more than $25,000 individually and $200,000 in the aggregate, (vi) enter into any new line of business,
               (vii) subject to certain exceptions, acquire or agree to acquire any business or entity or otherwise acquire any assets which would be material to North Side, (viii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger not being satisfied, or in a violation of any provision of the Merger Agreement, except as may be required by applicable law, (ix) change its methods of accounting in effect at September 30, 1995, subject to certain exceptions,
               (x)(a) adopt, amend, renew or terminate (except as may be required by law) any employee benefit plan or agreement, arrangement, plan or policy between North Side or any of its subsidiaries and any of its current or former directors, officers and employees, or (b) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date of the Merger Agreement (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares); (xi) take or cause to be taken any action that would cause the Merger to fail to qualify (a) for pooling of interests accounting treatment or (b) as a tax-free reorganization under Section 368 (a) of the Code, provided, however, that nothing contained in the Merger Agreement will prevent North Side taking any action required by the Stock Option Agreement, (xii) other than in the ordinary course of business consistent with past practice, dispose or agree to dispose of its material assets, properties or other rights or agreements, (xiii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise become responsible for the obligations of any other entity, (xiv) file any application to relocate or terminate the operations of any of North Side's banking offices, (xv) subject to certain exceptions, invest or commit to invest in real estate or any real estate development project, (xvi) create, renew, amend or terminate or give notice to do the same to any material contract, agreement or lease for goods, services or office space to which North Side or any of its subsidiaries is a party or by which North Side or any of its subsidiaries or their respective property is bound, (xvii) take any action which would cause the termination or cancellation by the FDIC of insurance in respect of North Side's deposits, (xviii) make or commit to any loan or extension of credit to any director or officer of North Side or any of its subsidiaries without giving North Fork five days' notice in advance of North Side or its respective subsidiary's approval of such loan or extension of credit or commitment relating thereto, or (xix) agree to do any of the foregoing.

                         North Side also has agreed in the Merger Agreement
               that neither it nor any of its subsidiaries will authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of the North Side Board, (i) recommend or endorse any takeover proposal, (ii) participate in any discussions or negotiations, or (iii) provide third parties with any non-public information, relating to any such inquiry or proposal, provided that North Side may communicate information about any such takeover proposal to its stockholders if, in the judgment of the North Side Board, based upon the advice of outside counsel, such communication is required under applicable law. North Side has agreed to cease any activities, discussions or negotiations previously conducted with any parties other than North Fork with respect to any of the foregoing; it will notify North Fork immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it, and will promptly inform North Fork in writing of the relevant details with respect to the foregoing. As used in the Merger Agreement, "takeover proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving North Side or any subsidiary of North Side or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, North Side or any subsidiary of North Side other than the transactions contemplated or permitted by the Merger Agreement and the Stock Option Agreement.

                         Pursuant to the Merger Agreement, North Fork has
               also agreed that until the Effective Time, except as provided in the Merger Agreement or with the prior written consent of North Side, neither North Fork nor any of its subsidiaries will (i) solely in the case of North Fork, declare, pay or make any extraordinary or special dividends or distributions in respect of its capital stock, except that nothing contained in the Merger Agreement will prohibit North Fork from increasing the quarterly cash dividend on the North Fork Common Stock, (ii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger not being satisfied, or in a violation of any provision of the Merger Agreement, except as may be required by applicable law,
               (iii) take or cause to be taken any action that would cause the Merger to fail to qualify (a) for pooling of interests accounting treatment or (b) as a tax-free reorganization under Section 368(a) of the Code, except that nothing contained in the Merger Agreement will limit the ability of North Fork to exercise its rights under the Stock Option Agreement, (iv) amend its Certificate of Incorporation or By-laws or other governing instrument in a manner which would adversely affect in any manner the terms of the North Fork Common Stock or the ability of North Fork to consummate the transactions contemplated by the Merger Agreement, (v) make any acquisition that, individually or in the aggregate, can reasonably be expected to materially adversely affect the ability of North Fork to consummate the transactions contemplated by the Merger Agreement in a reasonably timely manner, or enter into any agreement providing for, or otherwise participate in, any merger, consolidation or other transaction in which North Fork or any surviving corporation may be required not to consummate the Merger or any of the other transactions contemplated by the Merger Agreement in accordance with the terms of such Agreement, or (vi) agree to do any of the foregoing.

               WAIVER AND AMENDMENT; TERMINATION

                         Prior to the Effective Time, any provision of the
               Merger Agreement may be waived by the party benefitted by the provision or, subject to applicable law, amended or modified (including the structure of the transaction) by an agreement in writing approved by the Boards of Directors of North Fork and North Side provided that, after the vote of the stockholders of North Fork and/or North Side, the Merger Agreement may not be amended, without further approval of such stockholders, to reduce the amount or change the form of the consideration to be received by North Side stockholders other than as contemplated by the Merger Agreement.

                         The Merger Agreement may be terminated at any time
               prior to the Effective Time, either before or after approval of the matters presented in connection with the Merger by the stockholders of both North Side and North Fork, as follows: (i) by the mutual consent of North Fork and North Side if the Boards of Directors of each so determines; (ii) by either North Fork or North Side upon written notice to the other (a) 30 days after the date on which any request or application for a regulatory approval required for consummation of the transactions contemplated by the Merger Agreement is denied or withdrawn at the request of the Governmental Entity which must grant such approval, unless within such 30-day period a petition for rehearing or an amended application has been filed with the applicable Governmental Entity (or unless the failure to obtain the necessary regulatory approval is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its covenants and agreements set forth in the Merger Agreement) or (b) if any Governmental Entity of competent jurisdiction issues a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the Merger Agreement;
               (iii) by either North Fork or North Side in the event that the Merger has not been consummated by June 30, 1997, unless the failure to consummate the Merger is due to a breach of the Merger Agreement by the party seeking to terminate the Merger Agreement; (iv) by either North Fork or North Side (provided that the terminating party is not in breach of its obligations in the Merger Agreement with respect to the meeting of its stockholders to approve the Merger Agreement or the issuance of the Merger Shares, as the case may be) if any approval of the stockholders of either of North Fork or North Side required for consummation of the Merger Agreement shall not have been obtained; (v) by either North Fork or North Side in the event of (a) a material breach by the other of any of its representations or warranties contained in the Merger Agreement which is not cured within 30 days after written notice of such breach is given to the breaching party or which breach, by its nature, cannot be cured prior to the Closing or (b) a material breach of any of the covenants or agreements contained in the Merger Agreement by the other which is not cured within 30 days after written notice of such breach is given to the breaching party; (vi) by North Side by action of the North Side Board, by giving written notice of such election to North Fork within two business days after the Valuation Period, in the event the Average Closing Price is less than $24.00, provided that no right of termination will arise under this provision if North Fork elects within five business days of receipt of such written notice to increase the Exchange Ratio such that the value of the North Fork Common Stock (valued at the Average Closing Price) to be paid in respect of each share of North Side Common Stock is not less than $37.34 (see "-- Exchange Ratio" above); (vii) by North Fork if the North Side Board shall have withdrawn, modified or amended in any respect materially adverse to North Fork its recommendation to the stockholders of North Side that they approve and adopt the Merger Agreement; or
               (viii) by North Side, if the North Fork Board shall have withdrawn, modified or amended its recommendation to the stockholders of North Fork that they approve the issuance of the Merger Shares in any respect materially adverse to North Side.

                         In the event of the termination of the Merger
               Agreement by either North Fork or North Side, neither North Fork nor North Side will have any further obligations under the Merger Agreement except (i) for certain specified provisions of the Merger Agreement relating to confidentiality and expenses and (ii) that no party will be relieved or released from any liabilities or damages arising out of its willful breach of any provisions of the Merger Agreement.

               RESALES OF NORTH FORK COMMON STOCK RECEIVED IN THE MERGER

                         The shares of North Fork Common Stock to be issued
               in the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any North Side stockholder who may be deemed to be an "affiliate" of North Side for purposes of Rule 145 under the Securities Act. Affiliates may not sell their shares of North Fork Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. This Joint Proxy Statement/Prospectus does not cover any resales of North Fork Common Stock received in the Merger by persons who may deemed to be affiliates of North Side. Persons who may be deemed to be affiliates of North Side generally include individuals or entities that control, are controlled by or are under common control with North Side, and may include certain officers and directors as well as principal stockholders of North Side.

                         Commission guidelines regarding qualifying for the
               pooling of interests method of accounting also limit sales by affiliates of the acquiring and acquired company in a business combination. Commission guidelines indicate further that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the effective date of the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

                         North Fork and North Side have each agreed in the
               Merger Agreement to use their best efforts to cause each person who is an affiliate (for purposes of Rule 145 of the Securities Act and for purposes of qualifying the Merger for pooling of interests accounting treatment) of such party to deliver to the other party a written agreement intended to ensure compliance with the Securities Act and preserve the ability to treat the Merger as a pooling of interests.

               STOCK EXCHANGE LISTING

                         The North Fork Common Stock is listed on the NYSE.
               North Fork has agreed to use reasonable efforts to cause the shares of North Fork Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to or at the Effective Time. The obligations of the parties to consummate the Merger are subject to approval for listing by the NYSE of such shares. See "-- Conditions to the Merger" above.

               ANTICIPATED ACCOUNTING TREATMENT

                         The Merger is expected to qualify as a pooling of
               interests for accounting and financial reporting purposes. Under this method of accounting, the recorded amount of assets and liabilities of North Fork and North Side will be combined at the Effective Time and carried forward at their previously recorded amounts and the stockholders' equity accounts of North Fork and North Side will be combined on North Fork's consolidated balance sheet. Income and other financial statements of North Fork issued after the Effective Time will be restated retroactively to reflect the consolidated operations of North Fork and North Side as if North Fork and North Side have always been combined.

                         The Merger Agreement provides that a condition to
               each of North Fork's and North Side's obligation to consummate the Merger is the receipt of a letter from North Fork's independent accountants to the effect that the Merger qualifies for pooling of interests accounting treatment.
               See "-- Conditions to the Merger" above.

                         Pursuant to the Merger Agreement, North Fork must
               reissue approximately 600,000 shares of North Fork Treasury Stock in a public or private offering prior to consummation of the Merger in order that the Merger will not fail to qualify for pooling of interest accounting treatment by virtue of the number of shares of North Fork Treasury Stock. It is currently expected that North Fork will issue the North Fork Treasury Stock after the Valuation Period and prior to the Effective Time.

                         The issuance of shares of North Side Common Stock
               pursuant to the Stock Option Agreement may prevent the Merger from qualifying as a pooling of interests for accounting and financial reporting purposes. See "-- Stock Option Agreement" below.

                         For information concerning certain restrictions to
               be imposed on the transferability of North Fork Common Stock to be received by affiliates in order, among other things, to ensure the availability of pooling of interests accounting treatment, see "-- Resales of North Fork Common Stock Received in the Merger" above.

                         The unaudited pro forma condensed combined
               financial information contained in this Joint Proxy Statement/Prospectus has been prepared using the pooling of interests accounting method to account for the Merger and has assumed that the approximately 600,000 shares of the North Fork Treasury Stock to be reissued prior to consummation of the Merger were outstanding for the entire periods presented therein. See "PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)."

               CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

                         The Merger.   The following is a discussion of
               certain federal income tax consequences of the Merger to North Fork, North Side and holders of North Side Common Stock. The discussion is based upon the Code, Treasury regulations, Internal Revenue Service (the "Service") rulings, and judicial and administrative decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. This discussion assumes that the North Side Common Stock is held as a "capital asset" within the meaning of Section 1221 of the Code (i.e., property generally held for investment). In addition, this discussion does not address all of the tax consequences that may be relevant to a holder of North Side Common Stock in light of his or her particular circumstances or to holders subject to special rules, such as foreign persons, financial institutions, tax-exempt organizations or insurance companies. The opinions of such counsel referred to in this section will be based on facts existing at the Effective
               Time, and in rendering such opinions, such counsel will require and rely upon representations contained in certificates of officers of North Fork, North Side and others.

                         HOLDERS OF NORTH SIDE COMMON STOCK SHOULD CONSULT
               THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

                         It is a condition to the obligation of North Fork
               to consummate the Merger that North Fork shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom, counsel to North Fork, dated as of the Effective Time, in form and substance reasonably satisfactory to North Fork, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes, no gain or loss will be recognized by North Fork, North Side or North Fork Bank as a result of the Merger except to the extent North Fork Bank or North Side may be required to recognize any income due to the recapture of North Side's bad debt reserves. It is a condition to the obligation of North Side to consummate the Merger that North Side shall have received an opinion of Elias, Matz, Tiernan & Herrick L.L.P., counsel to North Side, dated as of the Effective Time, in form and substance reasonably satisfactory to North Side, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes, that:

                         i) no gain or loss will be recognized by North Side as a result of the Merger except to the extent North Side or North Fork Bank may be required to recognize any income due to the recapture of North Side's bad debt reserves;

                         ii) no gain or loss will be recognized by the stockholders of North Side who exchange all of their North Side Common Stock solely for North Fork Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in North Fork Common Stock); and

                         iii) the aggregate tax basis of the North Fork Common Stock received by a stockholders of North Side who exchanges all of his or her North Side Common Stock solely for North Fork Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the North Side Common Stock surrendered in exchange therefor.

                         Based upon the current ruling position of the
               Service, cash received by a holder of North Side Common Stock in lieu of a fractional share interest in North Fork Common Stock will be treated as received in exchange for such fractional share interest, and gain or loss will be recognized for federal income tax purposes measured by the difference between the amount of cash received and the portion of the basis of the share of North Side Common Stock allocable to such fractional share interest. Such gain or loss should be long-term capital gain or loss if such share of North Side Common Stock has been held for more than one year at the Effective Time.

                         Bad Debt Reserve Recapture.  Under prior law, North
               Side accounted for bad debts using the reserve method under
               Section 593 of the Code.  Recent amendments to the Code
               (the "Amendments") eliminated the reserve method under
               Section 593 effective for taxable years beginning after December 31, 1995. The Amendments require thrift institutions that are treated as large banks, such as North Side, to recapture their post-1987 bad debt reserves ratably over the six taxable year period beginning after 1995. The Amendments will be effective for North Side's taxable year beginning October 1, 1996. North Side has accrued a deferred tax liability of approximately $825,000, which is North Side management's current estimate of the amount of the tax liability arising out of its post-1987 bad debt reserve to be recaptured. The Amendments do not generally require the recapture of pre-1988 bad debt reserves other than under
               Section 593(e) of the Code in the case of certain excess distributions to, and redemptions of, shareholders.

                         Prior to the Amendments, the entire amount of
               North Side's bad debt reserve would have been recaptured as a result of the Merger. Under the Amendments, however, recapture rules applicable to transactions such as the Merger have been left to be specified in Treasury regulations. Under the legislative history to the Amendments, such regulations are to provide that "if an institution with a pre-1988 reserve is merged or liquidated tax-free into a bank, the pre-1988 reserve should not be restored to income by reason of the merger or liquidation." Although there can be no assurance as to the content or the operation of such Treasury regulations nor as to when such regulations might be issued, based on the legislative history to the Amendments it appears that the Merger should not trigger the recapture of North Side's pre-1988 reserves and that, instead, North Fork Bank will succeed to such reserves. Nevertheless, such reserves could be subject to future recapture, including under Section 593(e) of the Code.

               DISSENTERS' RIGHTS

                         Holders of shares of North Side Common Stock who
               follow the procedures in Section 6022 of the NYBL will be entitled to have their shares appraised by a New York court and to receive payment of the "fair value" of such shares as determined by such court. The following summary of the current provisions of Section 6022 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference thereto, the full text of which is set forth as Annex E hereto.

                         A holder of shares of North Side Common Stock
               electing to exercise appraisal rights (1) must file with North Side, before the taking of the vote on the Merger Agreement, a written objection to the Merger, including a notice of his intention to demand appraisal for his shares if the Merger is consummated and (2) must not vote in favor of adoption of the Merger Agreement. Neither a vote against the Merger Agreement nor a proxy directing such vote nor an abstention will satisfy the requirement that a written demand for appraisal be delivered to North Side before the vote on the Merger Agreement. A holder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner held of record by such nominee or fiduciary.

                         Only a holder of record of shares of North Side
               Common Stock is entitled to assert dissenter's rights for shares registered in that holder's name. The objection should be executed by or for the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates.

                         Within 10 days after the date on which the Merger
               Agreement is adopted by stockholders of North Side, North Side must give written notice of the adoption of the Merger Agreement by registered mail to each holder who has properly filed a written objection and who did not vote in favor of the Merger Agreement.

                         Upon consummation of the Merger, a dissenting
               stockholder will cease to have any of the rights of a stockholder except the right to be paid the fair value of his shares and any of the other rights under Section 6022 of the NYBL. A notice of election to dissent may be withdrawn by a stockholder upon the written consent of North Side.

                         At the time of filing the written objection to the
               Merger, or within one month thereafter, objecting stockholders must submit the certificates representing their shares to North Side, Attention: Corporate Secretary or to North Side's transfer agent, American Stock Transfer and Trust Company, which shall note conspicuously thereon that a notice of election to dissent has been filed and shall return the certificates to the holder or other person who submitted them on the holder's behalf. Any stockholder who fails to submit his certificates for such notation shall, at the option of North Side, exercised by written notice to him within 45 days from the date of filing of such notice of election to dissent, lose his dissenter's rights, unless a court, for good cause shown, shall otherwise direct.

                         Within seven days after expiration of the period
               within which stockholders may file written objections to the Merger, or seven days after the consummation of the Merger, whichever is later, North Side must make a written offer by registered mail to each holder who has filed such notice of election to dissent to pay for his shares at a specified price which North Side considers to be their fair value. Such offer shall be made at the same price per share to all dissenting stockholders and shall be accompanied by a balance sheet of North Side as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet. If within 30 days after the making of such offer, North Side and any stockholder agree upon the price to be paid for his shares, payment therefor shall be made within 60 days after the making of such offer upon the surrender of the certificates representing such shares. If the stockholders and North Side cannot agree on the value of the shares within certain time periods prescribed by the NYBL, or if North Side does not make a timely offer for such shares, North Side, or in the absence of timely action by North Side, a dissenting holder, may institute appraisal proceedings in the Supreme Court, New York County to determine the fair value of his shares. The fair value so determined could be more or less than the consideration to be exchanged in the Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of shares of North Side Common Stock, including, among other things, asset values and earning capacity.

                         Each party in the appraisal proceeding shall bear
               his own costs and expenses, including counsel and expert fees. The court may, however, in its discretion, assess any of the costs, fees, and expenses incurred by North Side against dissenting holders who are parties to the proceeding if the court finds that their refusal to accept North Side's offer of payment was arbitrary, vexatious or otherwise not in good faith. Similarly, the costs, fees and expenses incurred by a holder may be assessed by the court, in its discretion, against North Side if the fair value of the shares as determined by the court materially exceeds the amount which North Side offered to pay or under certain other circumstances, including a failure by North Side to follow the provisions of Section 6022 of the NYBL.

                         If any holder who demands appraisal of his shares
               of North Side Common Stock under Section 6022 of the NYBL effectively withdraws or loses his right to appraisal, the shares of such holder will be converted into a right to receive payment in accordance with the terms of the Merger Agreement. Failure by a stockholder to comply with the provisions of Section 6022 of the NYBL for perfecting appraisal rights may result in the loss of such rights.

                         Under the Delaware General Corporation Law (the
               "DGCL") stockholders of North Fork are not entitled to dissenters' rights in connection with the issuance of the Merger Shares.

               STOCK OPTION AGREEMENT

                         The following is a summary of the material
               provisions of the Stock Option Agreement, dated as of July 15, 1996 (the "Stock Option Agreement"), by and between North Side and North Fork, which is attached hereto as Annex
               B. The following summary is qualified in its entirety by reference to the Stock Option Agreement.

                         Execution of the Stock Option Agreement was a
               condition to North Fork's merger proposal. Pursuant to the Stock Option Agreement, North Side granted to North Fork an option (the "Option") to purchase up to 961,965 shares (the "Option Shares") of North Side Common Stock (representing approximately 19.9% of the issued and outstanding shares of such North Side Common Stock without giving effect to the shares that may be issued upon exercise of such option) at an exercise price of $34.75 per share (the "Exercise Price"), subject to the terms and conditions set forth therein.

                         The Stock Option Agreement provides that North
               Fork may exercise the Option, in whole or in part, subject to regulatory approval, if both an Initial Triggering Event (as defined below) and a Subsequent Triggering Event (as defined below) shall have occurred prior to the occurrence of an Exercise Termination Event (as defined below); provided that North Fork shall have sent to North Side written notice of such exercise within 90 days following such Subsequent Triggering Event (subject to extension as provided in the Stock Option Agreement). The terms Initial Triggering Event and Subsequent Triggering Event generally relate to attempts by one or more third parties to acquire a significant interest in North Side. Any exercise of the Stock Option will be deemed to occur on the date such notice is sent.

                         For purposes of the Stock Option Agreement:

                         (a) The term "Initial Triggering Event" means the occurrence of any of the following events or transactions after July 15, 1996: (i) North Side or any subsidiary of North Side, without North Fork's prior written consent, shall have entered into an agreement to engage in, or the North Side Board authorizes, recommends or proposes (or publicly announces its intention to take any of the foregoing actions) an Acquisition Transaction (as defined below) with any person or group (other than as contemplated by the Merger Agreement); (ii) any person, other than North Fork or any subsidiary of North Fork, acquires beneficial ownership, or the right to acquire beneficial ownership, of 10% of more of the outstanding shares of the North Side Common Stock or any person other than North Fork or any subsidiary of North Fork shall have commenced (as such term is defined under the rules and regulations of FDIC), or shall have filed or publicly disseminated a registration statement or similar disclosure statement with respect to, a tender offer or exchange offer to purchase any shares of North Side Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of North Side Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); (iii)(A) the holders of North Side Common Stock shall not have approved the Merger Agreement and the transactions contemplated thereby at the meeting of such stockholders held for the purpose of voting on such agreement, (B) such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement, or (C) the North Side Board shall have publicly withdrawn or modified, or publicly announced its interest to withdraw or modify, in any manner adverse to North Fork, its recommendation that the stockholders of North Side approve the transactions contemplated by the Merger Agreement, in each case after it shall have been publicly announced that any person other than North Fork or any subsidiary of North Fork shall have (x) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (y) commenced a Tender Offer, or filed or publicly disseminated a registration statement or similar disclosure statement with respect to an Exchange Offer, or (z) filed an application (or given a notice), whether in draft or final form, under any federal or state banking laws seeking regulatory approval to engage in an Acquisition Transaction; or
                    (iv) North Side shall have breached any covenant or obligation contained in the Merger Agreement and such breach would entitle North Fork to terminate the Merger Agreement in accordance with the terms thereof (without regard to any cure periods provided for in the Merger Agreement unless such cure is promptly effected without jeopardizing the consummation of the Merger in accordance with the terms of the Merger Agreement) after (A) a bona fide proposal is made by any person other than North Fork or any subsidiary of North Fork to North Side or its stockholders to engage in an Acquisition Transaction, (B) any person other than North Fork or any subsidiary of North Fork states its intention to North Side or its stockholders to make a proposal to engage in an Acquisition Transaction if the Merger Agreement terminates, or (C) any person other than North Fork or any subsidiary of North Fork shall have filed an application or notice, whether in draft or final form, with any Governmental Entity to engage in an Acquisition Transaction;

                         (b) The term "Acquisition Transaction" means (w) a merger or consolidation, or any similar transaction, involving North Side or any of its subsidiaries (other than internal mergers, reorganizations, consolidations or dissolutions involving only existing subsidiaries),
                    (x) a purchase, lease or other acquisition of all or a substantial portion of the consolidated assets of North Side and its subsidiaries, or (y) a purchase or other acquisition (including by way of merger, consolidation, Tender Offer or Exchange Offer (as such terms are hereinafter defined), share exchange or otherwise) of securities representing 10% or more of the voting power of North Side or any of its subsidiaries; and

                         (c) The term "Subsequent Triggering Event" means the occurrence of either of the following events or transactions after July 15, 1996: (i) the acquisition by any person of beneficial ownership of 25% or more of the then outstanding shares of North Side Common Stock; or (ii) the occurrence of the Initial Triggering Event described above in clause (a)(i), except that the percentage referred to in subclause (y) of the definition of "Acquisition Transaction" set forth above shall be 25%.

                         The Option will expire upon the occurrence of an
               "Exercise Termination Event," defined as: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or (iii) twelve months after the termination of the Merger Agreement if such termination occurs after the occurrence of an Initial Triggering Event (provided that if an Initial Triggering Event continues or occurs beyond such termination of the Merger Agreement and prior to the passage of such 12-month period, the Option will terminate 12 months from the expiration of the last Initial Triggering Event to expire, but in no event more than 15 months after such termination of the Merger Agreement.)

                         The closing of a purchase of shares pursuant to
               the Stock Option Agreement is subject to the obtaining of all necessary governmental approvals including, without limitation, any approvals required under the BHC Act, provided, however, that if the Option cannot be exercised because of an injunction, order or similar restraint issued by a court of competent jurisdiction, the option shall expire no earlier than on the 10th business day after such injunction, order or restraint shall have been dissolved or shall have become permanent and no longer subject to appeal, as the case may be.

                         As of the date of this Joint Proxy/Statement
               Prospectus, to the best knowledge of North Fork and North Side, no Initial Triggering Event or Subsequent Triggering Event has occurred.

                         The number and type of securities subject to the
               Option and the purchase price of shares will be adjusted for
               (i) any change in the North Side Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction or
               (ii) the effect of any of the rights or similar securities that may be issued pursuant to any stockholder rights, poison pill or similar plan of North Side becoming exercisable, such that North Fork will receive (upon exercise of the Option) the same number and type of securities as if the Option had been exercised immediately prior to the occurrence of such event (or the record date therefore). The number of shares of North Side Common Stock subject to the Option will also be adjusted in the event North Side issues additional shares of North Side Common Stock such that the number of shares of North Side Common Stock subject to the option, together with shares previously purchased pursuant thereto, represents 19.9% of the North Side Common Stock then issued and outstanding, without giving effect to shares subject to or issuable pursuant to the Option. In no event will the number of Option Shares for which the Option is exercisable exceed 19.9% of North Side Common Stock then issued and outstanding, without giving effect to the shares subject to or issuable pursuant to the Option.

                         In the event North Side enters into any agreement
               (i) to merge into or consolidate with any person other than North Fork or one of its subsidiaries such that North Side is not the surviving corporation, (ii) to permit any person, other than North Fork or one of its subsidiaries, to merge into North Side and North Side is the surviving corporation, but, in connection with such merger, the then outstanding shares of North Side Common Stock are changed into or exchanged for stock or other securities of North Side or any other person or cash or any other property or the outstanding shares of North Side Common Stock prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person other than North Fork or one of its subsidiaries, then, and in each such case, the agreement governing the transaction must provide that, upon consummation of the transaction, the Option will be converted into or exchanged for an option to purchase securities of either the acquiring person, any person that controls the acquiring person or North Side (if North Side is the surviving entity), in all cases at the election of North Fork.

                         North Fork has the right to require North Side to
               repurchase (i) the Option and (ii) any Option shares acquired pursuant to exercise of the Option of which North Fork has beneficial ownership, upon the occurrence of any of the following circumstances (each a "Repurchase Event"):

                         (a) the acquisition by any person or Group (other than North Fork or any of its subsidiaries) of Beneficial Ownership of 50% or more of the then outstanding shares of North Side Common Stock; or

                         (b) the consummation of any of the transactions described in clauses (i) - (iii) of the preceding paragraph.

                         Such repurchase will be at an aggregate price
               equal to the sum of: (i) the aggregate exercise price paid by North Fork for any shares of North Side Common Stock acquired pursuant to the option with respect to which North Fork then has beneficial ownership; (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of North Side Common Stock over (y) the exercise price of the option, multiplied by the number of shares of North Side Common Stock with respect to which the option has not been exercised; and (iii) the excess, if any, of the Applicable Price over the exercise price of the option paid by North Fork for each share of North Side Common Stock with respect to which the option has been exercised and with respect to which North Fork then has beneficial ownership, multiplied by the number of such shares. North Fork's right to require such repurchase generally expires 12 months after the first occurrence of a Repurchase Event. The aggregate amount that North Side may pay to North Fork upon exercise of the repurchase right described herein is capped by the Stock Option Agreement at $10,000,000.

                         For purposes of the Stock Option Agreement,
               "Applicable Price" means the highest of (i) the highest price per share of North Side Common Stock paid for any such share by any person or group described in subsection (a) of the second preceding paragraph, (ii) the price per share of North Side Common Stock received by the holders of such common stock in connection with any merger or other business combination referred to in subsection (b) of the second preceding paragraph and (iii) the highest closing sales price per share of North Side Common Stock quoted on NASDAQ (or, if the North Side Common Stock is not quoted on the NASDAQ, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source) during the 60 business days prior to North Fork's exercise of its right to require North Side to repurchase the option or the shares acquired upon exercise thereof, except that in the event of a sale of less than all of North Side's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of North Side as determined by a nationally recognized investment banking firm selected by North Fork, divided by the number of shares of North Side Common Stock outstanding at the time of such sale.

                         North Side has granted North Fork certain
               registration rights with respect to shares of North Side Common Stock acquired by North Fork upon exercise of the Option. These rights include requiring North Side to file up to two registration statements under the Securities Act or equivalent statements under the applicable rules and regulations of the FDIC if requested by North Fork within three years of the date the Option first becomes exercisable (the "Registration Period") provided such registration is necessary in order to permit the sale or other disposition of the shares acquired by North Fork. Any such registration or equivalent statement, and any sale covered thereby, will be at North Side's expense other than underwriting discounts or commissions, brokers' fees and the fees and disbursements of North Fork's counsel related thereto. In addition, in the event that during the Registration Period North Side effects a registration under the Securities Act of North Side Common Stock (other than on Form S-4 or Form S-8 or any form with respect to a dividend reinvestment or similar plan and other than on the equivalent forms of the FDIC), North Side will allow North Fork to participate in such registration, subject to certain limitations. In connection with any registration described above, North Side and North Fork will provide to each other and any underwriter of the offering customary representations, warranties, covenants, indemnifications and contributions.

                         Certain rights and obligations of North Fork and
               North Side under the Stock Option Agreement are subject to receipt of required regulatory approvals. The approval of the Federal Reserve Board is required for the acquisition by North Fork of more than 5% of the outstanding shares of North Side Common Stock.

                         Effect of Stock Option Agreement.  The Stock
               Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in North Side from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for North Side Common Stock than the price per share implicit in the Exchange Ratio. The acquisition of North Side or an interest in North Side, or an agreement to do either, could cause the Option to become exercisable. The existence of the Option could significantly increase the cost to a potential acquiror of acquiring North Side compared to its cost had the Stock Option Agreement and the Merger Agreement not been entered into. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire North Side than it might otherwise have proposed to pay. Moreover, following consultation with North Side's independent accountants, the management of North Side believes that the exercise of the Option is likely to prohibit any acquiror of North Side from accounting for any acquisition of North Side using the pooling of interests accounting method for a period of two years. Accordingly, the existence of the Stock Option Agreement may deter significantly, or completely preclude, an acquisition of North Side by certain other banking organizations. The North Side Board took this factor into account before approving the Stock Option Agreement. See " -- Recommendation of the Board of Directors; Reasons for the Merger -- North Side."

               AMENDMENT TO RIGHTS AGREEMENT

                         North Side has amended its shareholder rights
               agreement (the "North Side Rights Agreement") to provide that the rights issued thereunder will not become exercisable as a result of North Fork's beneficial ownership of shares of North Side Common Stock that North Fork (i) beneficially owned as of July 15, 1996, (ii) may acquire upon exercise of the Option, and (iii) beneficially owns as Trust Account Shares or DPC Shares. See "COMPARISON OF STOCKHOLDER RIGHTS -- Rights Plans -- North Side."

               EXPENSES

                         All costs and expenses incurred in connection with
               the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby shall be paid by the party incurring such expense, except that North Fork and North Side shall share equally in the expenses incurred in connection with printing and mailing this Joint Proxy Statement/Prospectus.

                      MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

               BOARD OF DIRECTORS AND MANAGEMENT FOLLOWING THE MERGER

                         Pursuant to the terms of the Merger Agreement, at
               the Effective Time, North Fork will cause the North Fork Board to be expanded by two members and Mr. O'Brien and one other member of the North Side Board selected by North Side and approved by North Fork (which approval will not be unreasonably withheld) will be appointed to fill the vacancies. In addition, it is expected that Mr. O'Brien will also serve as a Vice Chairman of the North Fork Board.

                         At the Effective Time, North Fork will create an
               advisory committee comprised of those members of the North Side Board immediately prior to Effective Time who have not been appointed to the North Fork Board. See "THE MERGER -- Interests of Certain Persons in the Merger."

               CONSOLIDATION OF OPERATIONS; PROJECTED COST SAVINGS AND REVENUE ENHANCEMENTS; PROJECTED EARNINGS PER SHARE

                         North Fork expects to achieve significant cost
               savings subsequent to the Merger. The cost savings are expected to be derived from reductions in personnel, elimination of one branch location located in a community in which both North Fork and North Side branches are located, the integration of North Side's data processing operations with those of North Fork, and the integration of other facilities and back office operations. Further, because North Side will be merged with and into North Fork Bank, the costs associated with operating as a publicly held entity will also be eliminated. The aggregate annual pre-tax cost savings are estimated to range between $8 million and $11 million. Management of North Fork believes that realization of these cost savings will occur by the end of the first quarter following consummation of the Merger. There can be no assurance that all of the potential cost savings will be realized or that they will be realized in the time frame currently estimated or thereafter. Such realization will depend upon, among other things, the regulatory and economic environment, business changes implemented by North Fork management and other factors, certain of which are beyond the control of North Fork. A summary and expected range of cost savings follows:

                          ($ in millions)      Expected Range of
                                                    Savings
                          -----------------------------------------
                          Compensation            $4.5 to $6.0
                          Occupancy &             $0.9 to $1.5
                          Equipment
                          Other Operating
                             Expense              $2.6 to $3.5
                                                  --------------
                          Total Savings           $8.0 to $11.0

               A merger integration task force headed by Daniel M. Healy, Executive Vice President and Chief Financial Officer of North Fork, and consisting of senior management members of North Fork and North Side, is in the process of refining the cost estimates and establishing a definitive plan, including a timetable, to achieve the cost reductions.

                         In addition, North Fork believes, based on its
               previous experience in acquiring savings banks and branches of savings banks, that revenue enhancement opportunities exist with the offering of commercial bank products to North Side's customers and the communities North Side serves. These products include but are not limited to a variety of demand deposit accounts, discount brokerage, investment management and trust services, cash management, annuity and mutual fund products and commercial and installment loans to small and midsize businesses. Management of North Fork estimates that revenue enhancements resulting from the Merger could approximate $11 million, on a pre-tax basis. The amounts and realization of any additional revenues will depend upon a number of factors including, but not limited to, competition, the economic environment and regulatory requirements, which are all beyond the control of North Fork.

                         Based on the above-described estimated cost
               savings and revenue enhancements projected to be realized in connection with the Merger, North Fork believes that the Merger will be accretive to earnings per share in 1997 by approximately $.28 per share relative to consensus Wall Street estimates (made prior to announcement of the proposed Merger) as compiled by Zacks Investment Research, a public supplier of such information, of $2.96 per share, exclusive of the one-time merger and restructuring charge expected to be incurred in connection with the Merger. The table set forth below sets forth in more detail North Fork's estimated 1997 earnings per share.


     (in thousands except earnings per   AFTER TAX    OUTSTANDING
               share amounts)             EARNINGS*     SHARES        EPS

       North Fork                      $    72,100       24,314     $2.96
       North Side                      $    20,100
       Pro Forma Combined              $    92,200       32,358     $2.85
       Estimated Cost Savings          $     5,900
       Pro Forma Combined with Cost
          Savings                      $    98,100       32,358     $3.03

       Estimated Revenue Enhancements
       ---------------------------------------------------------------------
       Increase in Non-Interest
         Income                        $      1,730                 $0.05
       Demand Deposit Generation       $      1,270                 $0.04
       Additional Margin for Loan
         Growth (average of $300
         million)                      $      3,600                 $0.12
       Pro Forma with Revenue Growth   $    104,700      32,358     $3.24

               * Assumes an effective tax rate of 40%

                         THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS
               CERTAIN FORWARD LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF NORTH FORK FOLLOWING THE CONSUMMATION OF THE MERGER, INCLUDING STATEMENTS RELATING TO: (A) THE COST SAVINGS AND REVENUE ENHANCEMENTS THAT ARE EXPECTED TO BE REALIZED FROM THE MERGER AND (B) PROJECTED 1997 EARNINGS PER SHARE. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (1) EXPECTED COST SAVINGS OR REVENUE ENHANCEMENTS FROM THE MERGER CANNOT BE FULLY REALIZED; (2) DEPOSIT ATTRITION, CUSTOMER LOSS OR REVENUE LOSS FOLLOWING THE MERGER IS GREATER THAN EXPECTED; (3) COMPETITIVE PRESSURE IN THE BANKING AND FINANCIAL SERVICES INDUSTRY INCREASES SIGNIFICANTLY; (4) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE MARGINS; AND (5) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR IN THE STATE OF NEW YORK, ARE LESS FAVORABLE THAN EXPECTED.

               MERGER AND RESTRUCTURING CHARGES

                         A non-recurring merger and restructuring charge
               ranging from $11.8 million to $15.2 million, net of tax, will be incurred upon consummation of the Merger. The restructuring charge includes severance and employee related expenses, facility and system conversion costs and credit
               costs resulting from the Merger.   A summary of the
               estimated merger and restructuring charges follows:


             Type of cost               Expected range of cost
             ------------               ----------------------------
     Merger expense  . . . . . . .      $ 4.0   to    $  5.0 million
     Restructuring charges:
     Severance and Other Employee
        Expense  . . . . . . . . .        6.0   to       8.0 million
     Facility and System Costs . .        5.0   to       6.0 million
     Credit Costs and Other  . . .        2.0   to       3.0 million
     Total Pre-Tax Merger and
        Restructuring Charge             17.0   to      22.0 million
     Less: Tax Effect  . . . . . .        5.2   to       6.8 million
     Total After - Tax Merger
       and Restructuring Charge         $11.8   to     $15.2 million

                         Refinements to the foregoing estimates may occur
               as the merger and integration task force formed by North Fork and North Side complete their work.


                             INVOLVEMENT IN LEGAL PROCEEDINGS

                         Shortly following the announcement on July 15,
               1996 that North Fork and North Side had executed the Merger Agreement, two alleged stockholders of North Side filed purported class action lawsuits in the Supreme Court of the State of New York County of New York (the "Court") against North Side, the members of the North Side Board and North Fork. The plaintiffs allege, among other things, that the members of the North Side Board have engaged in a plan and scheme to enrich themselves at the expense of North Side's public stockholders, that the defendants have wrongfully failed and refused to seek a purchase of North Side that would maximize shareholder value and have sought to chill potential offers for North Side, that the defendants members of the North Side Board have breached the fiduciary duties owed by them to the plaintiffs and the members of the purported class, and that North Fork has aided and abetted breaches of fiduciary duty by the members of the North Side Board in connection with the proposed Merger. The plaintiffs seek, among other things, an order enjoining the proposed Merger, an order requiring the members of the North Side Board to cooperate with any entity having a bona fide interest in proposing a transaction designed to maximize stockholder value and to take all appropriate steps to evaluate and enhance North Side's value and to create an auction of North Side and an order requiring the defendants to compensate plaintiffs and the members of the class for all losses and damages suffered and to be suffered by them as a result of the acts and transactions complained of in the complaints and account for any profits realized as a result of such acts and transgressions. The plaintiffs also seek the award of the costs and disbursements of the action, including reasonable attorneys' and experts' fees. The defendants believe the allegations contained in the complaints are baseless, entirely without merit and intend to contest them vigorously. The defendants have moved to dismiss plaintiffs' complaints on the grounds that, among other reasons, the complaints fail to state a cause of action. Although there can be no assurances, North Fork and North Side do not presently believe that the pendency of these actions will affect the timing of the Merger.


               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF NORTH
                                   FORK AND NORTH SIDE

                    Set forth below is certain information concerning
               beneficial ownership of North Fork Common Stock, as of the North Fork Record Date (except as otherwise indicated), by (i) each director of North Fork, and (ii) each executive officer of North Fork, (iii) all executive officers and directors of North Fork as a group. As of the North Fork Record Date there was no person known by the North Fork Board to be the beneficial owner of more than 5 percent of the out-standing shares of North Fork Common Stock.

                 BENEFICIAL OWNERSHIP OF SHARES OF NORTH FORK COMMON STOCK

                                         Number of      Percentage
                Name                     Shares(1)   Beneficially Owned

                John Adam Kanas (2) . .    593,698          2.5%
                Daniel M. Healy (3) . .    136,736           *
                John Bohlsen (4)  . . .    191,610           *
                Allan C. Dickerson (5)      15,480           *
                Lloyd A. Gerard (6) . .     54,925           *
                James F. Reeve (7)  . .     53,204           *
                James H. Rich, Jr. (8)      11,276           *
                George H. Rowsom (9)  .      7,695           *
                Kurt R. Schmeller (10)      32,730           *
                Raymond W. Terry,
                  Jr. (11)  . . . . . .     36,000           *
                All executive officers
                 and directors as a group
                 (10 persons)(12)  . . .  1,133,354         4.7%

               _______________
               *  Less than 1%

               (1) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission Rules, includes shares as to which a person directly or indirectly has or shares voting power and/or investment power (which includes the power to dispose) and all shares which the person has a right to acquire within 60 days of the reporting date. With respect to Messrs. Kanas, Bohlsen and Healy, the number of shares beneficially owned includes shares of restricted stock awarded by the North Fork's Compensation Committee on January 16, 1996, pursuant to initial year-end determinations regarding executive compensation. Further, with respect to Messrs. Kanas, Bohlsen and Healy, the number of shares beneficially owned includes shares held in North Fork's 401(k) plan as of December 31, 1995.

               (2) Includes 83,333 shares of restricted stock and options to purchase 350,880 shares previously granted to Mr. Kanas under the North Fork's compensatory stock plans, 25,100 shares held by him in joint tenancy with his wife, 20,941 shares held by his wife, and 4,700 shares held by his dependent children.

               (3) Includes 8,000 shares of restricted stock and options to purchase 95,184 shares previously granted to Mr. Healy under North Fork's compensatory stock plans, 3,000 shares held by his wife and 2,000 shares held in his name as custodian for a daughter.

               (4) Includes 15,000 shares of restricted stock and options to purchase 86,760 shares previously granted to Mr. Bohlsen under North Fork's compensatory stock plans, 9,505 shares held by his wife, and 9,993 shares held by his dependent children.

               (5)  Includes 7,557 shares held by Mr. Dickerson's wife.

               (6) Includes 1,846 held by Mr. Gerard in joint tenancy with his daughter, 1,000 shares held by his wife and 100 shares held by his wife in her capacity as custodian for a granddaughter.

               (7)  Includes 16,944 shares held by Mr. Reeve's wife.

               (8) Includes 6,189 shares held by Mr. Rich in joint tenancy with his wife, and 155 shares held by his wife.

               (9) Includes 1,000 shares held by Mr. Rowsom in joint tenancy with his wife, 155 shares held by his wife, and 3,000 shares held by the S.T. Preston & Sons, Inc. Profit Sharing Trust, in which Mr. Rowsom shares voting power with two others.

               (10) Includes options to purchase 13,748 shares of the North
                    Fork Common Stock, received by Dr. Schmeller in exchange for his options to purchase Metro Bancshares, Inc. stock in connection with the merger of Metro into North Fork on December 1, 1994.

               (11) Includes 30,205 shares held by Mr. Terry in joint
                    tenancy with his wife.

               (12) Includes 106,333 shares of restricted stock and options to purchase an aggregate of 546,572 shares previously granted to such persons under North Fork's compensatory stock plans.


                 BENEFICIAL OWNERSHIP OF SHARES OF NORTH SIDE COMMON STOCK

                    The following table sets forth the only stockholders
               known by North Side to own beneficially or of record more than 5% of North Side Common Stock and the nature of their stockholdings. This information has been obtained from reports filed pursuant to Sections 13(d) and 13(g) of the Exchange Act and regulations promulgated by the FDIC. Unless otherwise indicated, each stockholder listed in the table has sole voting and dispositive powers as of the North Side Record Date with respect to the shares owned beneficially or of record by such person.

                                        Amount and Nature         Percent
     Name and Address                     of Beneficial              of
     of Beneficial Owner                    Ownership              Class
     -------------------                -----------------         -------

     FMR Corp.                              466,440(1)              9.64%
     82 Devonshire Street
     Boston, Massachusetts  02109

     North Fork Bancorporation, Inc.
     275 Broad Hollow Road
     Melville, New York 11747             1,203,811(2)            20.69%

         (1) Information obtained from Amendment No. 2 to Form F-11A dated February 10, 1995, as adjusted to reflect North Side's 5% stock dividend paid March 1, 1995. FMR Corp. ("FMR") is the parent holding company of Fidelity Management & Research Company ("Fidelity"), an investment adviser. Fidelity is the beneficial owner of 434,832 of such shares as a result of acting as an investment adviser to several investment companies.
              One investment company, Fidelity Select Home Finance Portfolio, owns 428,812 of such shares. Edward C. Johnson 3rd, FMR and certain mutual funds (the "Funds") each have sole dispositive power over these 434,832 shares, but no voting power. Voting power resides in the Funds' Board of Trustees. Fidelity Management Trust Company ("FMT"), a bank which serves as investment manager of certain institutional accounts and is a subsidiary of FMR, is the beneficial owner of 31,608 shares as a result of such service as investment manager. FMR and Edward C. Johnson 3rd, through control of FMT, has sole voting and dispositive power over 31,608 shares held in such accounts. Edward C. Johnson 3rd and Abigail P. Johnson, together with various trusts for the benefit of Johnson family members, form a controlling group with respect to FMR. North Side understands that, subsequent to Amendment No. 2 to Form F-11A, there may have been changes in the ownership structure of FMR and Fidelity.

         (2) Information obtained from a Form F-11 dated July 15, 1996, North Fork beneficially owns 241,000 shares of North Side Common Stock. In addition, in connection with the execution of the Merger Agreement, North Side granted North Fork an option to purchase up to 961,965 shares of North Side Common Stock upon the occurrence of certain events, none of which has occurred as of the date hereof. See "THE MERGER -- Stock Option Agreement." Because the option is not currently exer-cisable, North Fork has disclaimed beneficial ownership of the shares subject to such option. Certain directors of North Fork beneficially own 846 shares of North Side Common Stock as to which North Fork has disclaimed beneficial ownership. The sum of all such shares represent 20.69% of the North Side Common Stock outstanding as of the North Side Record Date (after giving effect to the exercise of the option described above).

                    The following table sets forth certain information with
               respect to the beneficial ownership of North Side Common Stock of the directors of North Side, certain executive officers and the directors and current executive officers of North Side as a group. Unless indicated otherwise, ownership figures are as of the North Side Record Date, and each indicated person has sole voting and dispositive power over the shares owned beneficially by such person.

                                                          Percentage
                                           Number         Beneficially
        Name                              of Shares(1)        Owned
        ----                              ------------    -------------
        Thomas M. O'Brien(2)  . . . .        215,962      4.33%
        Irvin L. Cherashore . . . . .        13,497       *
        Greg L. Collins(3)  . . . . .        44,025       *
        Donald C. Fleming(4)  . . . .        55,497       1.14
        Richard D. Gidron(5)  . . . .        43,397       *
        Margaret M. Healy(5)  . . . .        31,478       *
        Ralph J. Marino . . . . . . .         1,000       *
        John J. Murphy(5) . . . . . .        32,936       *
        Stephen J. Schildwachter  . .         2,692       *
        Carmine  M. Tanga . . . . . .         1,300       *
        Alissa E. Ballot(6) . . . . .        14,959       *
        Marie Alleva(7) . . . . . . .        11,772       *
        All directors and executive
        officers (18 persons) as a
        group(8)  . . . . . . . . . .       443,335       8.80%

               *  Less than 1%

               (1) Based on information provided by the respective directors and executive officers and filings with the FDIC.

               (2) Includes 6,300 restricted shares awarded to Mr. O'Brien under the MDR Plan which are held by the MDR Trust-
                    ees and as to which Mr. O'Brien has sole voting
                    power, 57,931 shares which are held jointly with Mr. O'Brien's wife, with whom Mr. O'Brien has shared voting and dispositive power, 254 shares in the name of Mr. O'Brien's wife and 280 shares which are held by Mr. O'Brien as custodian for his sons Christopher and Stephen, with whom Mr. O'Brien has shared voting and dispositive power. Also includes a 3.19% beneficial interest in 74,207 shares (as of August 14, 1996) held in trust under North Side's 401(k) Savings Plan as to which Mr. O'Brien shares voting power and options exercisable within 60 days after the North Side Record Date to purchase 132,690 shares of North Side Common Stock. Does not include options which by their terms vest more than 60 days after the North Side Record Date, although the vesting of such options will accelerate in connection with the Merger. Does not include 108,384 shares of North Side Common Stock held by Marine Midland Bank as Trustee for the North Side Savings Bank Retirement Trust II as to which Mr. O'Brien, through his membership on the North Side's Employee Benefits Committee, generally shares voting
                    power.   Mr. O'Brien disclaims beneficial ownership of
                    such shares.

               (3) Includes 33,000 shares held individually and 11,025 shares held by Incline Capital group in a SEP-IRA account for the benefit of Mr. Collins and for which Mr. Collins has voting authority.

               (4) Includes 3,360 restricted shares awarded to Mr. Fleming under the MDR Plan which are held by the MDR Trustees and as to which Mr. Fleming has sole voting power. Also includes a 5.37% beneficial interest in 74,207 shares (as of August 14, 1996) held in trust under North
                    Side's 401(k) Savings Plan as to which Mr. Fleming shares voting power and options exercisable within 60 days after the North Side Record Date to purchase
                    32,843 shares of North Side Common Stock. Does not include options which by their terms vest more than 60 days after the North Side Record Date, although the vesting of such options will accelerate in connection with the Merger. Does not include 108,384 shares of North Side Common Stock held by Marine Midland Bank as Trustee for the North Side Savings Bank Retirement Plan Trust II as to which Mr. Fleming, through his membership on North Side's Employee Benefits Committee, generally
                    shares voting power.   Mr. Fleming disclaims beneficial
                    ownership of such shares.

               (5) Includes 30,664 shares held by the MDR Plan of which Mr. Gidron, Ms. Healy and Mr. Murphy are Trustees. Mr. Gidron, Ms. Healy and Mr. Murphy have sole dispositive power but no voting power over such shares. Mr.
                    Gidron, Ms. Healy and Mr. Murphy disclaim beneficial ownership of such shares.

               (6) Includes 2,520 restricted shares awarded to Ms. Ballot under the MDR Plan which are held by the MDR Trustees and as to which Ms. Ballot has sole voting power. Also includes a 2.44% beneficial interest in 74,207 shares (as of August 14, 1996) held in trust under North Side's 401(k) Savings Plan as to which Ms. Ballot shares voting power and options exercisable within 60 days after the North Side Record Date to purchase 3,478 shares of North Side Common Stock. Does not include options which by their terms vest more than 60 days after the North Side Record Date, although the vesting of such options will accelerate in connection with the Merger.

               (7) Includes 2,520 restricted shares awarded to Ms. Alleva under the MDR Plan which are held by the MDR Trustees and as to which Ms. Alleva has sole voting power. Also includes a 1.14% beneficial interest in 74,207 shares (as of August 14, 1996) held in trust under North Side's 401(k) Savings Plan as to which Ms. Alleva shares voting power and options exercisable within 60 days after the North Side Record Date to purchase 8,407 shares of North Side Common Stock. Does not include options which by their terms vest more than 60 days after the North Side Record Date, although the vesting of such options will accelerate in connection with the Merger.

               (8) Includes 30,664 shares of North Side Common Stock held by the MDR Trust which have been granted to certain of North Side's officers and as to which such officers have sole voting power. All of such shares of North Side Common Stock currently held by the MDR Trustees have been awarded, and will vest at the rate of 25% per year for four years beginning on January 1, 1997. Employees who are awarded North Side Common Stock are entitled to all voting and other stockholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held by the MDR Trustees. Shares of North Side Common Stock which have been awarded are voted by the MDR Trustees as directed by the employee to whom such shares have been granted. Also includes options to purchase 181,405 shares of North Side Common Stock which are exercisable within 60 days after the North Side Record Date. Does not include options which by their terms vest more than 60 days after the North Side Record Date, although the vesting of such options will accelerate in connection with the Merger. The percentage is computed by including executive officers' holdings of options exercisable within sixty (60) days after the North Side Record Date as outstanding North Side Common Stock. Such figures also include an aggregate 26.68% undivided beneficial interest of executive officers who are members of the group in an aggregate of 74,207 shares of North Side Common Stock held by the trust established in connection with the 401(k) Savings Plan of North Side Savings Bank (the "Savings Plan Trust") as of August 14, 1996, as to which shares the respective account holders have shared voting power and no investment power except for such aggregate 26.68% of such shares which may be liquidated and reinvested in alternate investments. Does not include 108,384 shares of North Side Common Stock held by Marine Midland Bank as Trustee for North Side Savings Bank Retirement Plan Trust II as to which certain executive officers, through their membership on North Side's Employee Benefits Committee, generally share voting power. Such executive officers disclaim beneficial ownership of such shares.

                         CERTAIN REGULATORY CONSIDERATIONS

               GENERAL

                         North Fork is a bank holding company subject to
               supervision and regulation by the Federal Reserve Board under the BHC Act. As a bank holding company, North Fork's activities and those of its banking and nonbanking subsidiaries are limited to the business of banking and activities closely related or incidental to banking, and North Fork may not directly or indirectly acquire the ownership or control of more than five percent of any class of voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. Because the Merger is subject to the prior approval of the FDIC under the Bank Merger Act, the Merger does not require approval of the Federal Reserve Board.

                         North Fork Bank, as a New York-chartered FDIC
               insured depository institution, is subject to the supervision, regulation, and examination of the Banking Department and the FDIC. North Side, as a New York-chartered stock-form savings bank, is also subject to the supervision, regulation, and examination of the Banking Department and the FDIC. The FDIC has broad enforcement authority over federally-insured depository institutions, including the power to terminate deposit insurance, to appoint a conservator or receiver if any of a number of conditions are met, and to impose substantial fines and other civil penalties. Almost every aspect of the operations and financial condition of North Fork Bank and North Side is subject to extensive regulation and supervision and to various requirements and restrictions under federal and state law, including requirements governing capital adequacy, liquidity, earnings, dividends, reserves against deposits, management practices, branching, loans, investments, and the provision of services. Various consumer protection laws and regulations also affect the operations of North Fork Bank and North Side. The deposits of North Fork Bank and North Side are insured up to applicable limits by the FDIC.

                         Supervision and regulation of bank holding
               companies and their subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, not for the protection of bank holding company stockholders or creditors.

                         The following description summarizes some of the
               laws to which North Fork, North Fork Bank, and North Side are subject. To the extent statutory or regulatory provisions or proposals are described, the description is qualified in its entirety by reference to the particular statutory or regulatory provisions or proposals.

               PAYMENT OF DIVIDENDS

                         North Fork is a legal entity separate and distinct
               from its subsidiaries. The principle source of North Fork's cash revenues is dividends from North Fork Bank and, subject to the receipt of the requisite regulatory approvals and consummation of the Merger, North Side, and there are various legal and regulatory limitations under federal and state law on the extent to which banking subsidiaries can finance or otherwise supply funds to their holding company.

                         Under federal law, a depository institution is
               prohibited from paying a dividend if the depository institution would thereafter be "undercapitalized" as determined by the federal bank regulatory agencies.

                         Among other things, dividends from a New York-
               chartered bank, such as North Fork Bank or North Side, are limited by the regulations of the Banking Department to an amount equal to the bank's net profits for the current year plus its prior two years' retained net profits, less any required transfer to surplus or a fund for the retirement of any preferred stock. In addition, Federal Reserve Board policy provides that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company's capital needs, asset quality and overall financial condition.

                         The relevant federal and state regulatory agencies
               also have authority to prohibit a bank or bank holding company from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of North Fork, North Fork Bank and North Side, be deemed to constitute such an unsafe or unsound practice.

                         In addition, the provisions of the Note Purchase
               Agreement, between North Fork and Allstate Life Insurance Company (the "Note Purchase Agreement"), impose certain limitations on the payment of dividends by North Fork. As of June 30, 1996 (after giving effect to the dividend declared on the North Fork Common Stock on June 25, 1996 of $.20 per share), North Fork's dividend capability under the Note Purchase Agreement was $2,221,284. North Fork's dividend capability under the Note Purchase Agreement will increase by an amount equal to the sum of 30% of the cumulative Consolidated Net Income (as defined therein) for North Fork plus the net cash proceeds to North Fork from the issuance of any common stock, and will decrease by, among other things, an amount equal to a specified percentage of the purchase price of certain Restricted Assets (as defined therein). North Fork's dividend payout ratio for the year ended December 31, 1995 and for the six-month period ended June 30, 1996 was 26% and 32%, respectively. While there can be no assurance as to the future payment of dividends on the North Fork Common Stock, North Fork does not currently expect the provisions of the Note Purchase Agreement to impede North Fork's ability to pay future dividends in accordance with past practice.

               TRANSACTIONS WITH AFFILIATES

                         North Fork Bank is subject to restrictions under
               federal law which limit certain transactions with North Fork and its nonbanking subsidiaries; including loans, other extensions of credit, investments or asset purchases. Such transactions by a banking subsidiary with any one affiliate are limited in amount to ten percent of a bank's capital and surplus and, with all affiliates together, to an aggregate of twenty percent of such bank's capital and surplus. Furthermore, such loans and extensions of credit, as well as certain other transactions, are required to be secured in specified amounts. These and certain other transactions, including any payment of money to North Fork, must be on terms and conditions that are or in good faith would be offered to nonaffiliated companies.

               HOLDING COMPANY LIABILITY

                         Under Federal Reserve Board policy, a bank holding
               company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve Board policy, a holding company may not be inclined to provide it. As discussed below under "Prompt Corrective Action," a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

                         In the event of a bank holding company's
               bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

               PROMPT CORRECTIVE ACTION

                         Under the Federal Deposit Insurance Corporation
               Improvement Act of 1991 ("FDICIA"), the federal banking agencies must take prompt supervisory and regulatory actions against undercapitalized depository institutions.
               Depository institutions are assigned one of five capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized," and subjected to differential regulation corresponding to the capital category within which the institution falls. Under certain circumstances, a well capitalized, adequately capitalized or undercapitalized institution may be treated as if the institution were in the next lower capital category. A depository institution is generally prohibited from making capital distributions (including paying dividends) or paying management fees to a holding company if the institution would thereafter be undercapitalized. Adequately capitalized institutions cannot accept, renew or roll over brokered deposits except with a waiver from the FDIC, and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew, or roll over brokered deposits.

                         The banking regulatory agencies are permitted or,
               in certain cases, required to take certain actions with respect to institutions falling within one of the three undercapitalized categories. Depending on the level of an institution's capital, the agency's corrective powers include, among other things: prohibiting the payment of principal and interest on subordinated debt; prohibiting the holding company from making distributions without prior regulatory approval; placing limits on asset growth and restrictions on activities; placing additional restrictions on transactions with affiliates; restricting the interest rate the institution may pay on deposits; prohibiting the institution from accepting deposits from correspondent banks; and in the most severe cases, appointing a conservator or receiver for the institution. A banking institution that is undercapitalized is required to submit a capital restoration plan, and such a plan will not be accepted unless, among other things, the banking institution's holding company guarantees the plan up to a certain specified amount. Any such guarantee from a depository institution's holding company is entitled to a priority of payment in bankruptcy. As of June 30, 1996, both North Fork Bank and North Side exceeded the required capital ratios for classification as "well capitalized."
               See " -- Capital Adequacy."

               CAPITAL ADEQUACY

                          RISK-BASED CAPITAL AND LEVERAGE RATIOS

                                         Risk-Based Ratios
                                         -----------------
                                   Tier I    Total    Leverage
         As of June 30, 1996      Capital   Capital     Ratio
         -------------------      -------   -------   --------
         North Fork                9.93%    11.19%     5.73%

         North Fork Bank           9.68     10.95      5.54

         North Side               17.29     18.07      7.74

         MINIMUM REQUIRED RATIO     4.0%     8.0%      3.0%*

         "WELL CAPITALIZED"         6.0%     10.0%     5.0%
           MINIMUM RATIO

          * For all but the most highly-rated bank holding companies and banks, the minimum required leverage ratio is 3 percent plus an additional percentage of at least 100 to 200 basis points.

                         The Federal Reserve Board has adopted risk-based
               capital guidelines for bank holding companies. The minimum ratio of total capital to risk-weighted assets (which are the credit risk equivalents of balance sheet assets and certain off balance sheet items such as standby letters of credit) is 8.00 percent. At least half of the total capital must be composed of common stockholders' equity (including retained earnings), qualifying non-cumulative perpetual preferred stock (and, for bank holding companies only, a limited amount of qualifying cumulative perpetual preferred stock), and minority interests in the equity accounts of consolidated subsidiaries, less goodwill, other disallowed intangibles and disallowed deferred tax assets, among other items ("Tier 1 capital"). The remainder may consist of a limited amount of subordinated debt, other perpetual preferred stock, hybrid capital instruments, mandatory convertible debt securities that meet certain requirements, as well as a limited amount of reserves for loan losses ("Tier 2 capital"). The Federal Reserve has also adopted a minimum leverage ratio for bank holding companies, requiring Tier 1 capital of at least 3.00 percent of average total consolidated assets.

                         The FDIC has also established risk-based and
               leverage capital guidelines which state non-members banks are required to meet. These regulations are generally similar to those established by the Federal Reserve Board for bank holding companies. The capital ratios for North Fork, North Fork Bank, and North Side are provided in the chart above.

                         The federal banking agencies' risk-based and
               leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria, assuming that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. Federal Reserve Board guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. In addition, the regulations of the Federal Reserve Board provide that concentration of credit risk and certain risks arising from nontraditional activities, as well as an institution's ability to manage these risks, are important factors to be taken into account by regulatory agencies in assessing an organization's overall capital adequacy.

                         The federal banking agencies recently adopted
               amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the agencies' determination of a banking institution's capital adequacy. The amendments require such institutions to effectively measure and monitor their interest rate risk and to maintain capital adequate for that risk.

                         As discussed below under "Enforcement Powers of
               the Federal Banking Agencies," failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including, in the most severe cases, the termination of deposit insurance by the FDIC and placing the institution into conservatorship or receivership.

               ENFORCEMENT POWERS OF THE FEDERAL BANKING AGENCIES

                         The federal banking agencies have broad
               enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject North Fork, North Fork Bank, North Side, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and potentially substantial civil money penalties. In addition to the grounds discussed under "Prompt Corrective Action," the appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so; fails to submit a timely and acceptable capital restoration plan; or materially fails to implement an accepted capital restoration plan.


               FDIC INSURANCE ASSESSMENTS

                         The deposits of North Fork Bank and North Side are
               primarily insured by the Bank Insurance Fund (the "BIF") of
               the FDIC to the extent provided by law.   In addition,
               certain deposits of North Fork Bank that are related to the bank's prior acquisitions of a savings association and branches of a federal savings bank are insured by the FDIC's Savings Association Insurance Fund (the "SAIF").

                         The FDIC has adopted a risk-based assessment
               system under which the assessment rate for an insured depository institution varies according to the level of risk involved in its activities. Under this risk based insurance system, BIF-insured deposits are assessed at a rate of between 0 to 27 cents per $100 of eligible deposits, subject to a minimum assessment of $2,000 per institution per year .

                         Assessment rates for SAIF-insured deposits
               currently range between 23 to 31 cents per $100 of deposits. (The SAIF-insured deposits of North Fork Bank that were acquired from the savings association and branches of a federal savings bank are subject to this higher premium.)

                         In response to concerns that the insurance premium
               disparity between BIF- and SAIF-insured deposits would have a negative effect on SAIF-insured institutions and the SAIF, Congress recently passed legislation that was signed by the President on September 30, 1996 that, among other things, is intended to eliminate the deposit insurance premium disparity and will utilize BIF assessments to help fund debt service on certain Financing Corporation (FICO) bonds, which may result in higher insurance premiums for BIF-insured deposits and lower premiums for SAIF-insured deposits commencing in 1997. Although there can be no assurances, North Fork believes such change in insurance premiums, if and when implemented, could positively impact North Fork's earnings. In addition, each institution with SAIF-insured deposits, such as North Fork Bank, will be subject to a one-time special assessment on its SAIF-assessable deposits.
               In connection with this assessment, North Fork expects to recognize a one-time charge for the quarter ended September 30, 1996 of approximately $5.0 million, net of taxes.

               CONTROL ACQUISITIONS

                         The Change in Bank Control Act (the "CBCA")
               prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as North Fork, would, under the circumstances set forth in the presumption, constitute acquisition of control of North Fork.

                         In addition, any company is required to obtain the
               approval of the Federal Reserve under the BHC Act before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding Common Stock of North Fork, or otherwise obtaining control or a "controlling influence" over North Fork.

                         The Riegle-Neal Interstate Banking and Branching
               Efficiency Act of 1994 permits an adequately capitalized and adequately managed bank holding company, with Federal Reserve Board approval, to acquire banking institutions located in states other than the bank holding company's home state without regard to whether the transaction is prohibited under state law. In addition, effective June 1, 1997, national banks and state banks with different home states will be permitted to merge across state lines, with the approval of the appropriate federal banking agency, unless the home state of a participating banking institution passes legislation prior to that date that expressly prohibits interstate mergers. Such interstate mergers may be effected prior to June 1, 1997 so long as the home state of each participating banking institution has passed qualifying legislation that expressly permits such transactions.

               FUTURE LEGISLATION

                         Various legislation, including proposals to
               overhaul the bank regulatory system, expand the powers of banking institutions and bank holding companies and limit the investments that a depository institution may make with insured funds, is from time to time introduced in Congress. Such legislation may change banking statutes and the operating environment of North Fork and its subsidiaries in substantial and unpredictable ways. North Fork cannot determine the ultimate effect that potential legislation, if enacted, or implementing regulations, would have upon the financial condition or results of operations of North Fork or its subsidiaries.

                          DESCRIPTION OF NORTH FORK CAPITAL STOCK

               GENERAL

                         The authorized capital stock of North Fork
               consists of 50,000,000 shares of North Fork Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share ("North Fork Preferred Stock"), issuable in one or more series with such terms and at such times and for such consideration as the North Fork Board determines. As of June 30, 1996, 25,042,752 shares of North Fork Common Stock (including 924,437 shares of treasury stock) and no shares of North Fork Preferred Stock had been issued.

                         As of June 30, 1996, approximately 928,115 shares
               of North Fork Common Stock had been reserved for issuance upon the exercise of outstanding stock options under various employee stock option plans and 513,715 shares of North Fork Common Stock were reserved for issuance pursuant to North Fork's dividend reinvestment and stock purchase plans and 401(K) plan. In addition, 500,000 shares of a series of North Fork Preferred Stock designated as Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Series A Preferred"), were reserved for issuance as provided in the Rights Plan described below.

                         The following description contains a summary of
               all the material features of the capital stock of North Fork but does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporate Law (the "DGCL") and is qualified in its entirety by reference to the Certificate of Incorporation of North Fork (the "North Fork Certificate"), and the terms of the Rights Agreement (the "North Fork Rights Agreement"), between North Fork and North Fork Bank, as Rights Agent, dated as of February 28, 1989, described below.

               COMMON STOCK

                         The outstanding shares of North Fork Common Stock
               are fully paid and nonassessable. Holders of North Fork Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and have no preemptive rights. Holders of North Fork Common Stock are not entitled to cumulative voting rights with respect to the election of directors.
               The North Fork Common Stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions.

                         Subject to the preferences applicable to any
               shares of North Fork Preferred Stock outstanding at the time, holders of North Fork Common Stock are entitled to dividends when and as declared by the North Fork Board from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.

                         The North Fork Certificate and North Fork's Bylaws
               provide that the North Fork Board is to be divided into three classes which shall be as nearly equal in number as possible. Directors are elected by classes to three year terms, so that approximately one-third of the directors of North Fork are elected at each annual meeting of the stockholders. In addition, North Fork's Bylaws provide that the power to fill vacancies is vested in the North Fork Board. The overall effect of such provisions may be to prevent a person or entity from seeking to acquire control of North Fork through an increase in the number of directors on the North Fork Board and the election of designated nominees to fill such newly created vacancies.

               RIGHTS PLAN

                         On February 28, 1989, the North Fork Board
               declared a dividend distribution of one right (a "Right") for each outstanding share of North Fork Common Stock to stockholders of record at the close of business on March 13, 1989. Each Right entitles the registered holder to purchase from North Fork a unit consisting of one one-hundredth of a share (a "Unit") of Series A Preferred at a Purchase Price of $70 per Unit, subject to adjustment. The description and terms of the Rights are set forth in the North Fork Rights Agreement. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings set forth in the North Fork Rights Agreement.

                         Initially, the Rights will be attached to all
               North Fork Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. The Rights will separate from the North Fork Common Stock and a Distribution Date will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of North Fork Common Stock (the "Stock Acquisition Date"), (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of North Fork Common Stock or
               (iii) 10 days after the North Fork Board determines that any person, alone or together with its affiliates and associates, has become the Beneficial Owner of an amount of North Fork Common Stock which such directors determine to be substantial (which amount shall in no event be less than 10% of the shares of North Fork Common Stock outstanding) and such directors, after reasonable inquiry and investigation, including consultation with such persons as such directors shall seem appropriate, shall determine that (a) such beneficial ownership by such person is intended to cause North Fork to repurchase the North Fork Common Stock beneficially owned by such person or to cause pressure on North Fork to take action or enter into a transaction or series of transactions intended to provide such person with financial gain under circumstances where the North Fork Board determines that the best interests of North Fork and its stockholders would not be served by taking such action or entering into such transactions or series of transactions at that time or (b) such beneficial ownership is causing or reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of North Fork's ability to maintain its competitive position) on the business or prospects of North Fork (any such person being referred to herein and in the North Fork Rights Agreement as an "Adverse Person"). Pursuant to the North Fork Rights Agreement, North Fork reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

                         The Rights are not exercisable until the
               Distribution Date and will expire at the close of business on March 13, 1999, unless earlier redeemed by North Fork as described below.

                         In the event that (i) a person becomes the
               beneficial owner of 20% or more of the then outstanding shares of North Fork Common Stock (except pursuant to an offer for all outstanding shares of North Fork Common Stock which the independent directors determine to be fair to and otherwise in the best interests of North Fork and its stockholders) or (ii) the North Fork Board determines that a person is an Adverse Person (any of such events being referred to herein as a "Flip-in Event"), each holder of a Right will thereafter have the right to receive, upon exercise, North Fork Common Stock (or, in certain circumstances, cash, property or other securities of North
               Fork) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of either of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Adverse Person will be null and void. However, Rights are not exercisable following the occurrence of the event set forth above until such time as the Rights are no longer redeemable by North Fork as set forth below.

                         In the event that, at any time following the Stock
               Acquisition Date or the date on which the North Fork Board determines that a person is an Adverse Person, (i) North Fork is acquired in a merger or other business combination transaction in which North Fork is not the surviving corporation (other than a merger which follows an offer described in the preceding paragraph), or (ii) 50% or more of North Fork's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the preceding paragraph are referred to as the "Triggering Events."

                         The Purchase Price payable, and the number of
               Units of Series A Preferred or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred, (ii) if holders of the Series A Preferred are granted certain rights or warrants to subscribe for Series A Preferred or convertible securities at less than the current market price of the Series A Preferred, or (iii) upon the distribution to holders of the Series A Preferred of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

                         With certain exceptions, no adjustment in the
               Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred on the last trading date prior to the date of exercise.

                         In general, at any time until ten days following
               the Stock Acquisition Date, North Fork may redeem the Rights in whole, but not in part, at a price of $.01 per Right (payable in cash, North Fork Common Stock or other consideration deemed appropriate by the North Fork Board). Under certain circumstances set forth in the North Fork Rights Agreement, the decision to redeem shall require the concurrence of a majority of the Continuing Directors (as defined below). North Fork may not redeem the Rights if the North Fork Board has previously declared a person to be an Adverse Person. Immediately upon the action of the North Fork Board ordering redemption of the Rights, with, where required, the concurrence of the Continuing Directors, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

                         The term "Continuing Directors" means any member
               of the North Fork Board who was a member of the North Fork Board prior to the date of the North Fork Rights Agreement, and any person who is subsequently elected to the North Fork Board if such person is recommended or approved by a majority of the Continuing Directors, but shall not include an Acquiring Person, an Adverse Person, or an affiliate or associate of an Acquiring Person or an Adverse Person, or any representative of the foregoing entities.

                         At any time after the occurrence of a Flip-in
               Event, the North Fork Board may exchange the Rights (other than Rights owned by an Acquiring Person or an Adverse Person, which have become void), in whole or in part, at any exchange ratio of one share of North Fork Common Stock per Right, subject to adjustment.

                         Until a Right is exercised, the holder thereof, as
               such, will have no rights as a stockholder of North Fork, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders of North Fork or to North Fork, stockholders of North Fork may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for North Fork Common Stock (or other consideration) of North Fork or for common stock of the acquiring company as set forth above, or are exchanged as provided in the preceding paragraph.

                         Other than those provisions relating to the
               principal economic terms of the Rights, any of the provisions of the North Fork Rights Agreement may be amended by the North Fork Board prior to the Distribution Date. After the Distribution Date, the provisions of the North Fork Rights Agreement may be amended by the North Fork Board (in certain circumstances, with the concurrence of the Continuing Directors) in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person or Adverse Person), or to shorten or lengthen any time period under the North Fork Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

                         The Rights have certain anti-takeover effects.
               The Rights will cause substantial dilution to a person or group that attempts to acquire North Fork in a manner which causes the Rights to become discount Rights unless the offer is conditional on a substantial number of Rights being acquired. The Rights, however, should not affect any prospective offeror willing to make an offer at a fair price and otherwise in the best interests of North Fork and its stockholders as determined by the North Fork Board or willing to negotiate with the North Fork Board. The Rights should not interfere with any merger or other business combination approved by the North Fork Board since the North Fork Board may, at its option, at any time until ten days following the Stock Acquisition Date (unless the North Fork Board has previously declared a person to be an Adverse Person), redeem all but not less than all the then outstanding Rights at the redemption price.


                             COMPARISON OF STOCKHOLDER RIGHTS

                         North Fork is incorporated under the laws of the
               State of Delaware and North Side is a New York-chartered stock form savings bank governed under the NYBL. If the merger is consummated, the holders of North Side Common
               Stock, whose rights as stockholders are currently governed by the NYBL, the North Side Restated Organization Certificate (the "North Side Certificate") and the Amended and Restated Bylaws of North Side (the "North Side Bylaws") will, upon the exchange of their North Side Common Stock pursuant to the Merger Agreement, become holders of shares of North Fork Common Stock and their rights as such will be governed by the DGCL, the North Fork Certificate and the bylaws of North Fork (the "North Fork Bylaws"). The material differences between the rights of holders of North Side Common Stock and the rights of holders of North Fork Common Stock, resulting from the differences in their governing documents and the application of the NYBL or the DGCL thereto, are summarized below.

                         The following summary does not purport to be a
               complete statement of the rights of holders of North Fork Common Stock under applicable Delaware law, the North Fork Certificate and the North Fork Bylaws or a comprehensive comparison with the rights of the holders of North Side Common Stock under applicable New York banking law, the North Side Certificate and the North Side Bylaws, or a complete description of the specific provisions referred to herein. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and qualified in its entirety by reference to the DGCL and the governing corporate instruments of North Fork (including the North Fork Rights Agreement) and to the NYBL and the governing corporate instruments of North Side (including the North Side Rights Agreement) to which the
               holders of North Side Common Stock are referred.    Copies
               of such governing corporate instruments of North Fork and North Side are available, without charge, to any person, including any beneficial owner to whom this Joint Proxy Statement/Prospectus is delivered by following the instructions listed under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

               SPECIAL MEETING OF STOCKHOLDERS

                         North Fork.  Under the DGCL, special stockholder
               meetings of a corporation may be called by its board of directors and by any person or persons authorized to do so by its certificate of incorporation or bylaws. Under the North Fork Bylaws, special meetings of North Fork stockholders may be called by the North Fork Board, by the Chairman or by the President.

                         North Side.  Under the NYBL, a special meeting of
               stockholders may be called by the board of directors or by such person or persons as may be so authorized by the certificate of incorporation and bylaws. The North Side Certificate provides that a special meeting of stockholders, for any purpose or purposes, may be called at any time by the chairman of the board, the president or a majority of the board of directors and shall be called by the chairman of the board, the president or the secretary upon the written request of the holders of not less than 50% of the issued and outstanding capital stock of North Side entitled to vote at the meeting, voting together as a class.


               STOCKHOLDER ACTION BY WRITTEN CONSENT

                         North Fork.  Under the DGCL, unless otherwise
               provided in the certificate of incorporation, any action which may be taken at an annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The North Fork Certificate does not contain any provision to the contrary.

                         North Side.  Under the NYBL, the stockholders may
               act without a meeting only by unanimous written consent, unless the certificate of incorporation otherwise provides. The North Side Certificate does not provide otherwise.

               STOCKHOLDER NOMINATIONS AND PROPOSALS FOR BUSINESS

                         North Fork.  The North Fork Bylaws establish
               procedures that must be followed for stockholders to nominate individuals to the North Fork Board or to propose business at an annual meeting of stockholders.

                         In order to nominate individuals to the North Fork
               Board, a stockholder must provide timely notice of such nomination in writing to the Secretary of North Fork. A stockholder's notice must set forth (a) as to each person whom the stockholder proposed to nominate for election as a director (i) the name, age, business address and residence address of each person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of North Fork held by the person and (iv) any other information relating to the person that is required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving such notice
               (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of North Fork which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in its notice, and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

                         In order to properly propose that an item of
               business come before the annual meeting of stockholders, a stockholder must provide timely notice in writing to the Secretary of North Fork, which notice must include (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name, record address, class and number of shares of North Fork capital stock beneficially owned by the stockholder giving such notice, (iii) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business, and
               (iv) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

                         To be timely, a stockholder's notice of a nominee
               or proposed item of business to the Secretary must be delivered to or mailed and received at the principal executive offices of North Fork not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth
               (10) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

                         North Side.  The North Side Bylaws establish
               similar procedures that must be followed for stockholders to nominate individuals to the North Side Board or to propose business at the annual meeting of stockholders. The requirement to furnish certain information contained in the North Side Bylaws in order to advance nominations to the North Side Board and items of business is not materially different from those of North Fork; however, the time requirements are substantially different. Under the North Side Bylaws, in order to be timely, notice must be delivered to North Side not less than 15 days prior to the anniversary date of the mailing of proxy materials by North Side in connection with the immediately preceding annual meeting of stockholders.

               CERTAIN BUSINESS COMBINATIONS (NOT INVOLVING AN INTERESTED STOCKHOLDER)

                         North Fork.  The DGCL generally requires approval
               of any merger, consolidation or sale of substantially all the assets of a corporation at a meeting of stockholders by vote of the holders of a majority of all outstanding shares entitled to vote thereon. The certificate of incorporation of a Delaware corporation may provide for a greater vote. Except as set forth below in "-- Business Combinations Involving Interested Stockholders," the North Fork Certificate does not contain such a provision.

                         North Side.  The NYBL generally requires that
               mergers, consolidations, sales, leases, exchanges or other distributions of all or substantially all of the assets of a bank be approved by vote of holders of not less than two-thirds (2/3) of all outstanding shares entitled to vote on such transactions. The organization certificate of a New York bank may provide for a greater vote. Except as set forth below in "-- Business Combinations Involving Interested Stockholders," the North Side Certificate does not contain such a provision.

               BUSINESS COMBINATIONS INVOLVING INTERESTED STOCKHOLDERS

                         North Fork.  The DGCL prohibits a corporation from
               engaging in any business combination with an interested stockholder (defined as a 15% stockholder) for a period of three years after the date that stockholder became an interested stockholder unless (i) before that date, the board of directors of the corporation approved the business combination or the transaction transforming the stockholder into an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the outstanding voting stock (excluding shares owned by directors, officers and certain employee stock ownership plans) or (iii) on or after the date the stockholder became "interested," the business combination gained the approval of both the corporation's directors and two-thirds of the outstanding voting shares not owned by the interested stockholder voted at a meeting and not by written consent.
               A Delaware corporation may negate this provision through an amendment to the certificate of incorporation or bylaws adopted by a majority of the outstanding voting shares. North Fork has not adopted any such amendment.

                         North Side.  Although the NYBL does not contain
               any provisions with respect to business combinations with interested stockholders, the North Side Certificate provides that, except as set forth below, any "Business Combination" involving North Side and any North Side Related Person (defined to include any beneficial owner of more than 10% of the outstanding North Side capital stock generally entitled to vote in the election of directors ("North Side Voting Stock")) must be approved by the holders of at least 75% of the voting power of the outstanding North Side Voting Stock and a majority of shares of the outstanding North Side Voting Stock that are not beneficially owned or controlled by a Related Person. A "Business Combination" will require only the vote described in "-- Certain Business Combinations (Not Involving an Interested Stockholder)" if (i) the Business Combination has been approved by a majority of the Whole Board (defined as the total number of directors the board would have if there were no vacancies) at any time prior to the time the Related Person became a Related Person or by 75% of the Whole Board of Directors including a majority of the Continuing Directors (defined as members of the board of directors who are not affiliated with a Related Person and who were members of the board of directors immediately prior to the time the Related Person became a Related Person) after the person became a Related Person;
               (ii) it is a Business Combination with a subsidiary; or
               (iii) certain "fair price" and procedural conditions are met including, among other things, a requirement that the sum of the aggregate amount of cash and the fair market value, as of the date of the consummation of the business combination, of non-cash consideration per share of North Side Common Stock shall be equal to the higher of (x) the highest per share price paid by the Related Person for any shares of North Side Common Stock acquired by it, or (y) the fair market value of North Side Common Stock (as determined by the continuing directors of North Side) on the date the business combination is first proposed.

                         As defined in the North Side Certificate, a
               Business Combination includes, among other things, any of the following transactions, when entered into by North Side or a subsidiary of North Side with or on a proposal by a Related Person: (i) the merger or consolidation of North Side or any subsidiary of North Side; (ii) the sale or other disposition by North Side of assets having a value of more than 10% of the total combined assets of North Side and its subsidiaries; (iii) the issuance or transfer by North Side or any subsidiary of any securities of North Side or any subsidiary in exchange for cash, securities, or other property having an aggregate fair market value exceeding 10% of the combined assets of North Side and its subsidiaries;
               (iv) the adoption of any plan or proposal for the liquidation or dissolution of North Side; or (v) any transaction, whether or not involving a Related Person, that has the effect of increasing the proportionate amount of the outstanding shares of any class of equity or convertible securities of North Side or any subsidiary that is beneficially owned by a North Side Related Person.

               REMOVAL OF DIRECTORS

                         North Fork.  The DGCL provides that, unless the
               certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified (as is the North Fork Board), stockholders may remove a director only for cause by a vote of the majority of the then-outstanding shares of the corporation entitled to vote thereon. Further, stockholders may not remove a director without cause. The North Fork Certificate does not contain any provisions concerning the removal of directors.

                         North Side.  The NYBL provides that any or all of
               the directors may be removed for cause by a majority of votes cast by stockholders at a meeting of stockholders.
               The NYBL further provides that the certificate of incorporation or the specific provisions of a bylaw adopted by the stockholders may provide that directors may be removed with cause by action of the Board of Directors or without cause by vote of the stockholders. The North Side Certificate provides that, at a meeting of stockholders called expressly for the purpose, any director of North Side, or the entire North Side Board, may be removed from office for cause by a vote of the holders of a majority of the shares then entitled to vote at an election of directors, and may be removed from office without cause by a vote of the holders of 75% of the shares then entitled to vote at an election of directors. Cause for removal shall exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of such directors duty to North Side and such adjudication is no longer subject to direct appeal.


               CONSIDERATION OF OTHER CONSTITUENCIES

                         North Fork.  The North Fork Certificate does not
               contain any provision specifically relating to the ability of the North Fork Board of Directors to consider the interests of any constituencies of North Fork other than its stockholders in considering whether to approve or oppose any corporate action, including without limitation any proposal to acquire North Fork by means of a merger, tender offer or similar business combination. However, pursuant to case law interpreting the provisions of the DGCL, the board of directors of a Delaware corporation such as North Fork generally may consider the impact of such a proposal on North Fork's other constituencies, provided that doing so bears some reasonable relationship to general stockholder interests.

                         North Side.  The NYBL specifically entitles
               directors, in taking actions, including actions which may relate to a change or potential change in control of a corporation, to consider the short-term interests of the corporation and its stockholders as well as the short-term and long-term effects of any action upon (i) the corporation's prospects for future growth, (ii) the corporation's current employees, (iii) the corporation's retired employees and other beneficiaries receiving or entitled to receive retirement, welfare or similar benefits from or pursuant to any plan sponsored, or agreement entered into, by the corporation, (iv) the corporation's customers and creditors, and (v) the ability of the corporation to provide, as a going concern, goods, services, employment opportunities and employment benefits and otherwise to contribute to the communities in which it does business.
               The above-described section of the NYBL does not create duties of any director to any person or entity to consider or afford any particular weight to any of the foregoing criteria, nor does it abrogate any duty of the directors, either statutory or recognized by common law or court decisions. The North Side Certificate does not contain any contrary provisions.

               PERSONAL LIABILITY OF DIRECTORS

                         North Fork.  The North Fork Certificate provides,
               subject only to the express prohibitions on elimination or limitation of liability of directors set forth in the DGCL, as it exists or may hereafter be amended, that the personal liability of each of its directors to North Fork or its stockholders for monetary damages for breach of his fiduciary duty as a director is limited to $25,000 per occurrence. The DGCL allows a corporation, through its certificate of incorporation, to limit or eliminate the personal liability of directors to the corporation and its stockholders for monetary damages for breach of fiduciary duty. However, this provision excludes any limitation on liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit.

                         North Side.  Neither the NYBL, nor North Side's
               Certificate, provides for the limitation of liability of directors.

               INDEMNIFICATION OF OFFICERS AND DIRECTORS

                         North Fork and North Side.  Both the DGCL and the
               NYBL generally provide that directors and officers as well as other employees and individuals may be indemnified against expenses (including attorney's fees), judgments, fines and amounts paid in settlement in connections with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation in a derivative action) if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action, suit or proceeding, if they had no reasonable cause to believe their conduct was unlawful. The North Fork Bylaws provide that North Fork shall indemnify, to the fullest extent permitted by law, all persons who may be indemnified pursuant to the DGCL. The North Side Bylaws provide that directors and officers and employees of North Side shall be indemnified for that period in which they provide service to North Side to the fullest extent permis-sible under law.

               RIGHTS PLANS

                         North Fork.  On February 28, 1989, the North Fork
               Board of Directors declared a dividend distribution of one right for each outstanding share of North Fork Common Stock to stockholders of record at the close of business on March 13, 1989. For a description of the Rights and the related North Fork Rights Agreement, see "DESCRIPTION OF NORTH FORK CAPITAL STOCK -- Rights Plans."

                         North Side.  North Side has adopted the North Side
               Rights Agreement which is substantially similar to the North Fork Rights Agreement, except, (i) the North Side Rights (as defined below) become exercisable in the event that a person becomes the beneficial owner of 10% or more of the then outstanding shares of North Side Common Stock (except pursuant to an offer for all outstanding shares of North Side Common Stock which the independent directors determine to be fair to and otherwise in the best interests of North Side and its stockholders) and (ii) the North Side Rights Agreement does not contain any provisions pursuant to which the North Side Board may designate a person as an "Adverse Person" and thereby trigger the exercisability of the North Side Rights. Each share of North Fork Common Stock issued in the Merger will have attached thereto one North Fork Right. Following the Effective Time, the rights of former holders of North Side Common Stock (which were accompanied by attached rights to purchase Series A Junior Participating Preferred Stock of North Side (the "North Side Rights")) will be determined solely by reference to the North Fork Rights Agreement.

                         North Side and the rights agent with respect to
               the North Side Rights have executed and delivered an Amendment, dated as of July 15, 1996 (the "North Side Amendment"), to the North Side Rights Agreement. The North Side Amendment provides that neither North Fork nor any subsidiary of North Fork shall be deemed to be an Acquiring Person by virtue of the fact that North Fork is the beneficial owner solely of Common Stock (i) of which North Fork or such subsidiary was the beneficial Owner on July 15, 1996, (ii) acquired or acquirable pursuant to the grant or exercise of the option granted pursuant to the Stock Option Agreement, (iii) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for third parties or (iv) held in respect of a debt previously contracted. By exempting North Fork from the definition of Acquiring Person, the North Side Amendment in effect provides that neither the approval, execution or delivery of the Merger Agreement or the Stock Option Agreement nor the consummation of any transactions contemplated by the Merger Agreement or the Stock Option Agreement shall be deemed to cause the occurrence of a "Stock Acquisition Date," "Distribution Date," or "Triggering Event" under the North Side Rights Agreement.

                         The description of the North Side Rights Agreement
               and the North Side Amendment specifying the terms of the North Side Rights are incorporated herein by reference from North Fork's Current Report on form 8-K dated September 12, 1996. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE".

               APPRAISAL RIGHTS

                         North Fork.  Under the DGCL, appraisal rights are
               available in connection with a statutory merger or consolidation in certain specified situations. Appraisal rights are not available when a corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger under the DGCL. In addition, unless otherwise provided in the charter, no appraisal rights are available to holders of shares of any class of stock which is either: (a) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or (b) held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger to accept anything other than: (i) shares of stock of the surviving corporation; (ii) shares of stock of another corporation which are or will be listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares of such stock; or (iv) any combination thereof. The North Fork Certificate has no provisions regarding appraisal rights and North Fork stockholders will not have appraisal rights in connection with the Merger.

                         North Side.  Under the NYBL, a stockholder
               entitled to vote on a merger, consolidation or other disposition who does not approve such transaction is generally entitled to appraisal rights.


                               PRO FORMA CONDENSED COMBINED
                                   FINANCIAL STATEMENTS
                                        (UNAUDITED)

                         The following statements set forth certain
               selected condensed financial information for North Fork and North Side on an unaudited pro forma combined basis giving effect to the Merger as if the Merger had become effective on June 30, 1996, in the case of the balance sheet information presented, and as if the Merger had become effective at the beginning of the periods indicated, in the case of the income statement information presented. The pro forma information in the statements assumes that the Merger is accounted for using the pooling of interests method of accounting. See "THE MERGER - Anticipated Accounting Treatment". Financial information for the six months ended June 30, 1996 and 1995 combine North Fork and North Side with North Side's interim results presented to coincide with the reporting period of North Fork. These statements should be read in conjunction with, and are qualified in their entirety by, the historical financial statements, including the notes thereto, of North Fork and North Side incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                         The pro forma condensed combined financial
               statements do not give effect to the anticipated cost savings and revenue enhancement opportunities that could result from the Merger (see "Management and Operations Following the Merger -- Consolidation of Operations; Projected Cost Savings and Revenue Enhancements; Projected Earnings Per Share"), and do not purport to be indicative of the combined financial position or results of operations of future periods or indicative of the results that would have occurred had the Merger been consummated on June 30, 1996 or at the beginning of the periods indicated.





                                  NORTH FORK BANCORPORATION, INC. - NORTH SIDE SAVINGS BANK
                                         PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                                         (UNAUDITED)
                                                        JUNE 30, 1996

                                                   (Dollars in thousands)

                                                                                           PRO FORMA            NORTH FORK PRO
                                                             NORTH FORK      NORTH SIDE   ADJUSTMENTS                FORMA
(in thousands, except per share amounts)
                                                           ------------------------------------------           --------------
ASSETS
Cash & Due from Banks......................................      $177,362       $12,530                              $189,892
Money Market Investments...................................             -         3,648                                 3,648
Securities:
   Available-for-Sale .....................................     1,121,843       363,426        7,225(2)(3)          1,492,494
    Held-to-Maturity.......................................       377,883       678,212                             1,056,095
                                                           ------------------------------------------           --------------
      Total Securities.....................................     1,499,726     1,041,638        7,225                2,548,589
                                                           ------------------------------------------           --------------
Loans, net of Unearned Income & Fees.......................     2,300,578       561,269                             2,861,847
    Allowance for Loan Losses..............................        50,384         5,604                                55,988
                                                           ------------------------------------------           --------------
     Net Loans.............................................     2,250,194       555,665            -                2,805,859
                                                           ------------------------------------------           --------------
Premises & Equipment, Net..................................        53,657        14,859                                68,516
Intangibles................................................        84,755         1,124                                85,879
Other Real Estate..........................................         6,519         2,320                                 8,839
Other Assets...............................................        66,048        22,840        6,938(2)(5)(6)          95,826
                                                           ------------------------------------------           --------------
     Total Assets..........................................    $4,138,261    $1,654,624      $14,163               $5,807,048
                                                           ------------------------------------------           --------------
                                                           ------------------------------------------           --------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Non-Interest Bearing Deposits..............................      $657,516       $38,542                              $696,058
Interest Bearing Deposits..................................     2,598,714     1,189,669                             3,788,383
                                                           ------------------------------------------           --------------
     Total Deposits........................................     3,256,230     1,228,211            -                4,484,441
                                                           ------------------------------------------           --------------
Other Borrowings...........................................       507,739       286,000                               793,739
Senior Note Payable........................................        25,000             -                                25,000
Accrued Expenses & Other Liabilities.......................        49,604        16,882       22,000(5)                88,486
                                                           ------------------------------------------           --------------
      Total Liabilities....................................     3,838,573     1,531,093       22,000                5,391,666
                                                           ------------------------------------------           --------------
STOCKHOLDERS' EQUITY
Preferred Stock............................................             -
Common  Stock..............................................        62,607         4,834       13,033(2)                80,474
Additional Paid in Capital.................................       104,952        87,668     (20,590)(2) (3)           172,030
Retained Earnings..........................................       166,557        33,824     (15,480)(5) (6)           184,901
Unrealized Losses on Securities Available-for-Sale,
  net of taxes....                                               (10,000)       (2,329)           63(2)              (12,266)
Deferred Compensation......................................       (1,823)         (466)          466(6)               (1,823)
Treasury Stock.............................................      (22,605)             -       14,671(3)               (7,934)
                                                           ------------------------------------------           --------------
      Total Stockholders' Equity...........................       299,688       123,531      (7,837)                  415,382
                                                           ------------------------------------------           --------------
      Total Liabilities and Stockholders' Equity...........    $4,138,261    $1,654,624      $14,163               $5,807,048
                                                           ------------------------------------------           --------------
                                                           ------------------------------------------           --------------



SELECTED CAPITAL RATIOS

                                                               North Fork
                                       North Fork               Pro Forma
                                       ----------               ---------

Tier 1 Capital Ratio...............        9.93%                  11.41%
Risk Adjusted Capital Ratio........       11.19%                  12.56%
Leverage Ratio.....................        5.73%                   6.17%


      See "NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                               (UNAUDITED)."






                                  NORTH FORK BANCORPORATION, INC. - NORTH SIDE SAVINGS BANK
                                      PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                                                         (UNAUDITED)
                                           FOR THE SIX MONTHS ENDED JUNE 30, 1996

                                          (in thousands, except per share amounts)

                                                                                                                     NORTH FORK
                                                                            NORTH FORK(7)      NORTH SIDE (1)         PRO FORMA

                                                                   -------------------------------------------------------------
  Interest Income..................................................            $139,444             $54,686            $194,130
  Interest Expense.................................................              55,377              29,457              84,834
                                                                   -------------------------------------------------------------
    Net Interest Income............................................              84,067              25,229             109,296
  Provision for Loan Losses........................................               3,000                 400               3,400
                                                                   -------------------------------------------------------------
    Net Interest Income after Provision for Loan Losses............              81,067              24,829             105,896
  Non-Interest Income..............................................              13,435               1,025              14,460
  Net Security Gains ..............................................                 996                 510               1,506
  Other Real Estate Expense........................................                 932               (224)                 708
  Non-Interest Expense.............................................              41,587              11,073              52,660
                                                                   -------------------------------------------------------------
    Income before Income Taxes.....................................              52,979              15,515              68,494
  Provision for Income Taxes.......................................              21,417               6,519              27,936
                                                                   -------------------------------------------------------------
    Net Income ....................................................             $31,562              $8,996             $40,558
                                                                   -------------------------------------------------------------
                                                                   -------------------------------------------------------------

  Pro Forma Weighted Average Shares Outstanding (4)................              24,984               4,820              32,484
  Earnings Per Share...............................................               $1.26               $1.86               $1.25





                              See "NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                                       (UNAUDITED)."



                                       NORTH FORK BANCORPORATION, INC. - NORTH SIDE SAVINGS BANK
                                           PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                                                              (UNAUDITED)

                        FOR THE YEAR ENDED DECEMBER 31, 1995 FOR NORTH FORK AND SEPTEMBER 30, 1995 FOR NORTH SIDE
                                              (in thousands, except per share amounts)

                                                                                                                    NORTH FORK
                                                                          NORTH FORK(7)          NORTH SIDE         PRO FORMA

                                                                      ---------------------------------------------------------
  Interest Income.....................................................     $226,398              $105,775             $332,173
  Interest Expense....................................................       85,162                55,230              140,392
                                                                      ---------------------------------------------------------
    Net Interest Income...............................................      141,236                50,545              191,781
  Provision for Loan Losses...........................................        9,000                 2,825               11,825
                                                                      ---------------------------------------------------------
    Net Interest Income after Provision for Loan Losses...............      132,236                47,720              179,956
  Non-Interest Income.................................................       20,942                 2,461               23,403
  Net Security Gains..................................................        6,379                   355                6,734
  Other Real Estate Expense...........................................          255                 1,000                1,255
  Non-Interest Expense................................................       68,588                23,058               91,646
                                                                      ---------------------------------------------------------
    Income before Income Taxes........................................       90,714                26,478              117,192
  Provision for Income Taxes..........................................       38,479                11,371               49,850
                                                                      ---------------------------------------------------------
    Net Income .......................................................      $52,235               $15,107              $67,342
                                                                      ---------------------------------------------------------
                                                                      ---------------------------------------------------------
  Pro Forma Weighted Average Shares Outstanding (3) (4)...............       24,554                 4,785               31,999
  Earnings Per Share..................................................        $2.13                 $3.15                $2.10




                                   See "NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                                            (UNAUDITED)."




                                       NORTH FORK BANCORPORATION, INC. - NORTH SIDE SAVINGS BANK
                                           PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                                                              (UNAUDITED)

                       FOR THE YEAR ENDED DECEMBER 31, 1994 FOR NORTH FORK AND SEPTEMBER 30, 1994 FOR NORTH SIDE
                                              (in thousands, except per share amounts)

                                                                                                                   NORTH FORK
                                                                           NORTH FORK          NORTH SIDE           PRO FORMA

                                                                -------------------------------------------------------------
  Interest Income...............................................            $203,733             $90,931            $294,664
  Interest Expense..............................................              71,227              41,349             112,576
                                                                -------------------------------------------------------------
    Net Interest Income.........................................             132,506              49,582             182,088
  Provision for Loan Losses.....................................               3,275               3,550               6,825
                                                                -------------------------------------------------------------
    Net Interest Income after Provision for Loan Losses.........             129,231              46,032             175,263
  Non-Interest Income...........................................              19,020               2,928              21,948
  Net Security Losses...........................................             (9,211)                   -             (9,211)
  Other Real Estate Expense.....................................               3,651               1,278               4,929
  Merger & Related Restructure Charges..........................              14,338                   -              14,338
  Non-Interest Expense..........................................              74,453              24,739              99,192
                                                                -------------------------------------------------------------
    Income before Income Taxes..................................              46,598              22,943              69,541
  Provision for Income Taxes....................................              16,926               9,576              26,502
                                                                -------------------------------------------------------------
    Net Income .................................................             $29,672             $13,367             $43,039
                                                                -------------------------------------------------------------
  Pro Forma Weighted Average Shares Outstanding (4).............              23,763               4,751              31,156
  Earnings Per Share............................................               $1.25               $2.82               $1.38




                                   See "NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                                            (UNAUDITED)."




                                       NORTH FORK BANCORPORATION, INC. - NORTH SIDE SAVINGS BANK
                                           PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                                                              (UNAUDITED)

                       FOR THE YEAR ENDED DECEMBER 31, 1993 FOR NORTH FORK AND SEPTEMBER 30, 1993 FOR NORTH SIDE
                                              (in thousands, except per share amounts)

                                                                                                                      NORTH FORK
                                                                              NORTH FORK          NORTH SIDE           PRO FORMA

                                                                           -----------------------------------------------------
  Interest Income..........................................................    $191,630             $97,415            $289,045
  Interest Expense.........................................................      73,169              43,984             117,153
                                                                           -----------------------------------------------------
    Net Interest Income....................................................     118,461              53,431             171,892
  Provision for Loan Losses................................................      10,300              16,308              26,608
                                                                           -----------------------------------------------------
    Net Interest Income after Provision for Loan Losses....................     108,161              37,123             145,284
  Non-Interest Income......................................................      18,938               2,930              21,868
  Net Security Gains/(Losses)..............................................       1,457               (136)               1,321
  Other Real Estate Expense................................................      13,971              11,275              25,246
  Net Loss on Disposition of Assets........................................           -              11,063              11,063
  Non-Interest Expense.....................................................      71,962              37,320             109,282
                                                                           -----------------------------------------------------
    Income/(Loss) before Income Taxes......................................      42,623            (19,741)              22,882
  Provision/(Benefit) for Income Taxes.....................................      16,976             (3,961)              13,015
                                                                           -----------------------------------------------------
    Income/(Loss) before Cumulative Effect of
       Accounting Changes..................................................      25,647            (15,780)               9,867
                                                                           -----------------------------------------------------
                                                                           -----------------------------------------------------
  Pro Forma Weighted Average Shares Outstanding (4)........................      23,242               4,705              30,563
  Earnings/(Loss) Per Share before Cumulative Effect of
    Accounting Changes.....................................................       $1.10             ($3.35)               $0.32




                                   See "NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                                            (UNAUDITED)."


                           NORTH FORK BANCORPORATION, INC. AND
                                NORTH SIDE SAVINGS BANK

                          NOTES TO PRO FORMA CONDENSED COMBINED
                             FINANCIAL STATEMENTS (UNAUDITED)

               (1) The pro forma financial information presented has been prepared in conformity with generally accepted accounting principles and prevailing practices within the financial services industry. Under generally accepted accounting principals ("GAAP") the assets and liabilities of North Side will be combined with those of North Fork at book value. In addition, the statements of income for North Side will be combined with North Fork as of the earliest period presented. Certain reclassifications have been included in the pro forma financial statements to conform to North Fork's presentation. North Fork utilizes a fiscal year which ends on December 31 for reporting purposes, whereas North Side uses a fiscal year which ends on September 30 for such purposes. The unaudited condensed combined statements of income for 1995, 1994, and 1993 combine North Fork and North Side at their respective year-end periods. The unaudited condensed combined statement of income for the six-month periods ended June 30, 1996 and 1995 include North Side for the six months then ended to conform with the reporting periods of North Fork. Summary unaudited operating results for North Side in the three-months ended December 31, 1995 and 1994, have not been included in the unaudited pro forma condensed combined financial statements and are presented in the following table.

                                                              Three Months
                                                                 Ended
                                                              December 31,
                                                              (Unaudited)
                                                           ----------------
                                                              1995     1994
                                                           ----------------
        Interest income . . . . . . . . . . . . . . . . . . $27,600 $25,234
        Interest expense  . . . . . . . . . . . . . . . . .  15,105  12,366
        Net interest income . . . . . . . . . . . . . . . .  12,495  12,868
        Net income  . . . . . . . . . . . . . . . . . . . .   5,834   3,594
        Earnings per share  . . . . . . . . . . . . . . . .$   1.22  $  .75

               (2) Pro forma adjustments to common stock and additional paid-in capital, at June 30, 1996, reflect the Merger accounted for as a pooling-of-interests, through: (a) the exchange of 7,146,703 shares of North Fork Common Stock at June 30, 1996 (using the Exchange Ratio of 1.556) for 4,592,997 actual outstanding shares of North Side (which excludes 241,000 shares of North Side Common Stock held by North Fork at an average per share cost of $35.21 as of such date, which are assumed to be retired at cost for combining purposes).

               (3) Pro forma adjustments to common stock, additional paid-in-capital and securities available-for-sale reflect the reissuance of 600,000 shares of North Fork Treasury Stock, with an average cost basis of $24.45, at $26.00 per share (which approximated the market price of the North Fork Common Stock on or about June 30, 1996). See "SUMMARY -- Market Prices And Dividend Information." The transaction proceeds are assumed to be reinvested in securities available-for-sale.

               (4) The pro forma weighted average shares outstanding for the six months ended June 30, 1996 and 1995, and for each of the combined three-year periods, reflects the Exchange Ratio of 1.556 shares of North Fork Common Stock for each share of North Side Common Stock.

               (5) The pro forma condensed combined balance sheet reflects a non-recurring merger and restructuring charge of approximately $15.2 million, net of taxes, which will be recognized upon consummation of the transaction. Such charge will reduce earnings per share for the period in which such charge is recognized by approximately $.47 (based on pro forma weighted average shares outstanding of 32,484,000 on June 30, 1996). A summary of the estimated merger and restructuring charges follows:

                                                        Expected Range
                                                           of Costs
                                                          (Dollars in
                                                           Millions)
   TYPE OF COST
   ------------
   Merger Expense  . . . . . . . . . . . . . . . . . .$   4.0  to  $   5.0
   Restructuring Charge:
   Severance and Other Employee Expense  . . . . . . .    6.0  to      8.0
   Facility and System Costs . . . . . . . . . . . . .    5.0  to      6.0
   Credit Cost and Other . . . . . . . . . . . . . . .    2.0  to      3.0
   Total Pre-Tax Merger and Restructuring Charge . . .   17.0  to     22.0
   Less:  Tax Effect . . . . . . . . . . . . . . . . .    5.2  to      6.8
   Total After-Tax Merger and Restructuring Charge . .$  11.8  to  $  15.2

               The effect of the proposed charge has been reflected in the pro forma condensed combined balance sheet as of June 30, 1996; however, since this charge is non-recurring, it has not been reflected in the pro forma combined statements of income. Although no assurance can be given, North Fork expects that cost savings will be achieved at an annual rate of $8 to $11 million, on a pre-tax basis by the end of the first quarter of 1997 as a result of steps to be taken to integrate their operations and to achieve efficiencies in certain combined lines of business. These anticipated merger cost savings were determined based upon preliminary estimates provided by the management of both North Fork and North Side. Refinements to the foregoing estimates may occur as the merger and integration task force formed by North Fork and North Side complete their work. The pro forma financial information does not give effect to these expected cost savings, nor does it include any estimates of revenue enhancements that could be realized with the Merger.

               (6) The pro forma condensed combined balance sheet reflects the elimination of the unearned portion of North Side's incentive compensation plan.

               (7) In March 1996, North Fork completed its purchases of the domestic commercial banking business of Extebank and the ten Long Island banking branches of First Nationwide Bank. As a result of these acquisitions, North Fork added approximately $200 million in net loans, $920 million in deposit liabilities and $30 million in capital. The intangibles created in the aforementioned transactions aggregated approximately $59 million. The results of operations from these purchases are included in the historical statements of operations of North Fork for all periods subsequent to the respective acquisition dates. The net income and earnings per share assuming these acquisitions occurred on January 1, 1995 would not be materially different from the amounts reflected herein. Reference is made to North Fork's Current Report on Form 8-K dated March 15, 1996 and Form 10-Q for the Quarter ended June 30, 1996, previously filed with the SEC and incorporated by reference in this Joint Proxy Statement/Prospectus that contain additional information regarding these transactions.

               (8) North Fork is currently reviewing the investment securities portfolios of North Side to determine the classification of such securities as either available-for-sale or held-to-maturity in connection with North Fork's existing interest-rate risk position. As a result of this review, certain reclassifications of North Side's investment securities may result. No adjustments have been made to either the available-for-sale or the held-to-maturity portfolios in the accompanying pro forma combined balance sheet to reflect any such reclassification as management has not made a final determination with respect to such matters. Any such reclassification will be accounted for in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", which requires that securities transferred from held-to-maturity to available-for-sale be transferred at fair value with any unrealized gain or loss, net of taxes, at the date of transfer recognized as a separate component of stockholders' equity.


                                       LEGAL MATTERS

                         The validity of the shares of North Fork Common
               Stock which will be issued in the Merger and certain other legal matters will be passed upon for North Fork by Skadden, Arps, Slate, Meagher & Flom.

                         Legal matters in connection with the Merger will
               be passed upon for North Side by Elias, Matz, Tiernan & Herrick L.L.P.

                                          EXPERTS

                         The consolidated financial statements of North
               Fork Bancorporation, Inc. and subsidiaries as of December 31, 1995 and 1994 and for each of the years in the three year period ended December 31, 1995, included in North Fork's 1995 Form 10-K incorporated by reference into this Joint Proxy Statement/Prospectus, have been incorporated by reference herein and in the Registration Statement of which this Joint Proxy Statement/Prospectus is a part in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, included in North Fork's 1995 Form 10-K and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                         The consolidated financial statements of North
               Side Savings Bank and subsidiaries as of September 30, 1995 and 1994 and for each of the years in the three-year period ended September 30, 1995, included in North Fork's Current Report on Form 8-K dated September 12, 1996 and incorporated by reference into this Joint Proxy Statement/Prospectus, have been incorporated by reference herein and in the Registration Statement of which the Joint Proxy Statement/Prospectus is a part in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, included in North Fork's Current Report on Form 8-K dated September 12, 1996 and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                   STOCKHOLDER PROPOSALS

                         Proposals of stockholders intended to be presented
               at the 1997 Annual Meeting of Stockholders of North Fork must be received by North Fork no later than November 19, 1996 for inclusion in North Fork's Proxy Statement and Form of Proxy relating to that meeting.

                         It is possible that North Side's next Annual
               Meeting of Stockholders will be held prior to consummation of the Merger. Any stockholder who wishes to submit a proposal for presentation to such annual meeting, and for inclusion, if appropriate, in North Side's proxy statement and the form of proxy relating to such annual meeting, must comply with the rules and regulations of the FDIC then in effect and must submit such proposal to the Corporate Secretary of North Side. In the event that North Side's Annual Meeting of Stockholders is held on or before February 21, 1997, any stockholder proposal must have been received by North Side not later than September 27, 1996. No such stockholder proposals were received by North Side prior to September 27, 1996. In the event that North Side's Annual Meeting of Stockholders is held after February 21, 1997, any stockholder proposal must be received by North Side a reasonable time before the solicitation of proxies for such annual meeting is made.


                                                            ANNEX A

                                                  EXECUTION COPY



                         AGREEMENT AND PLAN OF MERGER

                                 by and among

                       North Fork Bancorporation, Inc.,

                                 Merger Bank

                                     and

                           North Side Savings Bank

                          Dated as of July 15, 1996



                              TABLE OF CONTENTS

                                                               Page

                                  ARTICLE I
                                  THE MERGER

               1.1.    The Merger . . . . . . . . . . . . . . .   2
               1.2.    Effective Time . . . . . . . . . . . . .   2
               1.3.    Effects of the Merger  . . . . . . . . .   3
               1.4.    Conversion of Company Common Stock . . .   3
               1.5.    Stock Options  . . . . . . . . . . . . .   7
               1.6.    Merger Bank Common Stock . . . . . . . .   9
               1.7.    Certificate of Incorporation . . . . . .  10
               1.8.    By-Laws  . . . . . . . . . . . . . . . .  10
               1.9.    Directors and Officers . . . . . . . . .  10
               1.10.   Tax Consequences . . . . . . . . . . . .  11

                                  ARTICLE II
                              EXCHANGE OF SHARES

               2.1.    Parent to Make Shares Available  . . . .  11
               2.2.    Exchange of Shares . . . . . . . . . . .  12

                                 ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

               3.1.    Corporate Organization . . . . . . . . .  17
               3.2.    Capitalization . . . . . . . . . . . . .  20
               3.3.    Authority; No Violation  . . . . . . . .  23
               3.4.    Consents and Approvals . . . . . . . . .  26
               3.5.    Regulatory Reports; Examinations . . . .  27
               3.6.    Financial Statements . . . . . . . . . .  28
               3.7.    Broker's Fees  . . . . . . . . . . . . .  30
               3.8.    Absence of Certain Changes or Events . .  31
               3.9.    Legal Proceedings  . . . . . . . . . . .  32
               3.10.   Taxes  . . . . . . . . . . . . . . . . .  33
               3.11.   Employees  . . . . . . . . . . . . . . .  36
               3.12.   FDIC Reports.  . . . . . . . . . . . . .  40
               3.13.   Company Information. . . . . . . . . . .  41
               3.14.   Compliance with Applicable Law . . . . .  41
               3.15.   Certain Contracts. . . . . . . . . . . .  42
               3.16.   Agreements with Regulatory Agencies  . .  44
               3.17.   Investment Securities  . . . . . . . . .  45
               3.18.   Takeover Provisions. . . . . . . . . . .  45
               3.19.   Equity and Real Estate Investments . . .  46
               3.20.   Environmental Matters  . . . . . . . . .  46
               3.21.   Derivative Transactions. . . . . . . . .  48
               3.22.   Opinion. . . . . . . . . . . . . . . . .  50
               3.23.   Assistance Agreements. . . . . . . . . .  50
               3.24.   Loan Portfolio.  . . . . . . . . . . . .  51
               3.25.   Property . . . . . . . . . . . . . . . .  53
               3.26.   Rights Agreement . . . . . . . . . . . .  54
               3.27.   Accounting for the Merger;
                         Reorganization . . . . . . . . . . . .  54

                                  ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES
                                  OF PARENT

               4.1.    Corporate Organization . . . . . . . . .  55
               4.2.    Capitalization . . . . . . . . . . . . .  57
               4.3.    Authority; No Violation  . . . . . . . .  59
               4.4.    Consents and Approvals . . . . . . . . .  63
               4.5.    Financial Statements . . . . . . . . . .  64
               4.6.    Broker's Fees  . . . . . . . . . . . . .  66
               4.7.    Absence of Certain Changes or Events . .  67
               4.8.    Legal Proceedings  . . . . . . . . . . .  67
               4.9.    Compliance with Applicable Law . . . . .  68
               4.10.   SEC Reports  . . . . . . . . . . . . . .  69
               4.11.   Parent Information . . . . . . . . . . .  70
               4.12.   Ownership of Company Common Stock  . . .  70
               4.13.   Taxes  . . . . . . . . . . . . . . . . .  70
               4.14.   Employees  . . . . . . . . . . . . . . .  73
               4.15.   Agreements with Regulatory Agencies  . .  76
               4.16.   Regulatory Reports; Examinations . . . .  76
               4.17.   Environmental Matters  . . . . . . . . .  77
               4.18.   Derivative Transactions  . . . . . . . .  79
               4.19.   Loan Portfolio . . . . . . . . . . . . .  80
               4.20.   Property . . . . . . . . . . . . . . . .  82
               4.21.   Investment Securities  . . . . . . . . .  83
               4.22.   Accounting for the Merger;
                         Reorganization . . . . . . . . . . . .  84
               4.23.   Opinion  . . . . . . . . . . . . . . . .  84

                                  ARTICLE V
                  COVENANTS RELATING TO CONDUCT OF BUSINESS

               5.1.    Covenants of the Company . . . . . . . .  84
               5.2.    Covenants of Parent  . . . . . . . . . .  92

                                  ARTICLE VI
                            ADDITIONAL AGREEMENTS

               6.1.    Regulatory Matters.  . . . . . . . . . .  94
               6.2.    Access to Information  . . . . . . . . .  96
               6.3.    Stockholder Meetings . . . . . . . . . .  99
               6.4.    Legal Conditions to Merger . . . . . . . 100
               6.5.    Affiliates . . . . . . . . . . . . . . . 101
               6.6.    Stock Exchange Listing . . . . . . . . . 101
               6.7.    Employee Benefit Plans;
                         Existing Agreements; Employment
                         Agreement. . . . . . . . . . . . . . . 101
               6.8.    Indemnification  . . . . . . . . . . . . 104
               6.9.    Subsequent Interim Financial
                         Statements . . . . . . . . . . . . . . 108
               6.10.   Additional Agreements  . . . . . . . . . 109
               6.11.   Advice of Changes  . . . . . . . . . . . 109
               6.12.   Current Information  . . . . . . . . . . 110
               6.13.   Merger Bank  . . . . . . . . . . . . . . 111
               6.14.   Directorships; Advisory Committee  . . . 111
               6.15.   Accountants' Letters . . . . . . . . . . 113
               6.16.   Parent Rights Agreement  . . . . . . . . 113
               6.17.   Plan of Integration  . . . . . . . . . . 114
               6.18.   Issuance of Treasury Shares  . . . . . . 114

                                 ARTICLE VII
                             CONDITIONS PRECEDENT

               7.1.    Conditions to Each Party's Obligation
                       To Effect the Merger . . . . . . . . . . 114
               7.2.    Conditions to Obligations of Parent  .   116
               7.3.    Conditions to Obligations of
                         the Company  . . . . . . . . . . . . . 121

                                 ARTICLE VIII
                          TERMINATION AND AMENDMENT

               8.1.    Termination  . . . . . . . . . . . . . . 126
               8.2.    Effect of Termination; Expenses  . . . . 131
               8.3.    Amendment  . . . . . . . . . . . . . . . 131
               8.4.    Extension; Waiver  . . . . . . . . . . . 132

                                  ARTICLE IX
                              GENERAL PROVISIONS

               9.1.    Closing  . . . . . . . . . . . . . . . . 133
               9.2.    Alternative Structure  . . . . . . . . . 133
               9.3.    Nonsurvival of Representations,
                         Warranties and Agreements  . . . . . . 134
               9.4.    Expenses . . . . . . . . . . . . . . . . 134
               9.5.    Notices  . . . . . . . . . . . . . . . . 135
               9.6.    Interpretation . . . . . . . . . . . . . 136
               9.7.    Counterparts . . . . . . . . . . . . . . 136
               9.8.    Entire Agreement . . . . . . . . . . . . 136
               9.9.    Governing Law  . . . . . . . . . . . . . 137
               9.10.   Enforcement of Agreement . . . . . . . . 137
               9.11.   Severability . . . . . . . . . . . . . . 137
               9.12.   Publicity  . . . . . . . . . . . . . . . 138
               9.13.   Assignment; No Third Party
                         Beneficiaries  . . . . . . . . . . . . 138


                         AGREEMENT AND PLAN OF MERGER

                    AGREEMENT AND PLAN OF MERGER, dated as of July 15, 1996, by and among North Fork Bancorporation, Inc., a Delaware corporation ("Parent"), a New York-chartered savings bank to be formed as a direct wholly owned subsidiary of Parent ("Merger Bank"), and North Side Savings Bank, a New York-chartered stock form savings bank (the "Company"). (Merger Bank and the Company are sometimes collectively referred to herein as the "Constituent Corporations".)

                    WHEREAS, the Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein in which Merger Bank will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into the Company; and

                    WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

                    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                  ARTICLE I

                                  THE MERGER

                    1.1.  The Merger.  Subject to the terms and
          conditions of this Agreement, in accordance with the New York Banking Law (the "NYBL"), at the Effective Time (as defined in Section 1.2 hereof), Merger Bank shall merge with and into the Company. The Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of New York. The name of the Surviving Corporation shall be North Side Savings Bank. Upon consummation of the Merger, the separate corporate existence of Merger Bank shall terminate.

                    1.2. Effective Time. The Merger shall become effective at the date and time set forth in the certificate which shall be filed by the Superintendent of Banking of the State of New York Department of Banking (the "Banking Department") on the Closing Date (as defined in Section 9.1 hereof) pursuant to Section 601-b of the NYBL. The term "Effective Time" shall be the date and time when the Merger becomes effective.

                    1.3. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 602 of the NYBL.

                    1.4.  Conversion of Company Common Stock.

                         (a)  At the Effective Time, subject to
          Section 2.2(e) and Section 8.1(g) hereof and the last sentence of this Section 1.4(a), each share of the common stock, par value $1.00 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than (x) shares of Company Common Stock held (1) in the Company's treasury or (2) directly or indirectly by Parent or the Company or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC shares, as such terms are defined in Section 1.4(b) hereof) and (y) Dissenting Shares (as defined in Section 1.4(c) hereof), if any) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for
          1.556 shares (the "Exchange Ratio") of the common stock, par value $2.50 per share, of Parent ("Parent Common Stock") (together with the number of Parent Rights (as defined in Section 4.2 hereof) associated therewith).
          All of the shares of Company Common Stock converted into Parent Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Company Common Stock shall thereafter only represent the right to receive (i) the number of whole shares of Parent Common Stock and (ii) the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.4(a) and Section 2.2(e) hereof. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If, between the date hereof and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio shall be adjusted accordingly.

                         (b)  At the Effective Time, all shares of
          Company Common Stock that are owned by the Company as treasury stock and all shares of Company Common Stock that are owned directly or indirectly by Parent or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, as the case may be, being referred to herein as "Trust Account Shares") and (y) held by Parent or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, being referred to herein as "DPC Shares")) shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.

                         (c)  Notwithstanding anything in this
          Agreement to the contrary, if, and to the extent required by law, dissenters rights are available to holders of Company Common Stock, then any shares of Company Common Stock which are outstanding immediately prior to the Effective Time and which are held by stockholders who shall not have voted such shares in favor of the Merger and who shall have filed with the Company a written objection to the Merger and a demand for appraisal of such shares in the manner provided in Section 6022 of the NYBL ("Dissenting Shares") shall not be converted into the right to receive, or be exchangeable for, the consideration provided for in Section 1.4(a) hereof, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 6022 of the NYBL. The Company shall (x) give Parent prompt written notice of the receipt of any notice from a stockholder of his intent to demand payment for his shares, (y) not settle or offer to settle any such demands without the prior written consent of Parent and (z) not, without the prior written consent of Parent, waive any failure to timely deliver a written objection to the Merger and a demand for appraisal of such shares in accordance with
          Section 6022 of the NYBL.

                    1.5.  Stock Options.  (a) At the Effective
          Time, each option granted by the Company (a "Company Option") to purchase shares of Company Common Stock which is outstanding and unexercised immediately prior thereto shall, except as otherwise provided in Section 1.5(c) hereof, be converted automatically into an option to purchase shares of Parent Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Company's Amended and Restated Long-Term Incentive and Capital Accumulation Plan (the "Option Plan")):

                         (1)  The number of shares of Parent
               Common Stock to be subject to the new option shall be equal to the product of the number of shares of Company Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

                         (2)  The exercise price per share of
               Parent Common Stock under the new option shall be equal to the exercise price per share of Company Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

          The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option, except that all references to the Company shall be deemed to be references to Parent.

                         (b)  Within ten days after the Effective
          Time, Parent shall file with the Securities and Exchange Commission (the "SEC") a registration statement on an appropriate form under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Parent Common Stock subject to options to acquire Parent Common Stock issued pursuant to Section 1.5(a) hereof, and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with applicable state securities or "blue sky" laws, for so long as such options remain outstanding.

                         (c)  Without limiting the foregoing, and
          provided that the right contained in this paragraph (c) is not inconsistent with any of the conditions contained in Article VII hereof, each holder of a Company Option shall have the right (which right shall be exercised at least 5 days prior to the Closing Date by written notice to Parent) to elect, in lieu of the provisions of Section 1.5(a), to convert, at the Effective Time, all or a portion of his or her Company Options which have not been exercised and which have not expired prior to the Effective Time into the right to receive such number of shares (rounded to the nearest whole share) of Parent Common Stock as are equal in value (determined by valuing each share of Parent Common Stock at the Average Closing Price (as defined in Section 8.1(g)) to the excess of (i) the product of the number of shares of Company Common Stock subject to such option, the Exchange Ratio and the Average Closing Price over (ii) the aggregate exercise price of such option.

                    1.6.  Merger Bank Common Stock.  Each of the
          shares of common stock of Merger Bank, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger, automatically and without any action on the part of Parent, become and be converted into one share of common stock of the Surviving Corporation, which shall thereafter constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation.

                    1.7.  Certificate of Incorporation.  At the
          Effective Time, the Restated Organization Certificate of the Company, as in effect at the Effective Time, shall be the Organization Certificate of the Surviving
          Corporation.

                    1.8. By-Laws. At the Effective Time, the By-Laws of Merger Bank, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

                    1.9.  Directors and Officers.  Except as set
          forth in Section 6.14 hereof, the directors and officers of Merger Bank immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Organization Certificate and By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

                    1.10. Tax Consequences. It is intended that the Merger constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

                                  ARTICLE II

                              EXCHANGE OF SHARES

                    2.1. Parent to Make Shares Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company (which may be a Subsidiary of Parent) (the "Exchange Agent") selected by Parent and reasonably satisfactory to the Company, for the benefit of the holders of Certificates, for exchange in accordance with this
          Article II, certificates representing the shares of Parent Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock.

                    2.2.  Exchange of Shares.  (a)  As soon as
          practicable after the Effective Time, and in no event more than three business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Parent Common Stock and the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I hereof and (y) a check representing the amount of cash in lieu of fractional share, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

                         (b)  No dividends or other distributions
          declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this
          Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock represented by such Certificate.

                         (c)  If any certificate representing
          shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                         (d)  After the Effective Time, there shall
          be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Parent Common Stock as provided in this Article II.

                         (e)  Notwithstanding anything to the
          contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying (i) the average of the closing sales prices of Parent Common Stock on the New York Stock Exchange (the "NYSE") as reported by The Wall Street Journal (or, if not reported thereby, another authoritative source) for the five trading days immediately preceding the date on which the Effective Time shall occur by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to
          Section 1.4 hereof.

                         (f)  Any portion of the Exchange Fund that
          remains unclaimed by the stockholders of the Company for six months after the Effective Time shall be paid to Parent. Any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their shares of Parent Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Bank, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                         (g)  In the event any Certificate shall
          have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                 ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                    The Company hereby represents and warrants to Parent as follows:

                    3.1. Corporate Organization. (a) The Company is a savings bank duly organized, validly existing and in good standing under the laws of the State of New York. The deposit accounts of the Company are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by the Company. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on the Company. The Restated Organization Certificate and Amended and Restated Bylaws of the Company, copies of which have previously been delivered to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Parent or the Company, as the case may be, any effect that (i) is material and adverse to the business, assets, liabilities, results of operations or financial condition of Parent and its Subsidiaries taken as whole or the Company and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of the Company, Parent or Merger Bank to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries, (b) changes in generally accepted accounting principles that are generally applicable to the banking or savings industries, (c) expenses incurred in connection with the transactions contemplated hereby and
          (d) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

                         (b)  Each of the Company's Subsidiaries is
          a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company's Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. The certificate of incorporation, by-laws or similar governing documents of each Subsidiary of the Company, copies of which have previously been delivered to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

                         (c)  The minute books of the Company and
          each of its Subsidiaries contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since December 31, 1992 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

                    3.2.  Capitalization.  (a) The authorized
          capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share (the "Company Preferred Stock"). As of the date of this Agreement, there are (x) 4,833,997 shares of Company Common Stock issued and outstanding and no shares of Company Common Stock held in the Company's treasury, (y) no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for (i) 394,340 shares of Company Common Stock reserved for issuance pursuant to the Option Plan and (ii) 961,965 shares of Company Common Stock reserved for issuance upon exercise of the option issued to Parent pursuant to the Stock Option Agreement, dated as of the date hereof, between Parent and the Company (the "Option Agreement") and (z) no shares of Company Preferred Stock issued or outstanding, held in the Company's treasury or reserved for issuance upon exercise of outstanding stock options or otherwise, except for 100,000 shares of Series A Junior Participating Preferred Stock reserved for issuance upon exercise of the rights distributed to holders of the Company Common Stock pursuant to the Rights Agreement, dated as of April 18, 1996, between the Company and American Stock Transfer and Trust Company, as Rights Agent (the "Rights Agreement"). All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, except as provided in Section 114 of the NYBL. Except as referred to above or reflected in Section 3.2(a) of the Disclosure Schedule which is being delivered to Parent concurrently herewith (the "Company Disclosure Schedule") and except for the Option Agreement, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock, Company Preferred Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Company Preferred Stock or any other equity security of the Company and none of the options granted under the Option Plan have related Appreciation Rights (as such term is defined in the Option Plan). The names of the optionees, the date of each option to purchase Company Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Option Plan are set forth in Section 3.2(a) of the Company Disclosure Schedule.

                         (b)  Section 3.2(b) of the Company
          Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Company as of the date of this Agreement. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of each of such Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.
          No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance by Parent with Section 1.5 hereof, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or any of its Subsidiaries.

                    3.3.  Authority; No Violation.  (a)  The
          Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of the Company's stockholders, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by each of Parent and Merger Bank) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                         (b)  Except as set forth in Section 3.3(b)
          of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Restated Organization Certificate or Amended and Restated By-Laws of the Company or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in
          Section 3.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on the Company.

                    3.4.  Consents and Approvals.  (a)  Except for
          (i) the filing of applications or notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHC Act") and approval of such applications or notices, (ii) the filing of an application with the FDIC under the Bank Merger Act and approval of such application, (iii) the filing of an application with the Banking Department and approval of such application, (iv) the filing with the SEC and the FDIC of a joint proxy statement in definitive form relating to the meetings of the Company's stockholders and Parent's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement"), (v) the approval of this Agreement by the requisite vote of the stockholders of the Company, (vi) review of this Agreement and the transactions contemplated hereby by the U.S. Department of Justice ("DOJ") under federal antitrust laws, and
          (vii) such filings, authorizations or approvals as may be set forth in Section 3.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization, as defined in Section 3(a)(26) of the Exchange Act (each a "Governmental Entity"), or with any third party are necessary on behalf of the Company in connection with (1) the execution and delivery by the Company of this Agreement and (2) the consummation by the Company of the Merger and the other transactions contemplated hereby.

                         (b)  As of the date hereof, the Company is
          not aware of any reasons relating to the Company or its Subsidiaries (including, without limitation, Community Reinvestment Act compliance) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated by this Agreement.

                    3.5.  Regulatory Reports; Examinations.  The
          Company and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1991 with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of the Company and its Subsidiaries and except as set forth in Section 3.5 of the Company Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the best knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 1991. There is no unresolved material violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries.

                    3.6.  Financial Statements.  The Company has
          previously delivered to Parent copies of (a) the consolidated statements of condition of the Company and its Subsidiaries as of September 30 for the fiscal years 1994 and 1995, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the fiscal years 1993 through 1995, inclusive, as reported in the Company's Annual Report on Form F-2 for the fiscal year ended September 30, 1995 filed with the FDIC pursuant to the rules and regulations of the FDIC, in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to the Company, and (b) the unaudited consolidated statements of condition of the Company and its Subsidiaries as of March 31, 1996 and the related unaudited consolidated statements of income, cash flows and changes in shareholders' equity for the six-month periods then ended as reported in the Company's Quarterly Report on Form F-4 for the period ended March 31, 1996 filed with the FDIC pursuant to the rules and regulations of the FDIC. The September 30, 1995 consolidated statement of condition of the Company (including the related notes, where applicable) fairly presents the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in
          Section 6.9 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.9 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the FDIC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.9 hereof will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form F-
          4. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

                    3.7. Broker's Fees. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Option Agreement, except that the Company has engaged, and will pay a fee or commission to, Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") in accordance with the terms of a letter agreement between the Company and Sandler O'Neill, a true, complete and correct copy of which has been previously delivered by the Company to Parent.

                    3.8.  Absence of Certain Changes or Events.
          (a) Except as may be set forth in Section 3.8(a) of the Company Disclosure Schedule, (i) since March 31, 1996, neither the Company nor any of its Subsidiaries has incurred any material liability, except in the ordinary course of their business consistent with their past practices (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby), (ii) since March 31, 1996, no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on the Company, and (iii) for the period from March 31, 1996 up until the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices (excluding the execution of this Agreement and related matters).

                         (b)  Except as set forth in Section 3.8(b)
          of the Company Disclosure Schedule, since September 30, 1995, neither the Company nor any of its Subsidiaries has
          (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of September 30, 1995 (which amounts have been previously disclosed to Parent), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than year-end bonuses for fiscal 1995 as listed in Section 3.8 of the Company Disclosure Schedule, (ii) suffered any strike, work stoppage, slow-down or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iv) had any union organizing activities.

                    3.9.  Legal Proceedings.  (a)  Except as set
          forth in Section 3.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Option Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect on the Company.

                         (b)  There is no injunction, order,
          judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries which has had, or could reasonably be expected to have, a Material Adverse Effect on the Company.

                    3.10.  Taxes. (a)  Except as set forth in
          Section 3.10(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes (as hereinafter defined). No deficiencies for any Taxes have been proposed, asserted, assessed or, to the best knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries.
          Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, (i) there are no liens for Taxes upon the assets of either the Company or its Subsidiaries except for statutory liens for current Taxes not yet due,
          (ii) neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (iii) with respect to each taxable period of the Company and its Subsidiaries, the federal and state income Tax Returns of the Company and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, (iv) neither the Company nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return other than one in which the Company was the parent of the group filing such Tax Return, (v) neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation 1.1552-1(a)(1) under the Code), (vi) neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar or corresponding provision or requirement of state, local or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method), (vii) neither the Company nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code, and (viii) neither the Company nor any of its Subsidiaries has made any payment or will be obligated to make any payment (by contract or otherwise) which will not be deductible by reason of Section 280G of the Code.

                         (b)  Except as set forth in Section
          3.10(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly (including, without limitation, through partnerships, corporations, trusts or other entities), interests in real property ("Real Property Interests") situated in (A) New York State, which by reason of the Merger would be subject to either (i) the New York State Real Property Gains Tax, (ii) the New York State Real Property Transfer Tax, or (iii) the New York City Real Property Transfer Tax (collectively, the "New York Transfer Taxes"), or (B) any state other than New York State which by reason of the Merger would be subject to any tax similar to the New York Transfer Taxes. For purposes of this Section 3.10(b), Real Property Interests include, without limitation, titles in fee, leasehold interests, beneficial interests, encumbrances, development rights or any other interests with the right to use or occupy real property or the right to receive rents, profits or other income derived therefrom, or any options or contracts to purchase real property.

                         (c)  For purposes of this Agreement,
          "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

                         (d)  For purposes of this Agreement, "Tax
          Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

                    3.11. Employees. (a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each employee benefit plan, arrangement or agreement (including, without limitation, each employment, severance and similar agreement) that is maintained or contributed to or required to be contributed to as of the date of this Agreement (the "Plans") by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any director, employee or former employee of the Company, any Subsidiary or any ERISA Affiliate.

                         (b)  The Company has heretofore delivered
          to Parent true and complete copies of each of the Plans and all related documents, including but not limited to
          (i) the actuarial report for such Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Plan.

                         (c)  Except as set forth in Section
          3.11(c) of the Company Disclosure Schedule, (i) each of the Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code either (1) has received a favorable determination letter from the IRS, or (2) is or will be the subject of an application for a favorable determination letter, and the Company is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of the Company, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company, its Subsidiaries or an ERISA Affiliate of incurring a material liability thereunder, (vi) no Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by the Company, its Subsidiaries or any ERISA Affiliates as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) neither the Company, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which the Company, its Subsidiaries or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending, or, to the best knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto and (x) the consummation of the transactions contemplated by this Agreement will not
          (y) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, termination pay or any other payment, except as expressly provided in this Agreement or (z) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer.

                    3.12.  FDIC Reports.  The Company has
          previously made available to Parent an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1992 by the Company with the FDIC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the rules and regulations of the FDIC (the "Company Reports") and (b) communication mailed by the Company to its stockholders since January 1, 1992, and no such Company Report or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. The Company has timely filed all Company Reports and other documents required to be filed by it pursuant to the rules and regulations of the FDIC, and, as of their respective dates, all Company Reports complied in all material respects with the published rules and regulations of the FDIC with respect thereto.

                    3.13.  Company Information.  The information
          relating to the Company and its Subsidiaries to be contained in (whether directly or incorporated by reference) in the Proxy Statement and the registration statement on Form S-4 (the "S-4") of which the Proxy Statement will be included as a prospectus, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

                    3.14.  Compliance with Applicable Law.  The
          Company and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on the Company, and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above.

                    3.15. Certain Contracts. (a) Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, plan, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Parent, the Company, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company Reports, (iv) which is an agreement, not otherwise described by clause
          (iii) hereof, involving the payment by the Company or any of its Subsidiaries of more than $100,000 per annum, (v) which materially restricts the conduct of any line of business by the Company or any of its Subsidiaries, or
          (vi) under which any of the benefits will be increased, or the vesting of the benefits will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Each contract, arrangement, plan, commitment or understanding of the type described in this Section 3.15(a), whether or not set forth in Section 3.15(a) of the Company Disclosure Schedule, is referred to herein as a "Company Contract". The Company has previously delivered to Parent true, complete and correct copies of each Company Contract and any amendments or modifications thereof.

                         (b)  Except as set forth in Section
          3.15(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding and in full force and effect, (ii) the Company and each of its Subsidiaries have in all material respects performed all obligations required to be performed by it to date under each Company Contract, except where such noncompliance, individually or in the aggregate, would not have or be reasonably expected to have a Material Adverse Effect on the Company, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract, except where such default, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on the Company and (iv) no other party to such Company Contract is, to the best knowledge of the Company, in default in any respect thereunder, except where such default, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on the Company.

                    3.16.  Agreements with Regulatory Agencies.
          Except as set forth in Section 3.16 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section
          3.16 of the Company Disclosure Schedule, a "Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Company or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

                    3.17. Investment Securities. Section 3.17 of the Company Disclosure Schedule sets forth the book and market value as of June 30, 1996 of the investment securities, mortgage backed securities and securities held for sale of the Company and its Subsidiaries.
          Section 3.17 of the Company Disclosure Schedule sets forth an investment securities report as of June 30, 1996 which includes security descriptions, CUSIP numbers, pool face values, book values, coupon rates and current market values.

                    3.18.  Takeover Provisions.  The provisions of
          Article XI of the Company's Restated Organization Certificate will not, assuming the accuracy of the representations contained in Section 4.12 hereof, apply to this Agreement or the Option Agreement or any of the transactions contemplated hereby or thereby.

                    3.19.  Equity and Real Estate Investments.
          Except as set forth in Section 3.19 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any (i) equity investments other than investments in wholly owned Subsidiaries, or (ii) investments in real estate, other than assets classified as "other real estate owned" and set forth in Section 3.24 of the Company Disclosure Schedule, or real estate development projects.

                    3.20.  Environmental Matters.  Except as set
          forth in Section 3.20 of the Company Disclosure Schedule:

                         (a)  To the best of the Company's
          knowledge, each of the Company, its Subsidiaries, the Participation Facilities and the Loan Properties (each as hereinafter defined) are, and have been, in compliance with all applicable federal, state and local laws including common law, regulations and ordinances and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials (collectively, "Hazardous Materials") in the environment or workplace ("Environmental Laws"), except for violations which, either individually or in the aggregate, have not had and cannot reasonably be expected to have a Material Adverse Effect on the Company;

                         (b)  There is no suit, claim, action or
          proceeding, pending or, to the best of the Company's knowledge, threatened, before any Governmental Entity or other forum in which the Company, any of its Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor), with any Environmental Laws, or (y) relating to the release, threatened release or exposure to Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property, except where such noncompliance or release has not had, and cannot be reasonably expected to result in, either individually or in the aggregate, a Material Adverse Effect on the Company;

                         (c)  To the best knowledge of the Company,
          during and prior to the period of (x) the Company's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (y) the Company's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) the Company's or any of its Subsidiaries' holding of a security interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property, except where such release has not had and cannot reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect on the Company; and

                         (d)  The following definitions apply for
          purposes of this Section 3.20: (x) "Loan Property" means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (y) "Participation Facility" means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

                    3.21. Derivative Transactions. Except as set forth in Section 3.21 of the Company Disclosure Schedule, since September 30, 1995, neither the Company nor any of its Subsidiaries has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments except (i) as agent on the order and for the account of others, or (ii) as principal for purposes of hedging interest rate risk on U.S. dollar-denominated securities and other financial instruments. None of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan (as defined below) held by the Company or any of its Subsidiaries, would be classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import. The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of the Company and such Subsidiaries to the extent required by GAAP, and no open exposure of the Company or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $250,000.

                    3.22.  Opinion.  The Company has received a
          written opinion from Sandler O'Neill to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the consideration to be received by the stockholders of the Company pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

                    3.23.  Assistance Agreements.  Except as set
          forth in Section 3.23 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which the Company or any of its Subsidiaries is entitled to receive financial assistance or indemnification from any Governmental Entity. Each agreement set forth in Section
          3.23 of the Company Disclosure Schedule has not been amended and is valid and binding and in full force and effect. There have been no conflicts or disputes between the Company and its Subsidiaries, on the one hand, and the FDIC, on the other, regarding the interpretation or performance of the each such agreement and neither the Company nor any of its Subsidiaries has taken any action which has prejudiced, compromised, terminated or altered the rights or remedies of the Company or any of its Subsidiaries under each such agreement.

                    3.24.  Loan Portfolio.  (a)  Except as set
          forth in Section 3.24 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), other than Loans the unpaid principal balance of which does not exceed $250,000, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan as of the date of this Agreement with any director, executive officer or, to the best of the Company's knowledge, greater than five percent stockholder of the Company or any of its Subsidiaries, or to the best knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 3.24 of the Company Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $250,000 of the Company or any of its Subsidiaries that as of the date of this Agreement are classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the Loans of the Company and its Subsidiaries that as of the date of this Agreement are classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of the Company that as of the date of this Agreement is classified as "Other Real Estate Owned" and the book value thereof.

                         (b)  Each Loan in original principal
          amount in excess of $250,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than Loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on the Company.

                    3.25. Property. Each of the Company and its Subsidiaries has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, which, individually or in the aggregate, are material, and which are reflected on the balance sheet of the Company as of September 30, 1995 or acquired after such date, except (i) liens for taxes not yet due and payable,
          (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent or (iv) for dispositions and encumbrances of, or on, such properties or assets for adequate consideration in the ordinary course of business. All leases pursuant to which the Company or any Subsidiary of the Company, as lessee, leases real or personal property which, individually or in the aggregate, are material are valid and enforceable in accordance with their respective terms and neither the Company nor any of its Subsidiaries nor, to the best knowledge of the Company, any other party thereto is in default in any material respect thereunder.

                    3.26. Rights Agreement. The amendment to the Rights Agreement attached hereto as Exhibit 3.26 has been duly authorized and adopted by the Company and will be duly executed and effective promptly after the date of this Agreement. Parent will not become an "Acquiring Person" and no "Stock Acquisition Date", "Distribution Date" or "Triggering Event" (as such terms are defined in the Rights Agreement) will occur as a result of the approval, execution or delivery of this Agreement or the Option Agreement by the Company or the consummation of the transactions contemplated hereby or thereby, including, without limitation, the acquisition of shares of Company Common Stock pursuant to the Option Agreement.

                    3.27.  Accounting for the Merger;
          Reorganization. As of the date hereof, the Company has no reason to believe that the Merger will fail to qualify
          (i) for pooling-of-interests treatment under GAAP or (ii) as a reorganization under Section 368(a) of the Code.

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                                  OF PARENT

                    Parent hereby represents and warrants to the Company as follows:

                    4.1. Corporate Organization. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent. Parent is duly registered as a bank holding company under the BHC Act. The Certificate of Incorporation and By-laws of Parent, copies of which have previously been delivered to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

                         (b)  Upon its formation, Merger Bank will
          be a savings bank duly organized, validly existing and in good standing under the laws of the State of New York. Each other Subsidiary of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary of Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent.

                         (c)  The minute books of Parent and each
          of its Subsidiaries contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since December 31, 1992 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

                    4.2. Capitalization. (a) As of the date of this Agreement, the authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share ("Parent Preferred Stock"). As of June 30, 1996, there were 24,118,315 shares of Parent Common Stock and no shares of Parent Preferred Stock issued and outstanding, and 924,437 shares of Parent Common Stock held in Parent's treasury. As of the date of this Agreement, no shares of Parent Common Stock or Parent Preferred Stock were reserved for issuance, except that 369,661 shares of Parent Common Stock were reserved for issuance pursuant to the Parent's dividend reinvestment and stock purchase plans, 928,115 shares of Parent Common Stock were reserved for issuance upon the exercise of stock options pursuant to the Parent 1989 Executive Stock Option Plan, the Parent 1994 Key Employee Stock Plan and the Parent Secondary Stock Option Plan (collectively, the "Parent Stock Plans"), 144,054 shares of Parent Common Stock were reserved for issuance under Parent's 401(k) plan, and 500,000 shares of Parent Series A Junior Participating Preferred Stock were reserved for issuance upon exercise of the rights (the "Parent Rights") distributed to holders of Parent Common Stock pursuant to the Rights Agreement, dated as of February 28, 1989, between Parent and the Bank, as Rights Agent (the "Parent Rights Agreement"). All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above or reflected in Section 4.2(a) of the Disclosure Schedule which is being delivered by Parent to the Company herewith (the "Parent Disclosure Schedule") and the Parent Rights Agreement, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or Parent Preferred Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or Parent Preferred Stock. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

                         (b)  Section 4.2(b) of the Parent
          Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of Parent as of the date of this Agreement. Except as set forth in Section 4.2(b) of the Parent Disclosure Schedule, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Subsidiaries of Parent, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.
          As of the date of this Agreement, no Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Parent calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

                    4.3. Authority; No Violation. (a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent. The Board of Directors of Parent has directed that this Agreement and the transactions contemplated hereby be submitted to Parent's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of Parent's stockholders, no other corporate proceedings on the part of Parent are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                         (b)  Upon its formation, Merger Bank will
          have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will be duly and validly approved by the Board of Directors of Merger Bank and by Parent as the sole stockholder of Merger Bank, and, upon such approval, no other corporate proceedings on the part of Merger Bank will be necessary to consummate the transactions contemplated hereby. This Agreement will be duly and validly executed and delivered by Merger Bank and (assuming due authorization, execution and delivery by the Company) will constitute a valid and binding obligation of Merger Bank, enforceable against Merger Bank in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                         (c)  Except as set forth in Section 4.3(c)
          of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent or Merger Bank, nor the consummation by Parent or Merger Bank, as the case may be, of the transactions contemplated hereby, nor compliance by Parent or Merger Bank, as the case may be, with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Parent, or the articles of incorporation or by-laws or similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained,
          (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have or be reasonably likely to have a Material Adverse Effect on Parent.

                    4.4.  Consents and Approvals.  (a)  Except for
          (i) the filing of applications or notices, as applicable, with the Federal Reserve Board under the BHC Act, and approval of such applications or notices, (ii) the filing of an application with the FDIC under the Bank Merger Act and approval of such applications and notices, (iii) the filing of an application with the Banking Department and approval of such application, (iv) the filing with the FDIC and the SEC of the Proxy Statement and with the SEC of the S-4, (v) the approval of this Agreement by the requisite vote of the stockholders of Parent, (vi) review of this Agreement and the transactions contemplated hereby by the DOJ under federal antitrust laws, (vii) the filing of an application with the NYSE to list the Parent Common Stock to be issued in the Merger on the NYSE and the approval of such application, and (viii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, and (ix) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on behalf of Parent in connection with (1) the execution and delivery by Parent and Merger Bank of this Agreement and (2) the consummation by Parent and Merger Bank of the Merger and the other transactions contemplated hereby.

                         (b)  As of the date hereof, Parent is not
          aware of any reasons relating to Parent or its Subsidiaries (including, without limitation, Community Reinvestment Act compliance) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated by this Agreement.

                    4.5.  Financial Statements.  Parent has
          previously delivered to the Company copies of (a) the consolidated balance sheets of Parent and its Subsidiaries as of December 31 for the fiscal years 1994 and 1995 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1993 through 1995, inclusive, as reported in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to Parent, and (b) the unaudited consolidated balance sheet of Parent and its Subsidiaries as of March 31, 1995 and March 31, 1996 and the related unaudited consolidated statements of income, changes in shareholders' equity and cash flows for the three-month periods then ended as reported in Parent's Quarterly Report on Form 10-Q for the period ended March 31, 1996 filed with the SEC under the Exchange Act. The December 31, 1995 consolidated balance sheet of Parent (including the related notes, where applicable) fairly presents the consolidated financial position of Parent and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.5 (including the related notes, where applicable) fairly present and the financial statements referred to in
          Section 6.9 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.9 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.9 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

                    4.6.  Broker's Fees.  Neither Parent nor any
          Subsidiary of Parent, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Option Agreement, except that Parent has engaged, and will pay a fee or commission to Keefe, Bruyette & Woods, Inc. ("KBW") in accordance with the terms of a letter agreement between Parent and KBW, a true, complete and correct copy of which has been previously delivered by Parent to the Company.

                    4.7.  Absence of Certain Changes or Events.
          Except as may be set forth in Section 4.7 of the Parent Disclosure Schedule, since March 31, 1996, (i) neither Parent nor any of its Subsidiaries has incurred any material liability, except in the ordinary course of business consistent with their past practices (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby) and except in connection with acquisitions permitted by
          Section 5.2(e) hereof and (ii) no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on Parent.

                    4.8.  Legal Proceedings.  (a)  Except as set
          forth in Section 4.8 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any and there are no pending or, to the best of Parent's knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Option Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect on Parent.

                         (b)  There is no injunction, order,
          judgment, decree or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries which has had, or could reasonably be expected to have, a Material Adverse Effect on Parent.

                    4.9. Compliance with Applicable Law. Parent and each of its Subsidiaries holds, and has at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such non-compliance or default would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on Parent, and neither Parent nor any of its Subsidiaries knows of, or has received notice of violation of, any material violations of any of the above.

                    4.10. SEC Reports. Parent has previously made available to the Company an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1992 by Parent with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act (the "Parent Reports") and (b) communication mailed by Parent to its shareholders since January 1, 1992, and no such Parent Report or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Parent has timely filed all Parent Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Parent Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

                    4.11.  Parent Information.  The information
          relating to Parent and its Subsidiaries to be contained in (whether directly or incorporated by reference) the Proxy Statement and the S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

                    4.12.  Ownership of Company Common Stock.
          Except for the Option Agreement and as set forth in
          Section 4.12 of the Parent Disclosure Schedule, neither Parent nor any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially own, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Company (other than Trust Account Shares and DPC Shares).

                    4.13.  Taxes.  Except as set forth in Section
          4.13 of the Parent Disclosure Schedule, each of Parent and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of Parent (in accordance with GAAP) for all Taxes. No deficiencies for any Taxes have been proposed, asserted, assessed or, to the best knowledge of Parent, threatened against or with respect to Parent or any of its Subsidiaries. Except as set forth in Section 4.13 of the Parent Disclosure Schedule, (i) there are no liens for Taxes upon the assets of either Parent or its Subsidiaries except for statutory liens for current Taxes not yet due, (ii) neither Parent nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (iii) with respect to each taxable period of Parent and its Subsidiaries, the federal and state income Tax Returns of Parent and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, (iv) neither Parent nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return other than one in which Parent was the parent of the group filing such Tax Return, (v) neither Parent nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation 1.1552-1(a)(1) under the Code),
          (vi) neither Parent nor any of its Subsidiaries is required to include in income any adjustment pursuant to
          Section 481(a) of the Code (or any similar or corresponding provision or requirement of state, local or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method), (vii) neither Parent nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code, and (viii) neither Parent nor any of its Subsidiaries has made any payment or will be obligated to make any payment (by contract or otherwise) which will not be deductible by reason of Section 280G of the Code.

                    4.14. Employees. (a) Section 4.14(a) of the Parent Disclosure Schedule sets forth a true and complete list of each employee benefit plan, arrangement or agreement (including, without limitation, each employment, severance and similar agreement) that is maintained or contributed to or required to be contributed to as of the date of this Agreement (the "Parent Plans") by Parent, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Parent ERISA Affiliate"), all of which together with Parent would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of any director, employee or former employee of Parent, any Subsidiary or any ERISA Affiliate.

                    (b) Except as set forth in Section 4.14(b) of the Parent Disclosure Schedule, (i) each of the Parent Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of the Parent Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has either (1) received a favorable determination letter from the IRS, or (2) is or will be the subject of an application for a favorable determination letter, and Parent is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each Parent Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Parent Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Parent Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Parent Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Parent, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in
          Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Parent, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by Parent, its Subsidiaries or any Parent ERISA Affiliate that has not been satisfied in full, (vi) no Parent Plan is a "multiemployer pension plan," as such term is defined in
          Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Parent, its Subsidiaries or any ERISA Affiliate as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) neither Parent, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which Parent, its Subsidiaries or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to
          Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending, or, to the best knowledge of Parent, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Parent Plans or any trusts related thereto and (x) the consummation of the transactions contemplated by this Agreement will not (y) entitle any current or former employee or officer of Parent or any ERISA Affiliate to severance pay, termination pay or any other payment, except as expressly provided in this Agreement or (z) accelerate the time of payment or vesting or increase in the amount of compensation due any such employee or officer.

                    4.15.  Agreements with Regulatory Agencies.
          Except as set forth in Section 4.15 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth in Section
          4.15 of the Parent Disclosure Schedule, a "Parent Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Parent or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Parent Regulatory Agreement.

                    4.16.  Regulatory Reports; Examinations.
          Parent and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1991 with any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Parent and its Subsidiaries, except as set forth in
          Section 4.16 of Parent Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the best knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since December 31, 1991. There is no unresolved material violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries.

                    4.17.  Environmental Matters.  Except as set
          forth in Section 4.17 of the Parent Disclosure Schedule:

                         (a)  To the best of Parent's knowledge,
          each of Parent, its Subsidiaries, the Participation Facilities and the Loan Properties (each as hereinafter defined) are, and have been, in compliance with all applicable Environmental Laws, except for violations which, either individually or in the aggregate, have not had and cannot reasonably be expected to have a Material Adverse Effect on Parent;

                         (b)  There is no suit, claim, action or
          proceeding, pending or, to the best of Parent's knowledge, threatened, before any Governmental Entity or other forum in which Parent any of its Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor), with any Environmental Laws, or (y) relating to the release, threatened release or exposure to Hazardous Material whether or not occurring at or on a site owned, leased or operated by Parent or any of its Subsidiaries, any Participation Facility or any Loan Property, except where such noncompliance or release has not had, and cannot be reasonably expected to result in, either individually or in the aggregate, a Material Adverse Effect on Parent;

                         (c)  To the best knowledge of Parent,
          during and prior to the period of (x) Parent's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (y) Parent's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) Parent's or any of its Subsidiaries' holding of a security interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property, except where such release has not had and cannot reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect on Parent; and

                         (d)  The following definitions apply for
          purposes of this Section 4.17: (x) "Loan Property" means any property in which Parent or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (y) "Participation Facility" means any facility in which Parent or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

                    4.18. Derivative Transactions. Except as set forth in Section 4.18 of the Parent Disclosure Schedule, since December 31, 1995, neither Parent nor any of its Subsidiaries has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments except (i) as agent on the order and for the account of others, or (ii) as principal for purposes of hedging interest rate risk on U.S. dollar-denominated securities and other financial instruments. None of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan held by Parent or any of its Subsidiaries, would be classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import. The financial position of Parent and its Subsidiaries on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of Parent and such Subsidiaries to the extent required by GAAP consistently applied, and no open exposure of Parent or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $250,000.

                    4.19.  Loan Portfolio.  (a)  Except as set
          forth in Section 4.19 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any written or oral (i) Loan, other than Loans the unpaid principal balance of which does not exceed $250,000, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan as of the date of this Agreement with any director, executive officer or, to the best of Parent's knowledge, greater than five percent stockholder of Parent or any of its Subsidiaries, or to the best knowledge of Parent, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 4.19 of the Parent Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $250,000 of Parent or any of its Subsidiaries that as of the date of this Agreement are classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of Parent and its Subsidiaries that as of the date of this Agreement are classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of Parent that as of the date of this Agreement is classified as "Other Real Estate Owned" and the book value thereof.

                         (b)  Each Loan in original principal
          amount in excess of $250,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than Loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Parent.

                    4.20.  Property.  Each of Parent and its
          Subsidiaries has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, which, individually or in the aggregate, are material, and which are reflected on the balance sheet of Parent as of December 31, 1995 or acquired after such date, except
          (i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent or (iv) for dispositions and encumbrances of, or on, such properties and assets for adequate consideration in the ordinary course of business. All leases pursuant to which Parent or any Subsidiary, as lessee, leases real or personal property which, individually or in the aggregate, are material are valid and enforceable in accordance with their respective terms and neither Parent nor any of its Subsidiaries nor, to the best knowledge of Parent, any other party thereto is in default in any material respect thereunder.

                    4.21. Investment Securities. Section 4.21 of the Parent Disclosure Schedule sets forth the book and market value as of June 30, 1996 of the investment securities, mortgage backed securities and securities held for sale of Parent and its Subsidiaries. Section
          4.21 of the Company Disclosure Schedule sets forth an investment securities report as of June 30, 1996 which includes security descriptions, CUSIP numbers, pool face values, book values, coupon rates and current market values.

                    4.22.  Accounting for the Merger;
          Reorganization.  Assuming compliance by Parent with
          Section 6.15 hereof, as of the date hereof, Parent has no reason to believe that the Merger will fail to qualify
          (i) for pooling-of-interests treatment under GAAP or (ii) as a reorganization under Section 368(a) of the Code.

                    4.23. Opinion. Parent has received an opinion from KBW to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the aggregate consideration to be issued by Parent pursuant to this Agreement is fair to Parent and its stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

                                  ARTICLE V

                  COVENANTS RELATING TO CONDUCT OF BUSINESS

                    5.1.  Covenants of the Company.  During the
          period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or the Option Agreement or with the prior written consent of Parent, the Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. The Company will use its reasonable best efforts to (x) preserve its business organization and that of its Subsidiaries intact, (y) keep available to itself and Parent the present services of the employees of the Company and its Subsidiaries and (z) preserve for itself and Parent the goodwill of the customers of the Company and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth on Section 5.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Parent, the Company shall not, and shall not permit any of its Subsidiaries to:

                         (a)  declare or pay any dividends on, or
          make other distributions in respect of, any shares of its capital stock, other than normal quarterly dividends in an amount not in excess of the most recent quarterly dividend paid in respect of each share of the Company Common Stock, which dividends shall have the same record and payment dates as the record and payment dates relating to dividends on the Parent Common Stock, it being the intention of the parties that the shareholders of the Company receive dividends for any particular quarter on either the Company Common Stock or the Parent Common Stock but not both;

                         (b)  (i) split, combine or reclassify any
          shares of its capital stock or (ii) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(b) hereof) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company;

                         (c)  issue, deliver or sell, or authorize
          or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Company Common Stock pursuant to stock options or similar rights to acquire Company Common Stock granted pursuant to the Option Plan and outstanding prior to the date of this Agreement, in each case in accordance with their present terms, (ii) pursuant to the Option Agreement, and (iii) pursuant to the Rights Agreement;

                         (d)  amend its Restated Organization
          Certificate, Amended and Restated By-laws or other similar governing documents;

                         (e)  authorize or permit any of its
          officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of the Board of Directors of the Company, (i) recommend or endorse any takeover proposal, (ii) participate in any discussions or negotiations, or (iii) provide third parties with any nonpublic information, relating to any such inquiry or proposal; provided, however, that the Company may communicate information about any such takeover proposal to its stockholders if, in the judgment of the Company's Board of Directors, based upon the advice of outside counsel, such communication is required under applicable law. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Parent with respect to any of the foregoing. The Company will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.1(e). The Company will notify Parent immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company, and the Company will promptly inform Parent in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any Subsidiary of the Company or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary of the Company other than the transactions contemplated or permitted by this Agreement and the Option Agreement;

                         (f)  make any capital expenditures other
          than expenditures which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $25,000 individually and $200,000 in the aggregate;

                         (g)  enter into any new line of business;

                         (h)  acquire or agree to acquire, by
          merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

                         (i)  take any action that is intended or
          may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement except, in every case, as may be required by applicable law;

                         (j)  change its methods of accounting in
          effect at September 30, 1995, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company's independent auditors;

                         (k)  (i) except as required by applicable
          law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

                         (l)  take or cause to be taken any action
          which would disqualify the Merger as a "pooling of interests" for accounting purposes or a tax free reorganization under Section 368 of the Code, provided, however, that nothing contained herein shall prevent the Company from taking any action required by the Option Agreement;

                         (m)  other than activities in the ordinary
          course of business consistent with prior practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

                         (n)  other than in the ordinary course of
          business consistent with past practice, incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

                         (o)  file any application to relocate or
          terminate the operations of any banking office;

                         (p)  make any equity investment or
          commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

                         (q)  create, renew, amend or terminate or
          give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound;

                         (r)  take any action which would cause the
          termination or cancellation by the FDIC of insurance in respect of the Company's deposits;

                         (s)  make any loan or other extension of
          credit, or commit to make any such loan or extension of credit, to any director or officer of the Company or any of its Subsidiaries without giving Parent five days' notice in advance of the Company's or any of its Subsidiaries' approval of such loan or extension of credit or commitment relating thereto; or

                         (t)  agree to do any of the foregoing.
                    5.2. Covenants of Parent. Except as set forth in Section 5.2 of the Parent Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by the Company, Parent shall not, and shall not permit any of its Subsidiaries to:

                         (a)  solely in the case of Parent, declare
          or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock; provided, however, that nothing contained herein shall prohibit Parent from increasing the quarterly cash dividend on the Parent Common Stock;

                         (b)  take any action that is intended or
          may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement except, in every case, as may be required by applicable law;

                         (c)  take or cause to be taken any action
          which would disqualify the Merger as a "pooling of interests" for accounting purposes or a tax free reorganization under Section 368 of the Code, provided, however, that nothing contained herein shall limit the ability of Parent to exercise its rights under the Option Agreement; or

                         (d)  amend its Certificate of
          Incorporation or By-laws or other governing instrument in a manner which would adversely affect in any manner the terms of the Parent Common Stock or the ability of Parent to consummate the transactions contemplated hereby;

                         (e)  make any acquisition that
          individually or in the aggregate can reasonably be expected to materially adversely affect the ability of Parent to consummate the transactions contemplated hereby in a reasonably timely manner, or enter into any agreement providing for, or otherwise participate in, any merger, consolidation or other transaction in which Parent or any surviving corporation may be required not to consummate the Merger or any of the other transactions contemplated hereby in accordance with the terms of this Agreement; or

                         (f)  agree to do any of the foregoing.

                                  ARTICLE VI

                            ADDITIONAL AGREEMENTS

                    6.1.  Regulatory Matters.  (a)  The parties
          shall cooperate with respect to the preparation of the Proxy Statement and the S-4 and shall promptly file such documents with the FDIC and the SEC, as applicable. Each of the Company and Parent shall use all reasonable efforts to have the S-4 declared effective by the SEC under the Securities Act and the Proxy Statement authorized for use by the FDIC under the Exchange Act as promptly as practicable after the respective filing thereof, and each of the Company and Parent shall thereafter mail the Proxy Statement to each of its respective stockholders. Parent shall use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

                         (b)  The parties hereto shall cooperate
          with each other and use all reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger) (it being understood that, subject to the provisions of Section 5.2(e) hereof, any amendments to the S-4 or a resolicitation of proxies as a consequence of a subsequent proposed merger, stock purchase or similar acquisition by Parent or any of its Subsidiaries shall not violate this covenant). The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

                         (c)  Parent and the Company shall, upon
          request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

                    6.2.  Access to Information.  (a)  Upon
          reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which the Company is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Neither Parent nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Company's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Parent will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated July 3, 1996, between Parent and the Company (the "Confidentiality Agreement").

                         (b)  Upon reasonable notice and subject to
          applicable laws relating to the exchange of information, Parent shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Company, access, during normal business hours during the period prior to the Effective Time, to such information regarding Parent and its Subsidiaries as shall be reasonably necessary for the Company to fulfill its obligations pursuant to this Agreement to prepare the Proxy Statement or which may be reasonably necessary for the Company to confirm that the representations and warranties of Parent contained herein are true and correct and that the covenants of Parent contained herein have been performed in all material respects. Neither Parent nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. The Company will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

                         (c)  No investigation by either of the
          parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

                    6.3.  Stockholder Meetings.  The Company and
          Parent each shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its respective stockholders to be held as soon as is reasonably practicable after the date on which the S-4 is declared effective by the SEC and the Proxy Statement is authorized for use by the FDIC for the purpose of voting upon the approval of this Agreement and the consummation of the transactions contemplated hereby. The Company and Parent each will, through its respective Board of Directors, except to the extent legally required for the discharge of the fiduciary duties of such board, recommend to its respective stockholders approval of this Agreement and the transactions contemplated hereby. The Company and Parent shall coordinate and cooperate with respect to the foregoing matters, with a view towards, among other things, holding the respective meetings of each party's stockholders on the same day.

                    6.4.  Legal Conditions to Merger.  Each of
          Parent and the Company shall, and shall cause its Subsidiaries to, use all reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

                    6.5.  Affiliates.  Each of Parent and the
          Company shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and in any event prior to the earlier of the date of the stockholders meeting called by the Company to approve this Agreement and the date of the stockholders meeting called by Parent to approve this Agreement, a written agreement, in the form of Exhibit 6.5(a) hereto (in the case of affiliates of Parent) or 6.5(b) hereto (in the case of affiliates of the Company).

                    6.6. Stock Exchange Listing. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as of the Effective Time.

                    6.7.  Employee Benefit Plans; Existing
          Agreements; Employment Agreement. (a) As soon as practicable following the Effective Time, the employees of the Company (the "Company Employees") shall be entitled to participate in each of Parent's employee benefit plans (excluding any agreement between the Parent and an employee of the Parent or any of its Subsidiaries) in which similarly situated employees of Parent's wholly owned banking subsidiary participate, to the same extent as comparable employees of Parent's wholly owned banking subsidiary (it being understood that inclusion of Company Employees in Parent's employee benefit plans may occur at different times with respect to different plans). Parent intends to continue, and to cause the Surviving Corporation to continue, each of the existing Plans with respect to which there exists a corresponding Parent employee benefit plan until the date on which the inclusion of Company Employees in Parent's corresponding plan occurs.

                         (b)  With respect to each Parent Plan that
          is an "employee benefit plan," as defined in Section 3(3) of ERISA, for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with the Company shall be treated as service with the Parent; provided however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Company Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.

                         (c)  Following the Effective Time, Parent
          shall honor and shall cause the Surviving Corporation to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements, including but not limited to severance benefit plans, as in effect prior to the execution of this Agreement and set forth in Section 6.7(c) of the Company Disclosure Schedule (or as amended to the extent permitted under Section 5.1(k) hereof). The provisions of this Section 6.7(c) are intended to be for the benefit of, and shall be enforceable by, each party to, or beneficiary of, the foregoing agreements and arrangements, and his or her heirs and representatives.

                         (d)  Within 20 business days after the
          Effective Time, if Thomas M. O'Brien so elects, Parent, the Surviving Corporation and Mr. O'Brien shall enter into an employment agreement and change-in-control agreement in the form attached as Exhibit 6.7(d)(1) and
          Exhibit 6.7(d)(2) hereto, respectively. The provisions of this Section 6.7(d) are intended to be for the benefit of, and shall be enforceable by, Mr. O'Brien.

                    6.8.  Indemnification.  (a)  In the event of
          any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of the Company or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company, any of the Subsidiaries of the Company or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Parent shall indemnify and hold harmless, as and to the extent permitted by Delaware law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent; provided, however, that (1) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Parent shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 6.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, provided that the failure to so notify shall not affect the obligations of Parent under this Section 6.8 except to the extent such failure to notify materially prejudices Parent. Parent's obligations under this
          Section 6.8 shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

                         (b)  Parent shall cause the Company to
          maintain the Company's existing directors' and officers' liability insurance policy (or a policy providing coverage on substantially the same terms and conditions) for acts or omissions occurring prior to the Effective Time by persons who are currently covered by such insurance policy maintained by the Company for a period of three years following the Effective Time; provided, however, that in no event shall Parent be required to expend on an annual basis more than 200% of the current amount expended by the Company (the "Insurance Amount") to maintain or procure insurance coverage, and further provided that if Parent is unable to maintain or obtain the insurance called for by this Section 6.8(b) Parent shall use all reasonable efforts to obtain as much comparable insurance as available for the Insurance Amount.

                         (c)  In the event Parent or the Surviving
          Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this section.

                         (d)  The provisions of this Section 6.8
          are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

                    6.9. Subsequent Interim Financial Statements. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement (other than the last quarter of each fiscal year), Parent will deliver to the Company Parent's Quarterly Report on Form 10-Q, as filed with the SEC under the Exchange Act, and the Company will deliver to Parent the Company's Quarterly Report on Form F-4, as filed with the FDIC under the Exchange Act, and as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, Parent will deliver to the Company Parent's Annual Report on Form 10-K, as filed with the SEC under the Exchange Act, and the Company will deliver to Parent the Company's Annual Report on Form F-2, as filed with the FDIC under the Exchange Act.

                    6.10. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

                    6.11.  Advice of Changes.  Parent and the
          Company shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will promptly supplement or amend the Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by the Company or Parent, as the case may be, with the respective covenants and agreements of such parties contained herein.

                    6.12. Current Information. During the period from the date of this Agreement to the Effective Time, the Company will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Parent and to report the general status of the ongoing operations of the Company and its Subsidiaries. Each of the parties will promptly notify the other of any material change in the normal course of business or in the operation of the properties of it or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving it or any of its Subsidiaries, and will keep the other fully informed of such events.

                    6.13. Merger Bank. Parent shall cause Merger Bank to be duly organized and to execute and deliver this Agreement and take all necessary action to complete the transactions contemplated hereby, subject to the terms and conditions hereof.

                    6.14.  Directorships; Advisory Committee.
          (a) Parent shall cause its Board of Directors to be expanded by two members and shall appoint Thomas M. O'Brien and one of the current directors of the Company selected by the Company and approved by Parent (which approval shall not be unreasonably withheld) as nominees (such persons, and any substitute person as provided in the last sentence of this paragraph, the "Nominees") to fill the vacancies on Parent's Board of Directors created by such increase as of the Effective Time. In the event any Nominee shall be nominated and elected to a class of directors of Parent which provides for less than a three-year term following the Effective Time, Parent shall include such person on the list of nominees for director presented by the Board of Directors of Parent and for which said Board shall solicit proxies at the annual meeting of stockholders of Parent following the Effective Time at which directors of Parent are elected for such class. In the event that any Nominee is unable to serve as a director of Parent as a result of illness, death, resignation or any other reason, Parent shall elect a member of the Adisory Committee established pursuant to
          Section 6.14(c) hereof selected by Parent as a substitute nominee in accordance with this Section 6.14(a).

                         (b)  The Company shall cause each of its
          directors other than the Nominees to deliver to Parent duly signed resignations which resignations shall be effective as of the Effective Time.

                         (c)  Parent shall appoint, as of the
          Effective Time, those members of the Company's Board of Directors immediately prior to the Effective Time, other than the Nominees, as well as the Company's existing Director Emeritus, in each case who are willing to serve, as members of a newly formed advisory committee, which committee shall meet at such times and at such places as Parent shall determine. Each such committee member shall receive an annual fee of $35,000, which fee shall be payable in quarterly installments (with the first installment to be paid at the end of the month in which the Effective Time occurs). Parent's obligations under this Section 6.14 shall continue for a period of three years following the Effective Time. The provisions of this Section 6.14(c) are intended to be for the benefit of, and shall be enforceable by, each committee member.

                    6.15.  Accountants' Letters.  Each of Parent
          and the Company shall use its reasonable efforts to cause to be delivered to the other party a letter of its respective independent public accountants dated (i) the date on which the S-4 shall become effective and (ii) a date shortly prior to the Effective Time, and addressed to such other party, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Financial Accounting Standards No. 72.

                    6.16. Parent Rights Agreement. Parent agrees that any Parent Rights issued pursuant to the Parent Rights Agreement shall be issued with respect to each share of Parent Common Stock issued pursuant to the terms hereof regardless whether there has occurred a "Distribution Date" under the terms of such Parent Rights Agreement prior to the Effective Time, as well as to take all action necessary or advisable to enable the holder of each such share of Parent Common Stock to obtain the benefit of such Parent Rights notwithstanding their prior distribution, including, without limitation, amendment of the Parent Rights Agreement.

                    6.17. Plan of Integration. During the period from the date of this Agreement to the Effective Time, the Company and Parent shall cooperate with and assist each other in formulating a plan of integration for the Company, Parent and Parent's banking subsidiary.

                    6.18.  Issuance of Treasury Shares.  Parent
          will use all reasonable efforts to reissue the requisite number of shares of Parent Common Stock held as treasury stock as of the date of this Agreement so that the Merger will not fail to qualify for pooling of interests accounting treatment by virtue of the number of shares of Parent Common Stock held in Parent's treasury.

                                 ARTICLE VII

                             CONDITIONS PRECEDENT

                    7.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                         (a)  Stockholder Approval.  This Agreement
          shall have been approved and adopted by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Company Common Stock entitled to vote thereon and by the affirmative vote of the holders of at least a majority of the votes cast thereon by the holders of the outstanding shares of Parent Common Stock where the total votes cast by the holders of the Parent Common Stock on such matter exceed 50% of the outstanding shares of Parent Common Stock.

                         (b)  NYSE Listing.  The shares of Parent
          Common Stock which shall be issued to the stockholders of the Company upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

                         (c)  Other Approvals.  All regulatory
          approvals required to consummate the transactions contemplated hereby (including the Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

                         (d)  S-4.  The S-4 shall have become
          effective under the Securities Act, and Parent shall have received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to issue the Parent Common Stock in connection with the Merger, and neither the S-4 nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the SEC or any state securities authority.

                         (e)  No Injunctions or Restraints;
          Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

                    7.2. Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

                         (a)  Representations and Warranties.  (I)
          The representations and warranties of the Company set forth in Section 3.2 and Section 3.3(a) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; (II) the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause (II), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on the Company; and (III) the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause
          (III), no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this clause (III), such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

                         (b)  Performance of Obligations of the
          Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

                         (c)  Consents Under Agreements.  The
          consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(c)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company or any Subsidiary of the Company under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or is otherwise bound shall have been obtained, except those consents or approvals for which failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Parent (after giving effect to the transactions contemplated hereby).

                         (d)  No Pending Governmental Actions.  No
          proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

                         (e)  Federal Tax Opinion.  Parent shall
          have received an opinion of Skadden, Arps, Slate, Meagher & Flom, counsel to Parent ("Parent's Counsel"), in form and substance reasonably satisfactory to Parent, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of
          Section 368(a) of the Code and that, accordingly, for federal income tax purposes no gain or loss will be recognized by Parent, the Company or Merger Bank as a result of the Merger except to the extent the Company or Merger Bank may be required to recognize any income due to the recapture of bad debt reserves. In rendering such opinion, Parent's Counsel may require and rely upon representations and covenants contained in certificates of officers of Parent, Merger Bank, the Company and others.

                         (f)  Pooling of Interests.  Parent shall
          have received a letter from KPMG Peat Marwick LLP addressed to Parent, dated as of The Effective Time, to the effect that, based on a review of this Agreement and related agreements (including without limitation the agreements referred to in Section 6.5 hereof) and the facts and circumstances then known to it (including without limitation the number of Dissenting Shares, if any, in relation to the number of outstanding shares of Company Common Stock immediately prior to the Effective
          Time), the Merger shall be accounted for as a pooling-of-interests under GAAP.

                    7.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

                         (a)  Representations and Warranties.  (I)
          The representations and warranties of Parent set forth in
          Section 4.2(b), 4.3(a) and Section 4.3(b) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; (II) the representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition in this clause (II), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on Parent (after giving effect to the transactions contemplated hereby); and (III) the representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause
          (III), no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this clause (III), such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on Parent (after giving effect to the transactions contemplated hereby). The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

                         (b)  Performance of Obligations of Parent.
          Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

                         (c)  Consents Under Agreements.  The
          consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Parent or any of its Subsidiaries is a party or is otherwise bound shall have been obtained, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent (after giving effect to the transactions contemplated hereby).

                         (d)  No Pending Governmental Actions.  No
          proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

                         (e)  Federal Tax Opinion.  The Company
          shall have received an opinion of the Company's Counsel, in form and substance reasonably satisfactory to the Company, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

                         (i)  No gain or loss will be
               recognized by the Company as a result of the Merger, except to the extent the Company or Merger Bank may be required to recognize any income due to the recapture of bad debt reserves;

                         (ii)  No gain or loss will be
               recognized by the shareholders of the Company who exchange all of their Company Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock);

                         (iii)  The aggregate tax basis of the
               Parent Common Stock received by shareholders who exchange all of their Company Common Stock solely for Parent Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor.

               In rendering such opinion, the Company's Counsel may require and rely upon representations and covenants contained in certificates of officers of Parent, the Company and others.

                         (f)  Pooling of Interests.  Parent shall
          have received a letter from KPMG Peat Marwick LLP addressed to Parent, dated as of The Effective Time, to the effect that, based on a review of this Agreement and related agreements (including without limitation the agreements referred to in Section 6.5 hereof) and the facts and circumstances then known to it (including without limitation the number of Dissenting Shares, if any, in relation to the number of outstanding shares of Company Common Stock immediately prior to the Effective
          Time), the Merger shall be accounted for as a pooling-of-interests under GAAP.

                                 ARTICLE VIII

                          TERMINATION AND AMENDMENT

                    8.1.  Termination.  This Agreement may be
          terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company and/or Parent:

                         (a)  by mutual consent of the Company and
          Parent in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

                         (b)  by either Parent or the Company upon
          written notice to the other party (i) 30 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 30-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

                         (c)  by either Parent or the Company if
          the Merger shall not have been consummated on or before June 30, 1997, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

                         (d)  by either Parent or the Company
          (provided that the terminating party shall not be in material breach of any of its obligations under Section
          6.3 and any related obligations hereunder) if any approval of the stockholders of either of the Company or Parent required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

                         (e)  by either Parent or the Company
          (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of any representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of a representation or warranty by the Company) or Section 7.3(a) (in the case of a breach of a representation or warranty by Parent);

                         (f)  by either Parent or the Company
          (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto; or

                         (g)  by the Company, by action of its
          Board of Directors by giving written notice of such election to Parent within two business days after the Valuation Period (as defined below) in the event the Average Closing Price (as defined below) is less than $24.00 per share; provided, however, that no right of termination shall arise under this Section 8.1(g) if Parent elects within five business days of receipt of such written notice to notify the Company in writing that it has increased the Exchange Ratio such that the value of the product of such increased Exchange Ratio and the Average Closing Price is not less than $37.34 per share. As used herein, the term "Average Closing Price" means the average closing sales price per share of Parent Common Stock on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source), for the 10 consecutive NYSE trading days (the "Valuation Period") ending on the fifth business day prior to the date on which the approval of the transactions contemplated hereby by the Federal Reserve Board is obtained, without regard to any requisite waiting period in respect thereof; provided, however, that if Parent shall elect to modify the structure of the Merger pursuant to Section 9.2 hereof, the Valuation Period shall end on the fifth business day prior to the date on which the approval of the transactions contemplated hereby by the FDIC is obtained, without regard to any requisite waiting period in respect thereof;

                         (h)  by Parent, if the Board of Directors
          of the Company does not publicly recommend in the Proxy Statement that the Company's stockholders approve and adopt this Agreement or if, after recommending in the Proxy Statement that stockholders approve and adopt this Agreement, the Board of Directors of the Company shall have withdrawn, modified or amended such recommendation in any respect materially adverse to Parent; or

                         (i)  by the Company, if the Board of
          Directors of Parent does not publicly recommend in the Proxy Statement that Parent's stockholders approve and adopt this Agreement or if, after recommending in the Proxy Statement that stockholders approve and adopt this Agreement, the Board of Directors of Parent shall have withdrawn, modified or amended such recommendation in any respect materially adverse to the Company.

                    8.2. Effect of Termination; Expenses. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except that (i) the last sentence of each of Sections 6.2(a) and 6.2(b), and Sections 8.2 and 9.4, shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

                    8.3.  Amendment.  Subject to compliance with
          applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of either the Company or Parent; provided, however, that after any approval of this Agreement by Parent's and/or the Company's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                    8.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  ARTICLE IX

                              GENERAL PROVISIONS

                    9.1.  Closing.  Subject to the terms and
          conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the first day which is (a) the last business day of a month and (b) at least two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (the "Closing Date"), at the offices of Parent's Counsel unless another time, date or place is agreed to in writing by the parties hereto.

                    9.2. Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Parent shall be entitled to revise the structure of the Merger such that the Company shall be merged with and into Parent's wholly owned banking subsidiary in existence as of the date of this Agreement; provided, however, that such revised structure shall (i) qualify as, a tax-free reorganization within the meaning of Section 368(a) of the Code, and not subject any of the stockholders of the Company to adverse tax consequences or change the amount of consideration to be received by such stockholders, (ii) be properly treated for financial reporting purposes as a pooling of interests, and (iii) not materially delay the Closing. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

                    9.3.  Nonsurvival of Representations,
          Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Option Agreement, which shall terminate only as provided therein) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

                    9.4.  Expenses.  All costs and expenses
          incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that the costs and expenses of printing and mailing the Proxy Statement to the stockholders of the Company and Parent shall be borne equally by Parent and the Company, provided further, however, that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

                    9.5.  Notices.  All notices and other
          communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                         (a)  if to Parent, to:
                              North Fork Bancorporation, Inc.
                              275 Broad Hollow Road
                              Melville, New York 11747
                              Attention:  Chief Executive Officer

                              with a copy to:

                              Skadden, Arps, Slate, Meagher & Flom
                              919 Third Avenue
                              New York, New York 10022
                              Attn:  William S. Rubenstein, Esq.

               and

                         (b)  if to the Company, to:

                              North Side Savings Bank
                              170 Tulip Avenue
                              Floral Park, New York 11001
                              Attention:  Thomas M. O'Brien

                              with a copy to:

                              Elias, Matz, Tiernan & Herrick, Esq.
                              734 15th Street N.W.
                              Washington, D.C. 20005
                              Attn:  Timothy B. Matz, Esq.
                                     Gerard L. Hawkins, Esq.

                    9.6. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to July 15, 1996.

                    9.7.  Counterparts.  This Agreement may be
          executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                    9.8.  Entire Agreement.  This Agreement
          (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement and the Option Agreement.

                    9.9.  Governing Law.  This Agreement shall be
          governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law.

                    9.10. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in the last sentence of each of Sections 6.2(a) and 6.2(b) of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the last sentence of
          Section 6.2(a) and of Section 6.2(b) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                    9.11. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                    9.12. Publicity. Except as otherwise required by law or the rules of the NYSE or NASDAQ, so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

                    9.13.  Assignment; No Third Party
          Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.


                    IN WITNESS WHEREOF, Parent, Merger Bank and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                    NORTH FORK BANCORPORATION, INC.

                                    By: /s/ John Adams Kanas
                                       Name:   John Adam Kanas
                                       Title:  Chairman, President and CEO

          Attest:


          Name:
          Title:

                                    MERGER BANK

                                    By:
                                       Name:
                                       Title:

          Attest:


          Name:
          Title:

                                    NORTH SIDE SAVINGS BANK

                                    By: /s/ Thomas M. O'Brien
                                       Name:  Thomas M. O'Brien
                                       Title: President and CEO

          Attest:


          Name:
          Title:


                                AMENDMENT NO. 1

                    AMENDMENT, dated as of August 27, 1996, by and among North Fork Bancorporation, Inc., a Delaware corporation ("Parent"), North Fork Bank, a New York-chartered stock commercial bank and a wholly owned subsidiary of Parent ("North Fork Bank"), and North Side Savings Bank, a New York-chartered stock form savings bank (the "Company") to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 15, 1996, by and among Parent and the Company. Capitalized terms which are not otherwise defined herein shall have the meaning set forth in the Merger Agreement.

                    WHEREAS, in accordance with Section 9.2 of the Merger Agreement, the parties desire to revise the structure of the Merger to provide for the merger of the Company with and into North Fork Bank; and

                    WHEREAS, the parties hereto desire to amend the Merger Agreement in certain respects in order to reflect such revised structure.

                    NOW, THEREFORE, in consideration of the
          foregoing, and intending to be legally bound hereby, the parties hereto agree as follows:

                    1.   Section 1.1 is hereby amended in its
          entirety to read as follows:

               "1.1   The Merger.  Subject to the terms and
          conditions of this Agreement, in accordance with the New York Banking Law (the "NYBL"), at the Effective Time (as defined in Section 1.2 hereof), the Company shall merge with and into North Fork Bank. North Fork Bank shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of New York. The name of the Surviving Corporation shall be North Fork Bank. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate."

                    2.   Section 1.3 is hereby amended by adding
          "(a)" prior to the first paragraph thereof and by adding the following new paragraph (b):

                    "(b) For the purposes of granting a limited priority claim to the assets of the Surviving Corporation in the unlikely event (and only upon such event) of a complete liquidation of the Surviving Corporation to persons who continue to maintain savings accounts with the Surviving Corporation after the Merger and who, immediately prior to the Merger had a subaccount balance as defined in Section 86.2(j) of the General Regulations of the Banking Board of the State of New York, with respect to the liquidation account of the Company, the Surviving Corporation shall, at the time of the Merger, establish a liquidation account in an amount equal to the liquidation account of the Company immediately prior to the Merger. If the balance in any savings account to which a subaccount balance relates at the close of business on the last day of any fiscal year of the Surviving Corporation after consummation of the Merger is less than the balance in such savings account at the close of business on the last day of any other fiscal year of the Surviving Corporation after consummation of the Merger, such subaccount balance shall be reduced in an amount proportionate to the reduction in such savings account balance. No subaccount balance shall be increased, notwithstanding any increase in the balance of the related savings account. If such related savings account is closed, such subaccount shall be reduced to zero upon such closing; provided, however, the subaccount balance shall be maintained for as long as the accountholder maintains an account with the same social security number. In the event of a complete liquidation of the Surviving Corporation, and only in such event, the amount distributable to each account holder will be determined in accordance with the rules and regulations pertaining to conversions by a thrift from mutual to stock form of organization set forth in Section 86.4(f) of the General Regulations of the Banking Board of the State of New York on the basis of such accountholder's subaccount balance with the Surviving Corporation at the time of its liquidation. No merger, consolidation, purchase of bulk assets with assumption of savings accounts and other liabilities, or similar transaction, whether or not the Surviving Corporation is the surviving institution, will be deemed to be a complete liquidation for this purpose, and, in any such transaction, the liquidation account shall be assumed by the surviving institution."

                    3.   Section 1.6 is hereby amended in its
          entirety to read as follows:

               "1.6   North Fork Bank Common Stock.  The shares of
          common stock of North Fork Bank, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time shall remain issued, outstanding and unchanged after the Merger."

                    4.   Section 1.7 is hereby amended in its
          entirety to read as follows:

               "1.7   Organization Certificate of Incorporation.
          At the Effective Time, the Organization Certificate of North Fork Bank, as in effect immediately prior to the Effective Time, shall be the Organization Certificate of the Surviving Corporation."

                    5.   Section 3.4(a) is hereby amended by
          deleting the text of clause (i) thereof and replacing it with the word "Reserved."

                    6.   Section 4.1(b) is hereby amended by
          deleting the phrase "Upon its formation, Merger Bank will be a savings bank" and replacing it in its entirety with the following:

                    "North Fork Bank is a commercial bank"

                    7.   Section 4.3(b) is hereby amended by
          deleting the phrase "Upon its formation, Merger Bank will have" and replacing it in its entirety with the following:
                    "North Fork Bank has"

                    8.   Section 4.4(a) is hereby amended by
          deleting the text of clause (i) thereof and replacing it with the word "Reserved."

                    9. Section 6.13 is hereby amended by deleting the text thereof and replacing such text with the word
          "Reserved."

                    10.  Section 6.14(b) is hereby amended by
          deleting the text thereof and replacing such text with the word "Reserved."

                    11.  To the extent not accomplished by the
          foregoing amendments, the Merger Agreement is hereby further amended by replacing each reference to the term
          "Merger Bank" with the term "North Fork Bank."

                    12. All references to "this Agreement" in the Merger Agreement shall mean the Merger Agreement as amended hereby.

                    13. Each of the parties hereto represents to the others that (i) it has full corporate power and authority to execute and deliver this Amendment and, subject to the receipt of all Requisite Regulatory Approvals, to consummate the transactions contemplated hereby, (ii) the execution and delivery of this Amendment by such party have been duly and validly approved by the Board of Directors of such party and, except for the approval of this Amendment by the stockholders of each party, no other corporate proceedings on the part of such party are necessary in connection with such Amendment and
          (iii) this Amendment has been duly and validly executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

                    14.  Except as expressly amended by this
          Amendment, the Merger Agreement is hereby ratified and confirmed in all respects.

                    15.  This Amendment may be executed in
          counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                    16.  This Amendment shall be governed and
          construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law provisions.


                    IN WITNESS WHEREOF, Parent, North Fork Bank and the Company have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                   NORTH FORK BANCORPORATION, INC.

                                   By:  /s/ John Adam Kanas
                                       Name:  John Adam Kanas
                                       Title: Chairman, President
                                              and Chief Executive Officer

                                   NORTH FORK BANK

                                   By:  /s/ John Adam Kanas
                                       Name:  John Adam Kanas
                                       Title: Chairman, President
                                              and Chief Executive
                                              Officer

                                   NORTH SIDE SAVINGS BANK

                                   By:  /s/ Thomas M. O'Brien
                                       Name:  Thomas M. O'Brien
                                       Title: President and Chief
                                              Executive Officer



                                                            ANNEX B


                                                               EXECUTION COPY

                       THE TRANSFER OF THIS AGREEMENT IS
                    SUBJECT TO CERTAIN PROVISIONS CONTAINED
           HEREIN AND MAY BE SUBJECT TO TRANSFER RESTRICTIONS UNDER
                        THE FEDERAL SECURITIES LAWS AND
                        STATE AND FEDERAL BANKING LAWS

                            STOCK OPTION AGREEMENT

                    STOCK OPTION AGREEMENT, dated as of July 15,
          1996 (the "Agreement"), by and between North Side Savings Bank, a New York-chartered stock form savings bank
          ("Issuer"), and North Fork Bancorporation, Inc., a
          Delaware corporation ("Grantee").

                    WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger (the "Merger Agreement"), of even date herewith, providing for, among other things, the merger of Issuer with a wholly owned subsidiary of Grantee; and

                    WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

                    NOW, THEREFORE, in consideration of the
          foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

                    1.   Defined Terms.  Capitalized terms which
          are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

                    2. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 961,965 shares (subject to adjustment as set forth herein) (the "Option Shares") of common stock, par value $1.00 per share, of Issuer ("Issuer Common Stock") at a purchase price (subject to adjustment as set forth herein) of $34.75 per Option Share (the "Purchase Price"), provided that in no event shall the number of Option Shares for which the Option is exercisable exceed 19.9% of the issued and outstanding shares of Issuer Common Stock without giving effect to any shares subject to or issued pursuant to the Option.

                    3. Exercise of Option. (a) Provided that (i) Grantee is not in material breach of the agreements or covenants contained in the Merger Agreement and (ii) no preliminary or permanent injunction or other order against the delivery of Option Shares issued by any court of competent jurisdiction in the United States shall be in effect, Grantee may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined); provided, however, that Grantee shall have sent the written notice of such exercise (as provided in subsection (d) of this Section 3) within 90 days following such Subsequent Triggering Event; and provided further, however, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including, without limitation, the Bank Holding Company Act of 1956, as amended (the "BHC Act") and the New York Banking Law; and provided further, however, that if the Option cannot be exercised on any day because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the period during which the Option may be exercised shall be extended so that the Option shall expire no earlier than on the 10th business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be. Each of the following shall be an Exercise Termination Event: (i) the Effective Time; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or
          (iii) the passage of twelve months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event; provided, however, that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such twelve-month period, the Exercise Termination Event shall be twelve months from the expiration of the Last Triggering Event (as hereinafter defined) but in no event more than 15 months after such termination of the Merger Agreement. The "Last Triggering Event" shall mean the last Initial Triggering Event to expire. The rights set forth in Section 8 hereof shall terminate at the time set forth in Section 8.

                         (b) The term "Initial Triggering Event"
          shall mean any of the following events or transactions occurring after the date hereof:

                         (i) Issuer or any of its Subsidiaries,
               without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (other than Grantee or any of its Subsidiaries) or Issuer or any of its Subsidiaries, without having received Grantee's prior written consent, shall have authorized, recommended, proposed, or publicly announced its intention to authorize, recommend or propose to engage in, an Acquisition Transaction with any person other than Grantee or a Subsidiary of Grantee. For purposes of this Agreement, "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any of its Subsidiaries (other than internal mergers, reorganizations, consolidations or dissolutions involving only existing Subsidiaries),
               (x) a purchase, lease or other acquisition of all or a substantial portion of the consolidated assets of Issuer and its Subsidiaries, or (y) a purchase or other acquisition (including by way of merger, consolidation, Tender Offer or Exchange Offer (as such terms are hereinafter defined), share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any of its Subsidiaries;

                         (ii) Any person other than Grantee or any
               Subsidiary of Grantee shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Issuer Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) or any person other than Grantee or any Subsidiary of Grantee shall have commenced (as such term is defined under the rules and regulations of the Federal Deposit Insurance Corporation (the "FDIC")), or shall have filed or publicly disseminated a registration statement or similar disclosure statement with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively);

                         (iii)(A) the holders of Issuer Common
               Stock shall not have approved the Merger Agreement and the transactions contemplated thereby, at the meeting of such stockholders held for the purpose of voting on such agreement, (B) such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement, or (C) the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its interest to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement, in each case after it shall have been publicly announced that any person other than Grantee or any Subsidiary of Grantee shall have (x) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (y) commenced a Tender Offer, or filed or publicly disseminated a registration statement or similar disclosure statement with respect to an Exchange Offer, or (z) filed an application (or given a notice), whether in draft or final form, under any federal or state banking laws seeking regulatory approval to engage in an Acquisition Transaction; or

                    (iv) Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach would entitle Grantee to terminate the Merger Agreement in accordance with the terms thereof (without regard to any cure periods provided for in the Merger Agreement unless such cure is promptly effected without jeopardizing the consummation of the Merger in accordance with the terms of the Merger Agreement) after (A) a bona fide proposal is made by any person other than Grantee or any Subsidiary of Grantee to Issuer or its stockholders to engage in an Acquisition Transaction, (B) any person other than Grantee or any Subsidiary of Grantee states its intention to Issuer or its stockholders to make a proposal to engage in an Acquisition Transaction if the Merger Agreement terminates, or (C) any person other than Grantee or any Subsidiary of Grantee shall have filed an application or notice, whether in draft or final form, with any Governmental Entity to engage in an Acquisition Transaction.

                    (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

                         (i) The acquisition by any person of
               beneficial ownership of 25% or more of the then outstanding Issuer Common Stock; or

                         (ii) The occurrence of the Initial
               Triggering Event described in clause (i) of subsection (b) of this Section 3, except that the percentage referred to in clause (y) shall be 25%.

          As used in this Agreement, "Person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

                         (d)  In the event Grantee is entitled to
          under the terms of this Agreement and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 30 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior notification to or approval of any regulatory authority is required in connection with such purchase, Issuer shall cooperate in good faith with Grantee in the filing of the required notice or application for approval and the obtaining of any such approval and the period of time that otherwise would run pursuant to the preceding sentence shall run instead from the date on which, as the case may be (i) any required notification period has expired or been terminated or
          (ii) such approval has been obtained, and in either event, any requisite waiting period shall have passed.

                    4. Payment and Delivery of Certificates. (a) On each Closing Date, Grantee shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 13(f) hereof.

                         (b)  At each Closing, simultaneously with
          the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a) hereof, Issuer shall deliver to Grantee (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, other than any such lien or encumbrance created by Grantee and as provided in
          Section 114 of the New York Banking Law and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder. If Issuer shall have issued rights or any similar securities ("Rights") pursuant to any shareholder rights, poison pill or similar plan (a "Shareholder Rights Plan") prior or subsequent to the date of this Agreement and such Rights remain outstanding at the time of the issuance of any Option Shares pursuant to an exercise of all or part of the Option hereunder, then each Option Share issued pursuant to such exercise shall also represent the number of Rights issued per share of Issuer Common Stock with terms substantially the same as and at least as favorable to Grantee as are provided under the Shareholder Rights Plan as then in effect.

                         (c)  In addition to any other legend that
          is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

               THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE MAY BE SUBJECT TO RESTRICTIONS ARISING UNDER THE FEDERAL SECURITIES LAWS AND STATE AND FEDERAL BANKING LAWS AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF JULY 15, 1996. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

          It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Grantee shall have delivered to Issuer a copy of (i) a letter from the staff of the Securities and Exchange Commission (the "SEC"), or an opinion of outside counsel reasonably satisfactory to Issuer in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act of 1933, as amended (the "Securities Act") and (ii) a letter from the staff of each of the relevant regulatory authorities, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required under applicable state or federal banking laws.

                    5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

                         (a)  Due Authorization.  Issuer has full
          corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly and validly executed and delivered by Issuer.

                         (b)  No Violation.  Neither the execution
          and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Issuer with any of the terms or provisions hereof, will
          (i) violate any provision of the Restated Organization Certificate (the "Organization Certificate") or Amended and Restated ByLaws of Issuer or the certificates of incorporation, by-laws or similar governing documents of any of its Subsidiaries or (ii) (x) assuming that all of the consents and approvals required under applicable law for the purchase of Option Shares upon the exercise of the Option are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Issuer or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provisions of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Issuer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Issuer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

                         (c)  Authorized Stock.  Issuer has taken
          all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date of this Agreement until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock (together with any Rights which may have been issued with respect thereto) or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock (together with any Rights which may have been issued with respect thereto) or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever (except any such lien or encumbrance created by Grantee), including any preemptive rights of any stockholder of Issuer and except as provided in Section 114 of the New York Banking Law.

                    6. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

                         (a)  Due Authorization.  Grantee has
          corporate power and authority to enter into this Agreement and, subject to any required regulatory approvals or consents, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

                         (b)  Purchase Not for Distribution.  This
          Option is not being acquired with a view to the public distribution thereof and neither this Option nor any Option Shares will be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act and applicable state and federal banking laws.

                    7.    Adjustment upon Changes in
          Capitalization, etc. (a) In the event (i) of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction or (ii) that any Rights issued by Issuer shall become exercisable, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and, in the case of any of the transactions described in clause (i) above, proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a)), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, the Option, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject or previously issued pursuant to the Option.

                    (b) In the event that Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or
          (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of any of (I) the Acquiring Corporation (as defined below), (II) any person that controls the Acquiring Corporation or (III) in the case of a merger described in clause (ii), the Issuer (such person being referred to as the "Substitute Option Issuer").

                         (c)  The Substitute Option shall have the
          same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The Substitute Option Issuer shall also enter into an agreement with the then holder or holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

                         (d)  The Substitute Option shall be
          exercisable for such number of shares of the Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.

                         (e)  The following terms have the meanings
          indicated:

               (I) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of the Issuer's assets (or the assets of its Subsidiaries).

               (II) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

               (III)  "Assigned Value" shall mean the highest of
          (i) the price per share of Issuer Common Stock at which a tender offer or exchange offer therefor has been made by any person (other than Grantee), (ii) the price per share of Issuer Common Stock to be paid by any person (other than the Grantee) pursuant to an agreement with Issuer, and (iii) the highest closing sales price per share of Issuer Common Stock quoted on National Association of Securities Dealers, Inc. Automated Quotation/National Market System ("NASDAQ") (or if Issuer Common Stock is not quoted on NASDAQ, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source) within the six-month period immediately preceding the agreement referred to in
          Section 7(c) hereof; provided, however, that in the event of a sale of all or substantially all of Issuer's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Grantee or by a Grantee Majority (as defined below), divided by the number of shares of Issuer Common Stock outstanding at the time of such sale. In the event that an exchange offer is made for the Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Issuer Common Stock shall be determined by a nationally recognized investment banking firm selected by Grantee (or a majority of interest of the Grantees if there shall be more than one Grantee (a "Grantee Majority")) and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

               (IV) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls or is controlled by such merging person, as Grantee may elect.

                         (f)  In no event, pursuant to any of the
          foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for this clause (f), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) over
          (ii) the value of the Substitute Option after giving effect to the limitation in this clause (f). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee (or a Grantee Majority).

                         (g)  Issuer shall not enter into any
          transaction described in subsection (b) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguishable from or have lesser economic value (other than any diminution in value resulting from the fact that the shares of Substitute Common Stock may be restricted securities, as defined in Rule 144 under the Securities Act) than other shares of common stock issued by the Substitute Option Issuer).

                         (h)  The provisions of Sections 8, 9 and
          10 shall apply to any securities for which the Option becomes exercisable pursuant to this Section 7 and, as applicable, references in such sections to "Issuer", "Option", "Purchase Price" and "Issuer Common Stock" shall be deemed to be references to "Substitute Option Issuer", "Substitute Option", "Substitute Purchase Price" and "Substitute Common Stock", respectively.

                    8. Repurchase at the Option of Grantee. (a) At the request of Grantee at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d) below) and ending 12 months immediately thereafter, Issuer shall repurchase from Grantee (I) the Option and (II) all shares of Issuer Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this Section 8 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

                         (i)  the aggregate Purchase Price
               paid by Grantee for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership;

                         (ii)  the excess, if any, of (x) the
               Applicable Price (as defined below) for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

                         (iii)  the excess, if any, of the
               Applicable Price over the Purchase Price
               (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Grantee for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

                         (b)  If Grantee exercises its rights under
          this Section 8, Issuer shall, within 10 business days after the Request Date, pay the Section 8 Repurchase Consideration to Grantee in immediately available funds by wire transfer to a bank account designated by Grantee, and Grantee shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of any regulatory authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Grantee shall have the ongoing option to revoke its request for repurchase pursuant to Section 8 or to require that Issuer (a) deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and (b) promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If any regulatory authority disapproves of any part of Issuer's proposed repurchase pursuant to this
          Section 8, Issuer shall promptly give notice of such fact to Grantee and redeliver to Grantee the Option and/or Option Shares it is then prohibited from repurchasing, and Grantee shall have the right (x) to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) hereof or (y) to revoke its request for repurchase with respect to any Option Shares in respect of which such payment has been made and exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date. Notwithstanding anything herein to the contrary, (i) all of Grantee's rights under this Section 8 shall terminate on the date of termination of this Option pursuant to Section 3(a) hereof, unless this Option shall have been exercised in whole or part prior to the date of termination and (ii) if this Option shall have been exercised in whole or in part prior to the date of termination described in clause
          (i) above, then Grantee's rights under this Section 8 shall terminate 12 months after such date of termination.

                         (c)  For purposes of this Agreement, the
          "Applicable Price" means the highest of (i) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in Section 8(d)(i) hereof, (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) hereof or (iii) the highest closing sales price per share of Issuer Common Stock quoted on NASDAQ (or if Issuer Common Stock is not quoted on NASDAQ, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source) during the 60 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer, as determined by a nationally recognized investment banking firm selected by Grantee, divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee (or a Grantee Majority) and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

                         (d)  As used herein, a "Repurchase Event"
          shall occur if (i) any person (other than Grantee or any of its Subsidiaries) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) (other than Grantee or any Subsidiary of Grantee) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of Issuer Common Stock or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) hereof shall be consummated.

                         (e)  Notwithstanding anything herein to
          the contrary, the aggregate amount payable to Grantee pursuant to this Section 8 shall not exceed $10,000,000.

                    9.   Registration Rights.  Issuer shall, if
          requested by Grantee (or if applicable, a Grantee Majority) at any time and from time to time within three years of the date on which the Option first becomes exercisable, provided that such period of time shall be extended by the number of days, if any, by which Issuer shall delay the registration of the Issuer Common Stock pursuant to the proviso contained at the end of this sentence, as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary, and up to two registration or equivalent statements under the rules and regulations of the Federal Deposit Insurance Corporation (the "FDIC") (or in any event up to two suitable disclosure statements for federal securities law purposes if no such registration is required under the Securities Act or the applicable rules and regulations of the FDIC) in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities under any applicable state securities laws; provided, however, that Issuer may delay for a period not to exceed 90 days filing a registration or equivalent statement if Issuer shall in good faith determine that (i) any such registration would adversely affect an offering or contemplated offering of securities by Issuer or (ii) the filing of such registration or equivalent statement would, if not so delayed, materially and adversely affect a then proposed or pending financial project, acquisition, merger or corporate reorganization; and provided further, that nothing contained herein shall limit or adversely affect in any manner Grantee's rights contained in the fourth following sentence hereof.
          Issuer shall use its best efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. Any registration or similar statement prepared and filed under this Section 9, and any sale covered thereby, shall be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration or similar statement to be filed hereunder. If during the time periods referred to in the first sentence of this Section 9 Issuer effects a registration under the Securities Act or the rules and regulations of the FDIC of Issuer Common Stock for its own account or for any other stockholder of Issuer (other than on Form S-4 or Form S-8, or any successor forms or any form with respect to a dividend reinvestment or similar plan, and other than on the equivalent forms of the FDIC), it shall allow Grantee the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect two registration statements for Grantee under this Section 9; provided, however, that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested by Grantee to be included in such registration, together with the shares of Issuer Common Stock proposed to be included in such registration, exceeds the number which can be sold in such offering, Issuer shall include the shares requested to be included therein by Grantee pro rata with the shares intended to be included therein by Issuer. In connection with any registration pursuant to this Section 9, Issuer and Grantee shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration. Notwithstanding anything to the contrary contained herein, Issuer shall not be required to register Option Shares pursuant to this Section 9(i) prior to the occurrence of a Purchase Event, (ii) within 90 days after the effective date of a registration referred to in the second preceding sentence pursuant to which Grantee was afforded the opportunity to register Option Shares and such shares were registered as requested, (iii) unless a request therefor is made to Issuer by a Grantee or Grantees which hold at least 25% of the aggregate number of Option Shares (including shares of Issuer Common Stock upon exercise of the Option) then outstanding and (iv) on more than two occasions by reason of the fact that there shall be more than one Grantee as a result of any assignment of this Agreement or division of this Agreement pursuant to Section 11 hereof.

                    10.  Listing.  If Issuer Common Stock or any
          other securities to be acquired upon exercise of the Option are then authorized for quotation on NASDAQ or any securities exchange, Issuer, upon the request of Grantee, will promptly file an application to authorize for quotation the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on NASDAQ or such other securities exchange and will use its best efforts to obtain approval of such listing as soon as practicable.

                    11. Division of Option. Upon the occurrence of a Purchase Event, this Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

                    12.  Rights Agreement.  Issuer shall not
          approve, adopt or amend, or propose the approval and adoption or amendment of, any Shareholder Rights Plan unless such Shareholder Rights Plan contains terms which provide, to the reasonable satisfaction of Grantee, that
          (a) the Rights issued pursuant thereto will not become exercisable by virtue of the fact that Grantee is the Beneficial Owner of shares of Issuer Common Stock (x) of which Grantee was the Beneficial Owner on July 15, 1996,
          (y) acquired or acquirable pursuant to the grant or exercise of this Option and (z) held by Grantee or any of its Subsidiaries as Trust Account Shares or DPC Shares and (b) no restrictions or limitations with respect to the exercise of any Rights acquired or acquirable by Grantee will result or be imposed to the extent such Rights relate to the shares of Issuer Common Stock described in clause (a) of this Section 12. This covenant shall survive for so long as Grantee is the Beneficial Owner of the shares of Issuer Common Stock described in clause (a) of this Section 12.

                    13. Miscellaneous. (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

                         (b)  Waiver and Amendment.  Any provision
          of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

                         (c)  Entire Agreement; No Third-Party
          Beneficiary; Severability. This Agreement, together with the Merger Agreement and the other agreements and instruments referred to herein and therein, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Notwithstanding anything to the contrary contained in this Agreement or the Merger Agreement, this Agreement shall be deemed to amend the confidentiality agreement, dated as of July 3, 1996, between Issuer and Grantee so as to permit Grantee to enter into this Agreement and exercise all of its rights hereunder, including its right to acquire Issuer Common Stock upon exercise of the Option. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire the full number of shares of Issuer Common Stock as provided in Section 3 hereof (as adjusted pursuant to Section 7 hereof), it is the express intention of Issuer to allow Grantee to acquire such lesser number of shares as may be permissible without any amendment or modification hereof.

                         (d)  Governing Law.  This Agreement shall
          be governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law rules.

                         (e)  Descriptive Headings.  The
          descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                         (f)  Notices.  All notices and other
          communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                    If to Issuer to:

                         North Fork Bancorporation, Inc.
                         275 Broad Hallow Road
                         Melville, NY 11747
                         Attention:  Chief Executive Officer

                    with a copy to:

                         Skadden, Arps, Slate, Meagher & Flom
                         919 Third Avenue
                         New York, New York 10022
                         Attention:  William S. Rubenstein, Esq.

                    If to Grantee to:

                         North Side Savings Bank
                         170 Tulip Avenue
                         Floral Park, NY 11001
                         Attention:  Thomas M. O'Brien

                    with a copy to:

                         Elias, Matz, Tiernan & Herrick L.L.P.
                         The Walker Building
                         734 15th Street, N.W.  12th Floor
                         Washington, D.C.  20005
                         Attention:  Timothy B. Matz, Esq. and
                                     Gerard L. Hawkins, Esq.

                         (g)  Counterparts.  This Agreement and any
          amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

                         (h)  Assignment.  Neither this Agreement
          nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned subsidiary of Grantee and after the occurrence of a Subsequent Triggering Event Grantee may assign its rights under this Agreement to one or more third parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. As used in this Agreement, Grantee shall include any person to whom this Agreement or the Option shall be assigned by a previous Grantee in accordance with the terms hereof.

                         (i)  Further Assurances.  In the event of
          any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

                         (j)  Specific Performance.  The parties
          hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.


                    IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                   NORTH SIDE SAVINGS BANK

                                   By /s/ Thomas M. O'Brien
                                     Name:  Thomas M. O'Brien
                                     Title: President and CEO

                                   NORTH FORK BANCORPORATION, INC.

                                   By /s/ John Adam Kanas
                                     Name:  John Adam Kanas
                                     Title: Chairman, President



                                                       ANNEX C



          October 4, 1996

          Board of Directors
          North Side Savings Bank
          170 Tulip Avenue
          Floral Park, New York  11001

          Ladies and Gentlemen:

                    North Side Savings Bank ("North Side") and
          North Fork Bancorporation, Inc. ("North Fork") have entered into an Agreement and Plan of Merger, dated as of July 15, 1996 (the "Agreement"), pursuant to which North Side will be merged with and into North Fork (the "Merger"). Upon consummation of the Merger, each outstanding share of North Side common stock, par value $1.00 per share (the "North Side Shares"), other than certain North Side
          Shares specified in the Agreement, will be converted into the right to receive 1.556 shares (the "Exchange Ratio") of common stock, par value $2.50 per share, of North Fork (the "North Fork Shares"), subject to possible adjustment as set forth in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.
          You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of North Side Shares.

                    Sandler O'Neill Corporate Strategies, a
          division of Sandler O'Neill & Partners, L.P., as part of its investment banking business is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

                    In connection with this opinion, we have reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) the Stock Option Agreement, dated as of July 15, 1996, by and between North Fork and North Side; (iii) the Joint Proxy Statement/Prospectus of North Fork and North Side dated as of the date hereof; (iv) North Fork's audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its annual report to shareholders for the year ended December 31, 1995; (v) North Side's audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its annual report to shareholders for the fiscal year ended September 30, 1995; (vi) North Fork's unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its Quarterly Report on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, respectively; (vii) North Side's unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its Quarterly Reports on Form F-4 for the quarters ended December 31, 1995, March 31, 1996 and June 30, 1996, respectively; (viii) preliminary financial information prepared by the senior management of North Fork concerning North Fork's financial condition and results of operations for the quarter ended September 30, 1996;
          (ix) preliminary financial information prepared by the senior management of North Side concerning North Side's financial condition and results of operations for the quarter ended September 30, 1996; (x) certain financial analyses and forecasts of North Side prepared by and reviewed with management of North Side and the views of senior management of North Side regarding North Side's past and current business operations, results thereof, financial condition and future prospects; (xi) certain financial analyses and forecasts of North Fork prepared by and reviewed with management of North Fork and the views of senior management of North Fork regarding North Fork's past and current business operations, results thereof, financial condition and future prospects; (xii) the pro forma impact of the Merger on North Fork; (xiii) the historical reported price and trading activity for North Fork's and North Side's common stock, including a comparison of certain financial and stock market information for North Fork and North Side with similar information for certain other companies the securities of which are publicly traded; (xiv) the financial terms of recent business combinations in the savings institution and banking industries; (xv) the current market environment generally and the banking environment in particular; and (xvi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We were not asked to, and did not, solicit indications of interest in a potential transaction from other third parties.

                    In performing our review, we have assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information reviewed by and discussed with us, and we did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of North Fork or North Side or any of their subsidiaries, or the collectibility of any such assets (relying, where relevant, on the analyses and estimates of North Fork and North Side). With respect to the financial projections reviewed with management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of North Fork and North Side and that such performances will be achieved. We have also assumed that there has been no material change in North Fork's or North Side's assets, financial condition, results of operations, business or prospects since June 30, 1996, the date of the last financial statements noted above.
          We have assumed that the Merger will qualify for pooling of interests accounting treatment and have further assumed that North Fork will remain as a going concern for all periods relevant to our analyses and that the conditions precedent in the Agreement are not waived.

                    Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion.
          We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof.

                    We have acted as North Side's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. We have also provided and continue to provide general financial advisory services for the Company and have received and will continue to receive fees for such services.

                    In the ordinary course of our business, we may actively trade the equity securities of North Fork and North Side for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

                    Our opinion is directed to the Board of
          Directors of North Side and does not constitute a recommendation to any stockholder of North Side as to how such stockholder should vote at the special meeting of stockholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent.

                    Based upon and subject to the foregoing, it is our opinion that the Exchange Ratio is fair, from a financial point of view, to the holders of North Side
          Shares.

                                   Very truly yours,

                                   /s/ Sandler O'Neill & Partners, L.P.

                                   Sandler O'Neill & Partners, L.P.



                                                        ANNEX D

                            [DRAFT]

                                        October 4, 1996

          Board of Directors
          North Fork Bancorporation, Inc.
          275 Broad Hollow Road
          Melville, NY  11747

          Members of the Board:

                    You have requested our opinion as investment bankers as to the fairness from a financial point of view to the shareholders of North Fork Bancorporation, Inc. ("NFB") of the exchange ratio in the proposed merger (the "Merger") of North Side Savings Bank ("NSBK"), with and into North Fork Bank, a wholly owned subsidiary of NFB ("North Fork Bank"), pursuant to the Agreement and Plan of Merger, as amended, dated as of July 15, 1996, among NFB, North Fork Bank, and NSBK (the "Agreement"). Under the terms of the Agreement, each share of common stock,
          1.00 par value per share, of NSBK (the "NSBK Common Stock") outstanding immediately prior to the Merger other than shares of NSBK common stock held by NFB or NSBK (other than shares held in a fiduciary capacity or in respect of a debt previously contracted and shares as to which dissenters rights have been exercised) will be exchanged for 1.556 shares (the "Exchange Ratio") of common stock, $2.50 par value per share, of NFB (the "NFB Common Stock"), plus cash in lieu of any fractional share interest. It is our understanding that the Merger will be structured as a pooling of interests transaction under generally accepted accounting practices.

                    Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, NSBK and NFB and as a market maker in securities we may from time to time have a long or short position in, and buy or sell, debt or equity securities of NSBK and NFB for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to NFB.
          We have acted for the Board of Directors of NFB in rendering this fairness opinion and will receive a fee from NFB for our services.

                    In connection with this opinion, we have reviewed, among other things, the Agreement (and the Stock Option Agreement); the Registration Statement on Form S-4, including the Joint Proxy Statement/Prospectus relating to the meetings of shareholders of NFB and NSBK at which such shareholders will be asked to approve the issuance of shares of NFB Common Stock and the Agreement, respectively; the Annual Report to Shareholders of NFB and Annual Report on Form 10-K of NFB for the year ended December 31, 1995 and the Annual Report on Form F-2 of NSBK for the year ended September 30, 1995; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of NFB; certain interim reports to shareholders and Quarterly Reports on Form F-4 of NSBK and certain internal financial analyses and forecasts for NFB and NSBK furnished to us by NFB and NSBK, respectively for purposes of our analysis. We have also held discussions with senior management of each of NSBK and NFB regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for NFB and NSBK with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

                    In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying any of such information. We have relied upon the management of NFB and NSBK as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of each of NFB and NSBK and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We also have assumed that the aggregate allowances for loan losses for NFB and NSBK are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of NFB and NSBK, nor have we examined any individual credit files.

                    We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of each of NFB and NSBK; (ii) the assets and liabilities of each of NFB and NSBK; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies and thrifts and thrift holding companies. We also have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

                    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange
          Ratio in the Merger is fair, from a financial point of view, to the holders of NFB Common Stock.

                                   Very truly yours,

                                   /s/ KEEFE, BRUYETTE & WOODS, INC.
                                   KEEFE, BRUYETTE & WOODS, INC.



                                                  ANNEX E


          SECTION 6022. PROCEDURE TO ENFORCE STOCKHOLDER'S RIGHT TO RECEIVE PAYMENT FOR SHARES

                    1.   A stockholder intending to enforce his
          right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of stockholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a statement that he intends to demand payment for his shares if the action is taken. Such objection is not required from any stockholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of stockholders without a meeting.

                    2.   Within ten days after the stockholders'
          authorization date, which term as used in this section means the date on which the stockholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite stockholders, the corporation shall give written notice of such authorization or consent by registered mail to each stockholder who filed written objection or from whom written objection was not required, excepting any who voted for or consented in writing to the proposed action.

                    3.   Within twenty days after the giving of
          notice to him, any stockholder to whom the corporation was required to give such notice and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares.

                    4. A stockholder may not dissent as to less than all of the shares, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner held of record by such nominee or fiduciary.

                    5.   Upon filing a notice of election to
          dissent, the stockholder shall cease to have any of the rights of a stockholder except the right to be paid the fair value of his shares and any other rights under this section. Withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the stockholder is not entitled to receive payment for his shares, or the stockholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a stockholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

                    6.   At the time of filing the notice of
          election to dissent or within one month thereafter the stockholder shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the stockholder or other person who submitted them on his behalf. Any stockholder who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting stockholder had after filing his notice of election.

                    7. Within seven days after the expiration of the period within which stockholders may file their notices of election to dissent, or within seven days after the proposed corporate action is consummated, whichever is later, the corporation or, in the case of a merger, the receiving corporation, shall make a written offer by registered mail to each stockholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be made at the same price per share to all dissenting stockholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting stockholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. If within thirty days after the making of such offer, the corporation making the offer and any stockholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer upon the surrender of the certificates representing such shares.

                    8. The following procedure shall apply if the corporation fails to make such offer within such period of seven days, or if it makes the offer and any dissenting stockholder or stockholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

                    (a)  The corporation or, in the case of a
          merger, the receiving corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting stockholders and to fix the fair value of their shares.

                    (b) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting stockholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

                    (c)  All dissenting stockholders, excepting
          those who, as provided in subdivision seven, have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting stockholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting stockholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

                    (d)  The court shall determine whether each
          dissenting stockholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or the court finds that any dissenting stockholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the stockholders' authorization date, excluding any appreciation or depreciation directly or indirectly induced by such corporate action or its proposal. The court may, if it so elects, appoint an appraiser to receive evidence and recommend a decision on the question of fair value. Such appraiser shall have the power, authority and duties specified in the order appointing him, or any amendment thereof.

                    (e) The final order in the proceeding shall be entered against the corporation in favor of each dissenting stockholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

                    (f) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the stockholders' authorization date to the date of payment. If the court finds that the refusal of any stockholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

                    (g) The costs and expenses of such proceeding shall be determined by the court and shall be assessed against the corporation, or, in the case of a merger, the receiving corporation, except that all or any part of such costs and expenses may be apportioned and assessed, as the court may determine, against any or all of the dissenting stockholders who are parties to the proceeding if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. Such expenses shall include reasonable compensation for and the reasonable expenses of the appraiser, but shall exclude the fees and expenses of counsel for and experts employed by any party unless the court, in its discretion, awards such fees and expenses. In exercising such discretion, the court shall consider any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which such corporation offered to pay; (B) that no offer was made by such corporation; and (C) that such corporation failed to institute the special proceeding within the period specified therefor.

                    (h)  Within sixty days after final
          determination of the proceeding, the corporation or, in the case of a merger, the receiving corporation shall pay to each dissenting stockholder the amount found to be due him, upon surrender of the certificates representing his shares.

                    9.   Shares acquired by the corporation upon
          the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall be dealt with as provided in section five thousand fourteen, except that, in the case of a merger, they shall be disposed of as provided in the plan of merger or consolidation.

                    10.  The enforcement by a stockholder of his
          right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such stockholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in subdivision five, and except that this section shall not exclude the right of such stockholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                    11. Except as otherwise expressly provided in this section, any notice to be given by a corporation to a stockholder under this section shall be given in the manner provided in section six thousand five.

          Added L.1964, c. 849, SECTION 1, eff. Sept. 1, 1964.